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INDEX TO CONSOLIDATED FINANCIAL INFORMATION

As filed with the Securities and Exchange Commission on September 30, 2010

Registration No. 333-168014

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BODY CENTRAL ACQUISITION CORP.*
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5600 (Primary Standard Industrial Classification Code Number)	14-1972231 (I.R.S. Employer Identification Number)

6225 Powers Avenue
Jacksonville, FL 32217
(904) 737-0811
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

B. Allen Weinstein
President and Chief Executive Officer
6225 Powers Avenue
Jacksonville, Florida 32217
(904) 737-0811
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Johan V. Brigham, Esq. William S. Perkins, Esq. Bingham McCutchen LLP One Federal Street Boston, Massachusetts 02110 Phone: (617) 951-8000	William F. Schwitter, Esq. Paul, Hastings, Janofsky & Walker LLP 75 East 55th Street New York, New York 10022 Phone: (212) 318-6000

Approximate date of commencement of proposed sale to public:
As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)(3)

Common Stock, $0.001 par value per share	$86,250,000	$6,150

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. Includes the offering price attributable to shares available for purchase by the underwriters to cover over-allotments, if any.

(2)
Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

(3)
Previously paid.

*
A name change will be effected changing the name of the Registrant to Body Central Corp. immediately following the effectiveness of this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated September 30, 2010

                           Shares

Body Central Corp.

Common Stock

$             per share

•
Body Central Corp. is offering                           shares and the selling stockholders are offering                           shares. We will not receive any proceeds from the sale of our shares by the selling stockholders.

•
We anticipate that the initial public offering price will be between $             and $             per share.

•
This is our initial public offering and no public market currently exists for our shares.

•
Proposed trading symbol: The Nasdaq Global Market—BODY.

This investment involves risk. See "Risk Factors" beginning on page 10.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Body Central Corp.	$	$
Proceeds, before expenses, to selling stockholders	$	$

The underwriters have a 30-day option to purchase up to             additional shares of our common stock from the selling stockholders to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved of anyone's investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers
Piper Jaffray	Jefferies & Company
Co-Managers
William Blair & Company	Baird

The date of this prospectus is                                        , 2010.

You should rely only on the information contained in this prospectus. We have not, and the selling stockholders and underwriters have not, authorized any other person to provide you with different information. This prospectus is an offer to sell only the securities offered hereby and is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, regardless of its time of delivery or of any sale of shares of our common stock. The information may have changed since that date.

Persons who come into possession of this prospectus in jurisdictions outside the U.S. are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

Explanatory Note

Our current name is Body Central Acquisition Corp. We will change our corporate name prior to completion of this offering. Following this name change, we will be known as Body Central Corp. While we are currently known as Body Central Acquisition Corp., we are reflecting our future name change and refer to ourselves as Body Central Corp. in this prospectus.

i

Basis of Presentation

We operate on a fiscal calendar that results in a given fiscal year consisting of a 52- or 53-week period ending on the Saturday closest to December 31st. The reporting periods contained in our audited financial statements included in this prospectus contain 52 weeks of operations in fiscal year 2009, which ended January 2, 2010, 53 weeks of operations in fiscal year 2008, which ended January 3, 2009, and 52 weeks of operations in fiscal year 2007, which ended December 29, 2007.

On October 1, 2006, the acquisition by Body Central Corp. of all of the outstanding capital stock of Body Shop of America, Inc. and Catalogue Ventures, Inc. was completed. As a result of this acquisition, Body Shop of America, Inc. and Catalogue Ventures, Inc. became our wholly owned subsidiaries. We generally refer to this acquisition and the related transactions in this prospectus as the "2006 Transaction." On October 2, 2006, after the 2006 Transaction, a new basis of accounting for the company began. As a result of that change in our basis of accounting, the 2006 financial reporting periods presented in this prospectus include the predecessor period of Body Central Corp. and its subsidiaries, reflecting approximately 39 weeks of operating results of its now wholly owned subsidiaries from January 1, 2006 to October 1, 2006 and approximately 13 weeks of operating results for the successor period, from October 2, 2006 to December 30, 2006. Body Central Corp. had no assets, liabilities or operations prior to the 2006 Transaction and therefore the results for all periods prior to October 2, 2006 reflect results of our predecessors. Due to the significance of the 2006 Transaction, the impact of purchase accounting and the change in our corporate structure that occurred in 2006, the financial information for all successor periods is not comparable to that of the predecessor periods. As part of the 2006 Transaction, Body Central Corp. also acquired Rinzi Air, LLC, of which Body Shop of America, Inc. was the sole member. On March 6, 2008, Rinzi Air, LLC transferred its only asset to a third party. Upon completion of this offering, we expect to dissolve Rinzi Air, LLC, upon which its separate existence will cease.

Market and Industry Data

We obtained the industry, market and competitive position data throughout this prospectus from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been prepared from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. While we believe our internal company research is reliable and the definitions of our market and industry are appropriate, neither this research nor these definitions have been verified by any independent source.

Trademarks

Body Central® and Lipstick® are our trademarks and are registered under applicable intellectual property laws. This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies' trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

In some regions of the U.S., our stores are located in the same malls and shopping centers as stores operated by a company doing business under the name The Body Shop®, which are cosmetics and

ii

beauty stores. We are not affiliated with this company. In 1991, we granted this company a license to use our Body Shop trademark which is held by us in connection with retail store services for the sale of women's apparel and apparel accessories. Under the terms of this license agreement, we granted an exclusive, royalty-free license to the cosmetics and beauty store company to use our "Body Shop" mark for its business as follows: as a service mark for mail order retail sales of t-shirts and sweatshirts in 49 states and territories and of other apparel in 38 states and territories; as a service mark for retail store sales of apparel in 38 states and territories; and as a trademark for apparel in 38 states and territories. This license was non-exclusive as to certain uses and our agreements with this company permit us to continue to use our "Body Shop" mark in our stores located in Alabama, Arkansas, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee and Texas. We currently operate under the Body Central banner and, in a minority of stores in certain states, we operate under the Body Shop banner. Our current business is focused on developing the Body Central and Lipstick brands and is moving away from the use of the Body Shop name for our stores and as a brand.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the "Risk Factors" section of this prospectus and our consolidated financial statements and related notes appearing at the end of this prospectus, before making an investment decision. Some of the statements in this prospectus constitute forward-looking statements. See "Special Note Regarding Forward-Looking Statements" for more information.

We are a holding company and all of our business operations are conducted through our two wholly owned operating subsidiaries, Body Shop of America, Inc. and Catalogue Ventures, Inc. Except where the context otherwise requires or where otherwise indicated, the terms "Body Central," "we," "us," "our," "our company" and "our business" refer to Body Central Acquisition Corp., which will be renamed Body Central Corp. prior to completion of this offering, and its consolidated subsidiaries, Body Shop of America, Inc. and Catalogue Ventures, Inc., as a combined entity. Some differences in the numbers in the tables and text throughout this prospectus may exist due to rounding.

Our Company

Founded in 1972, Body Central is a growing, multi-channel, specialty retailer offering on-trend, quality apparel and accessories at value prices. We operate specialty apparel stores under the Body Central and Body Shop banners, as well as a direct business comprised of our Body Central catalog and our e-commerce website at www.bodyc.com. We target women in their late teens and twenties from diverse cultural backgrounds who seek the latest fashions and a flattering fit. Our stores feature an assortment of tops, dresses, bottoms, jewelry, accessories and shoes sold primarily under our exclusive Body Central® and Lipstick® labels. We continually update our merchandise and floor sets with an emphasis on coordinated outfits presented by lifestyle to give our customers a reason to shop our stores frequently.

We believe our multi-channel strategy supports our brand building efforts and provides us with synergistic growth opportunities across all of our sales channels. As of September 30, 2010, we had 204 stores located in fashion retail venues across 23 states in the South, Mid-Atlantic and Midwest.

Our History and Recent Accomplishments

We opened our first Body Shop store in 1973 in Jacksonville, Florida, where our corporate headquarters is located. Our current business is focused on opening Body Central stores and developing the Body Central and Lipstick brands and on moving away from the use of the Body Shop name for our stores and as a brand. In October 2006, our founders, members of the Rosenbaum family, sold a controlling interest in Body Central to a group of outside investors led by WestView Capital Partners, L.P. In recent years, we have completed numerous initiatives that have strengthened our business and positioned us for future growth, including:

  •
  Enhanced Executive Team.    We hired a number of executives who have focused on changes to improve our business, including capitalizing on our competitive advantages, increasing operational discipline, reestablishing the merchandising strategy that was core to our historical success, expanding our marketing and merchandising teams and enhancing our financial capabilities.

  •
  Flexible Test-and-Reorder Business Model.    In early 2008, we returned to our proven test-and-reorder strategy, which combined with short lead times enables us to react quickly to the latest fashion trends. Our extensive vendor base provides us with access to a large number of designers and enables us to have the best selling products in our stores in a timely fashion. This model allows us to maximize full-price sales and reduce our inventory risk.

  •
  Refined Real Estate Model.    In 2008, we enhanced our real estate model by introducing additional structure and analysis to our site selection process. We adhere to our selection methodology and do not pursue expansion opportunities if they do not meet all of our new store financial and site criteria. Since 2008, our average new store performance outpaced the targeted returns in our store economic model.

Through initiatives implemented by our executive team since 2008, we have delivered strong results despite the difficult economic environment. For instance, we have:

  •
  maintained positive comparable stores sales growth over the past seven quarters, including an increase of 4.9% for fiscal year 2009 and 13.5% for the twenty-six weeks ended July 3, 2010;

  •
  opened six stores in fiscal year 2008 and 15 stores in fiscal year 2009, with an additional 25 to 30 planned to be opened in fiscal year 2010, of which 22 were already open as of September 30, 2010 and from fiscal year 2008 through September 30, 2010, we also closed 27 stores, most of which were underperforming, for a net increase of 16 stores;

  •
  increased inventory turnover resulting in a meaningful reduction in markdowns and an improvement in gross margin by approximately 190 basis points between fiscal year 2008 and fiscal year 2009;

  •
  improved operating margin by approximately 300 basis points between fiscal year 2008 and fiscal year 2009, primarily as a result of reduced labor and occupancy costs, resulting in an increase in income from operations to $8.2 million for fiscal year 2009 from $2.0 million for fiscal year 2008; and

  •
  increased our net income by $3.7 million to $2.8 million for fiscal year 2009 from a loss of $952,000 in fiscal year 2008, and by $4.7 million to $5.7 million for the twenty-six weeks ended July 3, 2010, from $1.0 million in the twenty-six weeks ended July 4, 2009.

Our Strengths

We believe that the following strengths are critical to our continued success:

  •
  Established and Differentiated Brand.    With over 35 years of operating experience, we have built the Body Central brand around our key strategy of providing the right fashion and quality, with a flattering fit, at a value price. We believe our core customer is passionate about finding current fashions typically offered in higher-end specialty stores and boutiques at value prices in an exciting store environment.

  •
  Exciting Fashion Delivered at a Compelling Value.    We deliver a carefully edited selection of quality, fashionable apparel and accessories for most occasions at value prices. Our broad product assortment of apparel, jewelry, accessories and footwear allows our customers to purchase complete outfits. We do not dictate fashion trends, but respond quickly to offer best selling styles. We believe that by delivering new merchandise to our stores every day and by updating our floor sets regularly, we are able to drive repeat store visits.

  •
  Multiple Sales Channel Synergies.    We complement our retail stores with a successful direct business, which consists of catalog and e-commerce sales. Our direct business represented approximately 16.8% of our net revenues in fiscal year 2009. We believe our multi-channel strategy builds brand awareness and drives sales across all of our channels.

  •
  Powerful New Store Economics.    We have a proven store economic model that works across a variety of market sizes, demographics, climates, real estate venues and mall classifications. Our flexible store format allows us to adapt to available locations and store footprints quickly with a low investment cost. On average, our new stores are paying back our investment in less than one year based on net operating cash flows for that store and inclusive of lease commitments.

  •
  Disciplined Inventory Management.    We test the vast majority of all new merchandise on a limited basis prior to a broader roll out. Our proven test-and-reorder strategy serves as the foundation of our merchandising philosophy and instills discipline in our inventory management. This strategy, together with our vendors' short production lead times, allows us to respond rapidly to changing trends with appropriate merchandise levels, thereby minimizing markdowns and inventory risk.

  •
  Proven Management Team.    We are led by a proven executive team. Allen Weinstein, our President and Chief Executive Officer, Beth Angelo, our Chief Merchandising Officer and President of Direct Sales, and Richard Walters, our Chief Financial Officer, lead a management team that has significant experience in the retail industry, including design, marketing, sourcing, merchandising and real estate. In addition, our regional and district managers average over 20 and 10 years of experience, respectively.

Growth Strategy

We believe we are well positioned to take advantage of opportunities to increase revenues, drive net income growth and capture market share including:

  •
  Expand Our Store Base.    With only 204 stores in 23 states as of September 30, 2010, we have considerable room to continue to expand in existing and adjacent markets. We expect to open 25 to 30 new stores in fiscal year 2010 (of which 22 were already open as of September 30, 2010) and approximately 30 to 40 new stores in fiscal year 2011. We believe we can continue to open new stores at an annual rate of 15% for the next several years.

  •
  Increase Comparable Store Sales and Enhance Brand Awareness.    We expect to continue to drive our comparable store sales by keeping our merchandise on-trend, increasing the number of customer transactions, continuing to provide our distinctive in-store experience and increasing our brand awareness. We believe our ability to test products quickly and to rapidly replenish the best selling items keeps our shopping experience exciting and drives repeat customer visits.

  •
  Expand Operating Margin.    As we grow, we believe we can improve our operating margin by continuing to leverage our infrastructure and buying power, carefully reviewing our expenses and processes, refining our inventory disciplines, upgrading our information technology and further improving our store operations and labor productivity.

  •
  Grow Our Direct Business.    In July 2010, we implemented a new software system for our direct business. This new system is expected to enhance the potential for growth in our direct business by allowing us to process more orders, offer a more dynamic merchandise presentation on our website and enhance our marketing efforts by including, among other things, the ability to target specific customer groups.

Summary Risk Factors

We are subject to a number of risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows and prospects. You should carefully consider these risks, including all of the risks discussed in the section entitled "Risk Factors," beginning on page 10 of this prospectus, before investing in our common stock. Risks relating to our business include, among others:

  •
  we may not be able to effectively anticipate, identify and respond quickly to changing fashion trends and customer preferences;

  •
  we may not be able to execute our growth strategy if we are unable to identify suitable locations to open new stores, obtain favorable lease terms, attract customers to our stores, hire and retain personnel, maintain sufficient levels of cash flow to support our expansion and/or grow our direct business;

  •
  we may be adversely impacted by economic conditions, the seasonality of our business and the success of the malls and shopping centers where our stores are located;

  •
  we operate in a highly competitive specialty retail apparel industry and may face increased competition;

  •
  we may not be able to maintain or improve levels of comparable store sales;

  •
  we may not be able to maintain and enhance our brand image;

  •
  we may face disruptions in our current or planned new information systems;

  •
  we may not be able to effectively manage our operations, which have grown rapidly, or our future growth; and

  •
  we may lose key personnel.

Our Principal Stockholders

Upon the completion of this offering, WestView Capital Partners L.P., or WestView, entities advised by PineBridge Investments, or PineBridge, and members of the Rosenbaum family are expected to own approximately             %,             % and             %, respectively, of our outstanding common stock, or         %,          % and         %, respectively, if the underwriters' option to purchase additional shares is fully exercised. As a result, WestView, PineBridge and members of the Rosenbaum family will be able to exert significant voting influence over fundamental and significant corporate matters and transactions. See "Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock—Concentration of ownership among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions."

WestView is an independent, Boston-based private equity firm focused exclusively on lower middle market companies. WestView manages approximately $500 million in assets and makes equity investments in companies in a variety of growth, buyout, consolidation and recapitalization transactions.

PineBridge Investments LLC is an investment adviser registered under the U.S. Investment Advisers Act of 1940, as amended. PineBridge Investments LLC is a member company of PineBridge. PineBridge provides investment advice and markets asset management products and services to its clients around the world. It operates as a multi-strategy investment manager in 32 countries with $83.1 billion in assets under management as of March 31, 2010.

Corporate and Other Information

Body Central Corp. was incorporated in Delaware in 2006. We are a holding company and all of our business operations are conducted through our two wholly owned operating subsidiaries, Body Shop of America, Inc., which was incorporated in Florida in 1972, and Catalogue Ventures, Inc., which was incorporated in Florida in 2000.

Office Location

Our principal executive office is located at 6225 Powers Avenue, Jacksonville, Florida 32217, our telephone number is (904) 737-0811 and our fax number is (904) 730-0638. Our website address is www.bodyc.com. We do not incorporate the information contained on, or accessible through, our website into this prospectus, and you should not consider it part of this prospectus.

The Offering

By Body Central Corp.	shares of common stock
By the selling stockholders	shares of common stock
Total	shares of common stock
Common stock to be outstanding immediately after this offering	shares of common stock
Offering price	$ per share of common stock
Over-allotment option	shares of common stock
Use of proceeds	We intend to use the net proceeds to us from this offering principally to repay our senior credit facility, to redeem our non-convertible, non-voting Series C preferred stock, to pay up to an aggregate of $1.0 million to specified employees under a success bonus plan triggered upon completion of this offering and to provide funds for working capital and other general corporate purposes including the growth of our store base and direct business. See the "Use of Proceeds" section of this prospectus for more information. We will not receive any proceeds from the sale of shares by the selling stockholders.
Risk factors	You should read the "Risk Factors" section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.
Proposed Nasdaq Global Market symbol	BODY

The number of shares of our common stock to be outstanding after this offering is based on                           shares of our common stock outstanding as of                            , 2010, and excludes:

  •
  shares of our common stock issuable upon the exercise of options outstanding as of                           , 2010, at a weighted average exercise price of $             per share; and

  •
  shares of our common stock reserved for future issuance under our Amended and Restated 2006 Equity Incentive Plan, which plan will be in effect upon completion of this offering.

Except as otherwise indicated, all information in this prospectus assumes:

  •
  the repayment of all amounts owing under our senior credit facility immediately upon completion of this offering;

  •
  the conversion of all outstanding shares of our Series A convertible preferred stock and Series B convertible preferred stock, collectively, our convertible preferred stock, into an aggregate of                           shares of our common stock;

  •
  no exercise of the underwriters' over-allotment option;

  •
  a             -for-             stock split of our common stock, to be effected prior to completion of this offering; and

  •
  the adoption of our third amended and restated certificate of incorporation, or certificate of incorporation, and our amended and restated by-laws, or bylaws, to be effective upon completion of this offering.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following summaries of our consolidated financial and operating data for the periods presented should be read in conjunction with "Selected Consolidated Financial and Operating Data," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus. Our summary consolidated statement of operations data for the years ended December 29, 2007, January 3, 2009 and January 2, 2010 have been derived from our audited financial statements included elsewhere in this prospectus. The summary consolidated statement of operations data for the twenty-six weeks ended July 4, 2009 and July 3, 2010 have been derived from our unaudited financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for the fair presentation of our financial position and results of operations for these periods. The historical results presented below are not necessarily indicative of the results to be expected for any future period and the results for any interim period may not necessarily be indicative of the results that may be expected for a full year.

We operate on a fiscal calendar that results in a given fiscal year consisting of a 52- or 53-week period ending on the Saturday closest to December 31st. The reporting periods contained in our audited financial statements included in this prospectus contain 52 weeks of operations in fiscal year 2007, which ended December 29, 2007, 53 weeks of operations in fiscal year 2008, which ended January 3, 2009, and 52 weeks of operations in fiscal year 2009, which ended January 2, 2010.

See "Capitalization" and "Use of Proceeds" for more information.

	Fiscal Year Ended				Twenty-Six Weeks Ended
	December 29, 2007	January 3, 2009	January 2, 2010		July 4, 2009	July 3, 2010
					(unaudited)
	(dollars in thousands, except share, per share and operating data)
Statement of Income Data:
Net revenues(1)	$195,911	$191,824		$198,834	$100,787		$119,345
Cost of goods sold(2)	140,334	137,982		139,145	71,703		79,590

Gross profit	55,577	53,842		59,689	29,084		39,755
Selling, general and administrative expenses	51,832	45,555		46,567	23,238		26,617
Depreciation and amortization	5,469	5,357		4,678	2,312		2,272
Impairment of long-lived assets	2,428	936		196	—		—
Goodwill impairment	33,962	—		—	—		—

(Loss) income from operations	(38,114)	1,994		8,248	3,534		10,866
Interest expense, net of interest income	4,215	4,329		3,956	2,020		1,787
Other expense (income), net	238	(493)		(128)	(108)		(56)

(Loss) income before income taxes	(42,567)	(1,842)		4,420	1,622		9,135
(Benefit from) provision for income taxes	(3,237)	(890)		1,640	602		3,415

Net (loss) income	$(39,330)	$(952)		$2,780	$1,020		$5,720

Net (loss) income per common share
Basic	$(4,931.00)	$(137.75)		$328.75	$118.13		$705.63
Diluted	$(4,931.00)	$(137.75)		$5.80	$2.14		$11.92
Weighted average common shares outstanding
Basic	8,000	8,000		8,000	8,000		8,000
Diluted	8,000	8,000		479,206	476,747		479,771
Pro Forma net income per common share(3)
Basic			$			$
Diluted
Pro Forma weighted average common shares outstanding(3)
Basic			$			$
Diluted
Operating Data (unaudited):
Revenues:
Stores	$164,411	$156,924		$165,331	$80,383		$98,657
Direct	31,500	34,900		33,503	20,404		20,688

Net revenues	$195,911	$191,824		$198,834	$100,787		$119,345
Stores:
Comparable store sales change(4)	(4.7)%	(8.0)%		4.9%	5.8%		13.5%
Number of stores open at end of period	188	180		185	177		199
Sales per gross square foot	$206	$204		$207	$105		$115
Average square feet per store	4,246	4,283		4,312	4,318		4,289
Total gross square feet at end of period (in thousands)	798	771		798	764		853
Direct:
Number of catalogs circulated (in thousands)	16,000	20,300		20,500	14,000		14,000
Number of pages circulated (in millions)	1,088	1,380		1,394	952		952
Capital expenditures (in thousands)	$9,656	$2,640		$4,809	$1,561		$3,479

		As of July 3, 2010
	As of January 2, 2010	Actual	Pro Forma As Adjusted(5)
		(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$7,226	$8,535	$
Working capital	(1,967)	(1,564)
Total assets	79,209	86,390
Long-term debt, less current portion	33,000	27,018
Redeemable preferred stock	50,038	50,114
Stockholders' deficit	$(36,891)	$(30,983)	$

(1)
Consists of net sales as well as shipping and handling fees.

(2)
Includes direct cost of purchased merchandise, freight, occupancy, distribution costs, catalog costs, buying costs and inventory shrinkage.

(3)
The pro forma net income per common share and pro forma weighted average common shares outstanding has been derived by applying pro forma adjustments to our historical statements of operations as if this offering were effective January 4, 2009. The pro forma net income per common share and pro forma weighted average common shares outstanding are presented for supplemental informational purposes only. It does not purport to represent what our results of operations would have been had this offering actually occurred on January 4, 2009.

The pro forma adjustment to net income gives effect to the deduction of $2.5 million and $1.1 million of interest expense, net of income tax benefit, for the fiscal year ended January 2, 2010 and the twenty-six weeks ended July 3, 2010, respectively, related to the repayment of all outstanding indebtedness under our senior credit facility.

The pro forma adjustments to the weighted average common shares outstanding give effect to the following:

  •
  the sale by us of                    shares of our common stock in this offering used to repay all of our outstanding indebtedness under our senior credit facility;

  •
  the sale by us of                    shares of our common stock in this offering used to redeem our non-convertible, non-voting Series C preferred stock; and

  •
  the conversion of all outstanding shares of our convertible preferred stock into             shares of our common stock.

  The pro forma number of shares of our common stock in this offering is assumed to be at initial public offering price of $             per share, the midpoint of the price range set forth on the cover of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

  The pro forma adjustments do not give effect to the following:

  •
  the payment by us of up to an aggregate of $1.0 million to specified employees, including certain named executive officers, under a success bonus plan triggered upon completion of this offering;

  •
  The sale by us of                    shares of our common stock in this offering to provide funds for working capital and other general corporate purposes, including to grow our store base and our direct business, to convert Body Shop stores to Body Central banners, to refurbish older stores, to make technology improvements and to make other capital expenditures; and

  •
  an amendment to our certificate of incorporation to increase our authorized capital stock to shares of our common stock and shares of undesignated preferred stock, with shares of our common stock outstanding upon completion of this offering.

(4)
A store is included in comparable store sales on the first day of the fourteenth month after a store opens. For fiscal year 2008, which was a 53-week year, sales from the 53rd week were excluded from the calculation.

(5)
Gives effect to the following:

  •
  the sale by us of shares of our common stock in this offering at an assumed initial public offering price of $             per share, the midpoint of the price range set forth on the cover of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us;

  •
  the repayment of all outstanding indebtedness under our senior credit facility;

  •
  the redemption of our non-convertible, non-voting Series C preferred stock;

  •
  the conversion of all outstanding shares of our convertible preferred stock into             shares of our common stock; and

  •
  the payment by us of up to an aggregate of $1.0 million to specified employees, including certain named executive officers, under a success bonus plan triggered upon completion of this offering.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making a decision to buy our common stock. The trading price of our common stock could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

Risks Related to Our Business

Our success depends on our ability to anticipate, identify and respond quickly to changing fashion trends, and our failure to respond to changing fashion trends could have a material adverse effect on our business, financial condition and results of operations.

Our core market, apparel and accessories for women in their late teens and twenties, is subject to rapidly shifting fashion trends, customer tastes and demands. Accordingly, our success is heavily dependent on our ability to anticipate, identify and capitalize on the latest fashion trends and customer demands, including merchandise, styles and materials that will appeal and be saleable to our customers. A small number of our employees, including our Chief Merchandising Officer and our team of buyers, are primarily responsible for performing this analysis and making product purchase decisions. Our failure to anticipate, identify or react swiftly to changes in styles, trends or desired image preferences or to anticipate demand is likely to lead to lower demand for our merchandise, which could cause, among other things, sales declines, excess inventories and a greater number of markdowns. If we do not accurately forecast fashion trends and sales levels, our business, financial condition and results of operations will be adversely affected.

Our growth strategy depends upon our ability to successfully open and operate new stores each year in a timely and cost-effective manner without affecting the success of our existing store base.

Our strategy to grow our business depends partly on continuing to open new stores for the foreseeable future. Our future operating results will depend largely upon our ability to find a sufficient number of suitable locations that will allow us to successfully open and operate new stores each year in a timely and cost-effective manner. We believe there are many opportunities to expand our store base from our 204 locations as of September 30, 2010. We opened 15 new stores in fiscal year 2009. In fiscal year 2010, we plan to open 25 to 30 new stores (including 22 new stores already opened as of September 30, 2010), and in fiscal year 2011, we plan to open approximately 30 to 40 new stores. Our current expansion plans are only targets, and the actual number of new stores we open could differ significantly from these estimates.

Our ability to successfully open and operate new stores depends on many factors including, among others, our ability to:

  •
  identify desirable store locations, primarily in regional malls as well as outlet, lifestyle and power centers, the availability of which is largely outside of our control;

  •
  negotiate acceptable lease terms, including desirable tenant allowances;

  •
  maintain out-of-pocket, build-out costs in line with our store economic model, including through leveraging landlords' reimbursements for a portion of our construction expenses, as well as managing these costs at reasonable levels;

  •
  hire, train and retain a growing workforce of store managers, sales associates and other personnel;

  •
  successfully integrate new stores into our existing control structure and operations, including our information technology systems; and

  •
  efficiently expand the operations of our distribution facility to meet the needs of a growing store network.

Our near-term expansion plans have us opening new stores in or near the areas where we already have existing stores. As a result, we may face risks associated with market saturation of our merchandise. Also, if we expand into new geographic areas, we will need to successfully identify and satisfy the fashion preferences of our target customers in these areas. In addition, we will need to address competitive, merchandising, marketing, distribution and other challenges encountered in connection with any expansion.

Finally, we cannot assure you that any newly opened stores will be received as well as, or achieve net sales or profitability levels comparable to those of, our existing stores in our estimated time periods, or at all. If our stores fail to achieve, or are unable to sustain, acceptable net sales and profitability levels, our business may be materially harmed and we may incur significant costs associated with closing or relocating stores. If we fail to successfully open and operate new stores and execute our growth plans, the price of our common stock could decline.

Our business is sensitive to consumer spending and economic conditions.

Consumer purchases of apparel, accessories and particularly discretionary retail items, including our fashion merchandise, may be adversely affected by economic conditions such as employment levels, salary and wage levels, the availability of consumer credit, inflation, high interest rates, high tax rates, high fuel prices and consumer confidence with respect to current and future economic conditions. Consumer purchases may decline during recessionary periods or at other times when unemployment is higher or disposable income is lower. These risks may be exacerbated for retailers like us that focus significantly on selling discretionary fashion merchandise. Consumer willingness to make discretionary purchases may decline, may stall, or may be slow to increase due to national and regional economic conditions. Our financial performance is particularly susceptible to economic and other conditions in regions or states where we have a significant number of stores, such as Florida, Texas and Georgia. There remains considerable uncertainty and volatility in the national and global economy. Further or future slowdowns or disruptions in the economy could adversely affect mall traffic and new mall and shopping center development and could materially and adversely affect us and our growth plans. We may not be able to maintain our recent rate of growth in net revenues if there is a decline in consumer spending patterns.

We operate in the highly competitive specialty retail apparel industry and the size and resources of some of our competitors may allow them to compete more effectively than we can, which could impact our ability to grow our business or result in loss of our market share.

We face intense competition in the specialty retail apparel industry. We compete on the basis of a combination of factors, including price, breadth, quality and style of merchandise, as well as our brand image and ability to respond to fashion trends. While we believe that we compete primarily with specialty retailers, catalog retailers and Internet businesses that specialize in women's apparel and accessories, we also face competition from department stores and value retailers. We believe our primary competitors include specialty apparel retailers that offer their own private labels, including Forever 21, Wet Seal, rue21, Charlotte Russe and Aéropostale, among others. In addition, our expansion into markets served by our competitors and entry of new competitors or expansion of existing competitors into our markets could have a material adverse effect on our business.

We also compete with a wide variety of large and small retailers for customers, vendors, suitable store locations and personnel. The competitive landscape we face, particularly among specialty retailers, is subject to rapid change as new competitors emerge and existing competitors change their offerings. We cannot assure you that we will be able to compete successfully and navigate the shifts in our market.

Many of our competitors are, and many of our potential competitors may be, larger and have greater name recognition and access to greater financial, marketing and other resources. Therefore, these competitors may be able to adapt to changes in trends and customer desires more quickly, devote greater resources to the marketing and sale of their products, generate greater brand recognition or adopt more aggressive pricing policies than we can. In addition, catalog mailings by our competitors may adversely affect response rates to our own catalog mailings. As a result, we may lose market share, which would reduce our sales and revenues and adversely affect our results of operations.

Our inability to maintain or improve levels of comparable store sales could negatively impact our profitability and financial operations.

Our recent comparable store sales have been higher than our historical comparable store sales, and we may not be able to sustain or improve these levels. If our future comparable store sales decline or fail to meet market expectations, our profitability could be harmed and the price of our common stock could decline. In addition, the aggregate results of our store operations have fluctuated in the past and can be expected to fluctuate in the future. A variety of factors affect comparable store sales, including fashion trends, competition, current national and regional economic conditions, pricing, changes in our merchandise mix, inventory shrinkage, the success of our marketing programs, holiday timing and weather conditions. In addition, it may be more challenging for us to sustain high levels of comparable store sales growth during and after the planned expansion of our store base. These factors may cause our comparable store sales results to be materially lower than in recent periods and lower than market expectations, which could harm our business and our earnings and result in a decline in the price of our common stock.

Our ability to attract customers to our stores that are located in regional malls and other shopping centers and venues depends heavily on the success of the malls and centers in which our stores are located, and any decrease in customer traffic could cause our net sales to be less than expected.

Our stores are principally located in regional malls, with some in outlet, lifestyle and power centers, and we would expect this to continue as we grow. Net sales at our stores are derived, to a significant degree, from the volume of traffic in those malls and centers and the surrounding areas. Our stores benefit from the ability of adjacent tenants to generate consumer traffic near our stores and the continuing popularity of the regional malls and outlet, lifestyle and power centers as shopping destinations. Our sales volume and traffic may be adversely affected by, among other things, economic downturns nationally or regionally, high fuel prices, increased competition, unfavorable weather conditions, changes in consumer demographics, a decrease in popularity of malls generally or of particular malls in which our stores are located. A reduction in customer traffic as a result of these or any other factors, or our inability to obtain or maintain desirable store locations within malls, could have a material adverse effect on our business. In addition, store closings in malls, particularly stores that attract similar customers, or deteriorations in the financial condition of mall operators could limit their ability to finance our tenant improvements, which would have an adverse impact on our ability to open profitable stores.

Our business largely depends on a strong brand image, and if we are not able to maintain and enhance our brand, particularly in new markets where we have limited brand recognition, we may be unable to attract a sufficient number of customers to our stores or sell sufficient quantities of our merchandise through our direct business.

We believe that our brand image and brand awareness has contributed significantly to the success of our business. We also believe that maintaining and enhancing our brand image, particularly in new markets where we have limited brand recognition, is important to maintaining and expanding our customer base. Maintaining and enhancing our brand image may require us to make substantial investments in areas such as merchandising, marketing, store operations, community relations, store graphics, catalog distribution and employee training. These investments may be substantial and may not ultimately be successful.

We rely on word-of-mouth, foot traffic, catalogs and email blasts to capture the interest of our customers and drive them to our stores and website. We do not use traditional advertising channels, such as newspapers, magazines, billboards, television and radio, which are used by some of our competitors. We expect to increase our use of social media, such as Facebook and Twitter, in the future. If our marketing efforts are not successful, there may be no immediately available alternative marketing channel for us to build or maintain brand awareness.

As we execute our growth strategy, our ability to successfully integrate new stores into their surrounding communities, to expand into new markets or to maintain the strength or distinctiveness of our brand image in our existing markets will be adversely impacted if we fail to connect with our target customer. Failure to successfully market our brand in new and existing markets could harm our business, results of operations and financial condition.

We recently replaced or are planning to replace several core information technology systems, which might disrupt our operations and cause us to incur significant unexpected expenses.

We are in the process of completely replacing our stores' point-of-sale software system with an off-the-shelf application from a specialty retail store system vendor. When implementing new technology systems, even an off-the-shelf solution, there is always risk that the system does not function properly or that other challenges arise that we did not anticipate. While we expect to complete this project in advance of the 2010 holiday shopping season, delays and disruptions are possible. There are inherent risks associated with replacing point-of-sale software systems, including the risk of disruptions that affect our ability to obtain timely and accurate sales information or that cause delays in our ability to service our customers in stores.

During July 2010, we replaced key systems which support our direct business, including our current sales order, purchase order and warehouse management systems as well as our website and web interface application. These replacements and upgrades will allow us to handle more orders than our current system and provide a better user experience for our direct customers. In the near-term, delays and disruptions in order processing and fulfillment resulting from the new website and direct business software replacement could arise, either of which might negatively impact our direct business in the form of delivery disruptions, reduced sales or reduced access to our website.

In fiscal year 2011, we plan to install a new planning and allocation system for our store business. This system will supplement our existing inventory system, thereby allowing us to manage our inventory more efficiently. Our existing inventory management system for our store business and our accounting system may need to be upgraded and replaced over time depending on our growth. As described above, the risks associated with these systems changes could disrupt and adversely impact the promptness and accuracy of our merchandise distribution, transaction processing, financial accounting and reporting, including the implementation of our internal controls over financial reporting.

We believe that other companies have experienced significant delays and cost overruns in implementing similar systems changes, and we may encounter problems as well. We may not be able to successfully implement these new systems or, if implemented, we may still face unexpected disruptions in the future. Any resulting disruptions could harm our business, prospects, financial condition and results of operations.

To support our current growth strategy, we will need to place increasing reliance on our information technology and distribution systems. Any failure, inadequacy or interruption of our systems could harm our ability to effectively operate our business.

As our operations grow, greater demands will be placed on our information technology, distribution, sales order and inventory management systems. Our ability to effectively manage and maintain controls and procedures related to financial reporting, to manage and maintain our inventory and to ship products to our stores and our customers on a timely basis depends to a significant extent on our in-store systems, including our point-of-sale software and inventory management systems, as well as our systems that enable our direct business through our catalog and website. See "Business—Information Technology Systems" for a more detailed description of our systems and "—We recently replaced or are planning to replace several core information technology systems, which might disrupt our operations and cause us to incur significant unexpected expenses" for a description of certain changes to our core systems. To manage the growth of our operations, personnel and real estate portfolio, we will need to continually improve and expand our operational resources, including our operational and financial systems, transaction processing and internal controls and business processes. In doing so, we would expect to encounter transitional issues that could cause us to incur substantial additional expenses. The failure of our information systems to operate effectively, problems with transitioning to upgraded or replacement systems or expanding them into new stores or a breach in security of these systems, could adversely impact the promptness and accuracy of our merchandise distribution, transaction processing, financial accounting and reporting, the efficiency of our operations and our ability to properly forecast earnings and cash requirements. We cannot anticipate all the demands that will be placed on our systems and we could be required to make significant additional expenditures to remediate any failure to upgrade, problems or breaches of our information technology systems, which could have a material adverse effect on our results of operations and business.

Our current growth plans will place a strain on our existing resources and could cause us to encounter challenges we have not faced before.

As our number of stores and our direct sales grow, our operations will become more complex. While we have grown substantially as a company since inception, this growth has been over a period of decades. As we move forward, we expect our growth to bring new challenges that we have not faced before. Among other strains, this growth may make it more difficult for us to adequately predict expenditures, such as real estate and construction expenses, budgeting will become more complex, and we also may place increased burdens on our vendors, as we will likely increase the size of our merchandise orders. As a result, if new order delivery times lengthen, we could see more fashions arrive after trends have passed, resulting in excess inventory and greater markdowns.

In addition, our planned expansion is expected to place increased demands on our existing operational, managerial, administrative and other resources. Specifically, our inventory management systems and personnel processes may need to be upgraded to keep pace with our current growth strategy. We cannot anticipate all of the demands that our expanding operations will impose on our business, and our failure to appropriately address these demands could have a material adverse effect on our business.

We depend on key personnel and may not be able to retain or replace these individuals or recruit additional personnel, which could harm our business.

We believe that we have benefited substantially from the leadership and experience of our key personnel, including our President and Chief Executive Officer, Allen Weinstein, our Chief Merchandising Officer, Beth Angelo, and our Chief Financial Officer, Richard Walters. Our employees may terminate their employment with us at any time. The loss of any of our key personnel could have a material adverse effect on our business, as we may not be able to find suitable individuals to replace them on a timely basis. In addition, any departures of key management could be viewed in a negative light by investors and analysts, which could cause our common stock price to decline.

As our business expands, our future success will depend greatly on our continued ability to attract and retain highly skilled and qualified personnel. Attracting and retaining experienced and successful personnel in the retail industry is competitive. If we are not able to meet, hire and retain key members of senior management, our growth strategy and business generally could be impaired.

Our business will suffer and our growth strategy may not be successful if we are unable to find and retain store employees that reflect our brand image and embody our culture.

Like most retailers, we experience significant employee turnover rates, particularly among store employees. Our planned growth will require us to hire and train even more personnel to manage our expected growth. Our success depends in part upon our ability to continually attract, motivate and retain a sufficient number of store employees who understand and can represent and appreciate our brand and customers. We compete for qualified personnel with a variety of companies looking to hire for retail positions. Historically, we have prided ourselves on our commitment to employee growth and development and we focus on promoting from within our team. Our growth plans will strain our ability to staff our new stores, particularly at the store manager level, which could have an adverse effect on our ability to maintain a cohesive and consistently strong team, which in turn could have an adverse impact on our business. If we are unable to attract, train, assimilate or retain employees in the future, we may not be able to service our customers effectively, thus reducing our ability to continue our growth and to operate our existing stores as profitably as we have in the past.

We only have one corporate headquarters and distribution facility and have not yet implemented disaster recovery procedures. If we encounter difficulties associated with our distribution facility, we could face inventory shortages that would have a material adverse effect on our business operations.

Our corporate headquarters and our only distribution facility are located in Jacksonville, Florida. Our distribution facility supports both our retail stores and our direct business. All of our merchandise is shipped from our vendors to the distribution facility and then packaged and shipped from our distribution facility to our stores and our direct customers. Our stores and our direct customers must receive merchandise in a timely manner in order to stay current with the fashion preferences of our customers. While we believe the size and scale of our distribution center is sufficient to service our growth plans for the foreseeable future, the efficient flow of our merchandise requires that we have adequate capacity in our distribution facility to support our current level of operations and our growth plans. If we encounter difficulties associated with our distribution facility or if it were to shut down for any reason, including by fire or other natural disaster, we could face inventory shortages resulting in "out-of-stock" conditions in our stores, and delays in shipments to our direct customers, resulting in significantly higher costs and longer lead times associated with distributing our merchandise. Also, our management and our operations and distribution staff would need to find an alternative location, causing further disruption and expense to our business and operations.

We recognize the need for, and are in the early stages of, developing disaster recovery, business continuity and document retention plans that would allow us to be operational despite casualties or unforeseen events impacting our corporate headquarters or distribution center. Without disaster recovery, business continuity and document retention plans, if we encounter difficulties or disasters with our distribution facility or at our corporate headquarters, our critical systems, operations and information may not be restored in a timely manner, or at all, and this would have a material adverse effect on our business.

We are subject to risks associated with leasing substantial amounts of space, including future increases in occupancy costs.

We do not own any real estate. Instead, we lease all of our store locations, as well as our corporate headquarters and distribution facility in Jacksonville, Florida. Although our leases range from month-to-month to approximately ten years, we typically occupy our stores under operating leases with terms of six to ten years. Some of our leases have early termination provisions if we do not achieve specified sales targets after an initial term, which is typically four years. We believe that we have been able to negotiate favorable rental rates over the last few years due in part to the state of the economy and higher than usual vacancy rates in a number of regional malls. These trends may not continue and there is no guarantee that we will be able to continue to negotiate such favorable terms. As we expand our store base, our lease expense and our cash outlays for rent and other related charges will increase. In addition to future minimum lease payments, most of our leases provide for additional rental payments based upon our achieving specified net sales, and many provide for additional payments associated with common area maintenance, real estate taxes and insurance. In addition, many of our lease agreements have escalating rent provisions over the initial term. Our substantial occupancy costs could have significant negative consequences, which include:

  •
  requiring that a substantial portion of our available cash be applied to pay our rental obligations, thus reducing cash available for other purposes;

  •
  increasing our vulnerability to general adverse economic and industry conditions; and

  •
  limiting our flexibility in planning for, or reacting to changes in, our business or in the industry in which we compete.

We depend on cash flow from operations to pay our lease expenses and to fulfill our other cash needs. If our business does not generate sufficient cash flow from operating activities to fund these expenses and needs and sufficient funds are not otherwise available to us, we may not be able to service our lease expenses, grow our business, respond to competitive challenges or fund our other liquidity and capital needs, which would harm our business. If an existing or future store is not profitable, and we decide to close it, we may nonetheless be committed to perform our obligations under the applicable lease including, among other things, paying rent for the balance of the lease term. In addition, if we are not able to enter into new leases or renew existing leases on terms acceptable to us, this could have an adverse effect on our results of operations.

Our ability to obtain merchandise quickly and at competitive prices could suffer as a result of any deterioration or change in our vendor relationships or their businesses.

We do not own or operate any manufacturing facilities. Instead, we purchase all of our merchandise from third-party vendors. Two of our vendors accounted for approximately 22% of our purchases in fiscal year 2009, with no single vendor accounting for more than 11% of our purchases. Our business and financial performance depend in large part on our ability to quickly evaluate merchandise for style and fit and also to test and purchase a wide array of desired merchandise from our vendors at competitive prices and in the quantities we require. We generally operate without long-term purchase contracts or other contractual guarantees. Rather, we receive and review samples almost daily for fit and fashion evaluation.

The benefits we currently experience from our vendor relationships could be adversely affected if a sufficient number of our vendors:

  •
  choose to stop providing merchandise samples to us or otherwise discontinue selling products to us;

  •
  raise the prices they charge us to a level such that we are unable to sell merchandise at prices that make sense for us and our customers;

  •
  change pricing terms to require us to pay on delivery or upfront, including as a result of changes in the credit relationships some of our vendors have with their various lending institutions;

  •
  reduce our access to styles, brands and products by entering into broad exclusivity arrangements with our competitors or otherwise in the marketplace;

  •
  sell similar products to our competitors with similar or better pricing; or

  •
  initiate or expand sales of apparel and accessories to retail customers directly through their own stores, catalogs or on the Internet and compete with us directly.

Market and economic events that adversely impact our vendors could impair our ability to obtain merchandise in sufficient quantities. We historically have established good working relationships with many small- to mid-size vendors that often have more limited resources, production capacities and operating histories. As we grow and need greater amounts of inventory, we may need to develop new relationships with larger vendors as our current vendors may be unable to supply us with needed quantities. We may not be able to find similar products on the same terms from larger vendors. If we are unable to acquire suitable merchandise in sufficient quantities and at acceptable prices due to the loss of, or a deterioration or change in our relationship with, our vendors or events harmful to our vendors occur, it may adversely affect our business and results of operations.

A failure in our e-commerce operations, which are subject to factors beyond our control, could significantly disrupt our business and lead to reduced sales and reputational damage.

Our direct business operations are growing and represent an important part of our business, accounting for approximately 16.8% of our net revenues in fiscal year 2009. Expanding our direct business is an important part of our growth strategy. In addition to changing consumer preferences and buying trends in e-commerce, we are vulnerable to certain additional risks and uncertainties associated with Internet sales, including changes in required technology interfaces, website downtime and other technical failures, security breaches and consumer privacy concerns. During fiscal year 2009, our e-commerce system suffered a system wide shutdown for a period of approximately six days, resulting in losses to our net revenues. This disruption reinforced the need for the planned system upgrades described in the risk factor "—We recently replaced or are planning to replace several core information technology systems, which might disrupt our operations and cause us to incur significant unexpected expenses" elsewhere in this prospectus. Our failure to successfully respond to these risks and uncertainties could reduce Internet sales and damage our brand's reputation.

Many of the risks relating to our e-commerce operations are beyond our control, such as state initiatives to impose sales tax collection or use tax reporting for Internet sales, governmental regulation of the Internet, increased competition from e-commerce retailers offering similar products, online security breaches and general economic conditions specific to the Internet and e-commerce. Each of these factors could negatively impact our results of operations.

System security risk issues could disrupt our internal operations or information technology systems, and any such disruption could harm our net revenues, increase our expenses, and harm our reputation, results of operations and stock price. In addition, incidents in which we fail to protect our customers' information against security breaches could result in monetary damages against us and could otherwise damage our reputation, harm our businesses and adversely impact our results of operations.

Experienced computer programmers and hackers, or even internal users, may be able to penetrate, create systems disruptions or cause shutdowns of our network security or that of third-party companies with which we have contracted to provide payment processing services. As a result, we could incur significant expenses addressing problems created by these breaches. This risk is heightened because we collect and store customer information for marketing purposes. Any compromise of customer information could subject us to customer or government litigation and harm our reputation, which could adversely affect our business and growth. Moreover, we could incur significant expenses or disruptions of our operations in connection with system failures or data breaches. In addition, sophisticated hardware and operating system software and applications that we buy from third-parties may contain defects in design or manufacture, including "bugs" and other problems that could unexpectedly interfere with the operation of the systems. The costs to us to eliminate or alleviate security problems, viruses and bugs, or any problems associated with the outsourced services provided to us, could be significant, and efforts to address these problems could result in interruptions, delays or cessation of service that may impede our sales, distribution or other critical functions.

In addition, almost all states have adopted breach of data security statutes or regulations that require notification to consumers if the security of their personal information is breached, and at least one state has adopted regulations requiring every company that maintains or stores personal information to adopt a comprehensive written information security program. Governmental focus on data security may lead to additional legislative action, and the increased emphasis on information security may lead customers to request that we take additional measures to enhance security. As a result, we may have to modify our business with the goal of further improving data security, which would result in increased expenses and operating complexity. Lastly, our reputation may be damaged by any compromise of security, accidental loss or theft of customer data in our possession, which would negatively impact our business, financial condition or results of operations.

Hurricanes or other unanticipated catastrophes that result in a disruption of our operations could negatively impact our business.

Our corporate headquarters and only distribution center are located at a single facility in Jacksonville, Florida. This single distribution center receives, stores and distributes merchandise to all of our stores and fulfills all sales for our direct business. Most of our computer equipment and senior management, including critical resources dedicated to merchandising, financial and administrative functions, are located at our corporate headquarters. As described elsewhere in the risk factors in this prospectus, we do not have adequate disaster recovery systems and plans at our corporate headquarters and distribution facility. As a result, our business may be more susceptible to regional natural disasters and catastrophes than the operations of more geographically diversified competitors.

In addition, a substantial number of our stores are located in the southeastern U.S. The southeastern U.S., Florida and other states along the Gulf Coast, in particular, are prone to severe weather conditions. For example, hurricanes have passed through Florida and other states along the Gulf Coast causing extensive damage to the region. In addition, to the extent that the predictions of some climate change models prove accurate, there may be significant national and regional physical effects from climate change such as increases in storm intensity and frequency, including hurricanes. An increase in adverse weather conditions impacting Florida and other states along the Gulf Coast, and the southeastern U.S. generally, could harm our business, results of operations and financial condition. For instance, our Nashville mall store has been closed since spring 2010 due to flooding in that region and we do not expect to re-open this store until mid-2011. In fact, all of our locations expose us to additional diverse risks, given that natural disasters or other unanticipated catastrophes, such as telecommunications failures, cyber-attacks, fires or terrorist attacks, can occur anywhere and could cause disruptions in our operations. For instance, the recent Gulf of Mexico oil spill may reduce sales in that and other regions. Extensive or multiple disruptions in our operations, whether at our stores or our corporate headquarters and distribution center, due to natural disasters or other unanticipated catastrophes could have a material adverse effect on our results of operations.

Our net revenues and merchandise fluctuate on a seasonal basis, leaving our operating results particularly susceptible to changes in seasonal shopping patterns, weather and related risks.

Due to the seasonal nature of the retail industry, we have historically experienced and expect to continue to experience some fluctuations in our net revenues and net income. Our net revenues are typically higher in the second and fourth quarters. Net revenues generated during the second quarter and the holiday selling season generally contribute to the relatively higher second quarter and fourth quarter net income. Net revenues during these periods cannot be used as an accurate indicator of annual results. If for any reason our net revenues were below seasonal norms or expectations during these quarters, our annual results of operations could be adversely affected. In addition, in order to prepare for the second and fourth quarters, we must order and keep in stock more merchandise than we carry at other times during the year. This inventory build-up may require us to expend cash faster than is generated by our operations during this period.

Our net revenues also fluctuate based on weather patterns. Any unanticipated decrease in demand for our products during these peak shopping periods could require us to sell excess inventory at a substantial markdown, which could have a material adverse effect on our business, profitability and brand image. In addition, we may experience variability in net revenues as a result of a variety of other factors, including the timing of new store openings and catalog mailings, store events, other marketing activities, sales tax holidays and the back-to-school selling season and other holidays, which may cause our results of operations to fluctuate on a quarterly basis and relative to corresponding periods in prior years.

Increases in costs of catalog mailing, paper and printing will affect the cost of our direct business, which will reduce our profitability.

Postal rate increases and paper and printing costs increase our catalog distribution costs and affect the financial results of our direct business. We rely on discounts from the basic postal rate structure, such as discounts for bulk mailings and sorting by zip code and carrier routes. We are not a party to any long-term contracts for the supply of paper. Our cost of paper has fluctuated significantly, and our future paper costs are subject to supply and demand forces that we cannot control. Future additional increases in postal rates or in paper or printing costs could reduce our profitability to the extent that we are unable to pass those increases directly to customers or offset those increases by raising selling prices.

We may suffer risks if our vendors fail to comply with applicable laws, including a failure to use acceptable labor practices, or if our vendors suffer disruptions in their businesses.

Our vendors source the merchandise sold in our stores from manufacturers both inside and outside of the U.S. Although each of our purchase orders is subject to our vendor manual and requires adherence to accepted labor practices and compliance with labor, immigration, manufacturing safety and other laws, we do not supervise, control or audit our vendors or the manufacturers that produce the merchandise we sell. The violation of any labor, immigration, manufacturing safety or other laws by any of our vendors or their U.S. and non-U.S. manufacturers, such as use of child labor, could damage our brand image or subject us to boycotts by our customers or activist groups.

Any event causing a sudden disruption of manufacturing or imports, including the imposition of additional import restrictions, could interrupt, or otherwise disrupt, the shipment of finished products to us by our vendors and materially harm our operations. Political and financial instability outside the U.S., strikes, adverse weather conditions or natural disasters that may occur or acts of war or terrorism in the U.S. or worldwide, may affect the production, shipment or receipt of merchandise. These factors, which are beyond our control, could materially hurt our business, financial condition and results of operations or may require us to modify our current business practices or incur increased costs.

Changes in laws, including employment laws and laws related to our merchandise, could make conducting our business more expensive or otherwise cause us to change the way we do business.

We are subject to numerous regulations, including labor and employment, truth-in-advertising, consumer protection and zoning and occupancy laws and ordinances that regulate retailers generally or govern the promotion and sale of merchandise and the operation of stores and warehouse facilities. If these regulations were to change or were violated by our management, employees or vendors, the costs of certain goods could increase, or we could experience delays in shipments of our goods, be subject to fines or penalties or suffer reputational harm, which could reduce demand for our merchandise and hurt our business and results of operations.

In addition to increased regulatory compliance requirements, changes in laws could make the ordinary conduct of our business more expensive or require us to change the way we do business. Laws related to employee benefits and treatment of employees, including laws related to limitations on employee hours, immigration laws, child labor laws, supervisory status, leaves of absence, mandated health benefits or overtime pay, could also negatively impact us, such as by increasing compensation and benefits costs for overtime and medical expenses. Moreover, changes in product safety or other consumer protection laws could lead to increased costs to us for some merchandise, or additional labor costs associated with readying merchandise for sale. It is often difficult for us to plan and prepare for potential changes to applicable laws, and future actions or payments related to these changes could be material to us.

We plan to use cash from operations to fund our operations and execute our growth strategy. We may, however, require additional financing and any additional indebtedness could adversely affect our financial health and impose covenants that limit our business activities.

We plan to open a number of new stores and remodel existing stores as opportunities arise. As we work to grow our business and store base, we will require cash from operations to pay our lease obligations, build out new store spaces, purchase inventory, pay personnel and further invest in our systems and infrastructure. While we expect a larger store base to increase net sales, we cannot assure you that we would achieve an increase. Payments under our store leases and the lease of our corporate headquarters and distribution center account for a significant portion of our operating expenses.

If our business does not generate sufficient cash flow from operations to fund our business and growth plans, and sufficient funds are not otherwise available to us from the net proceeds received from this offering, we may need additional equity or debt financing. If additional equity or debt financing is not available to us on satisfactory terms, our ability to run and expand our business would be curtailed and we may need to delay, limit or eliminate store openings. Also, we may not have enough cash on hand to fund any operating shortfalls. If we raise additional capital by issuing equity securities or securities convertible into equity securities, your ownership would be diluted.

Any borrowings under any future debt financing will require interest payments and need to be repaid or refinanced, and would create additional cash demands and financial risk for us. Diverting funds identified for other purposes for debt service may impair our liquidity position. If we cannot generate sufficient cash flow from operations to service our debt, we may need to refinance our debt, dispose of assets or issue equity to obtain necessary funds. We do not know whether we would be able to take any of these actions on a timely basis, on terms satisfactory to us, or at all. Any indebtedness we might incur in the future may contain covenants that restrict our ability to incur additional debt, pay dividends, make acquisitions or investments or do certain other things that may impact the value of our common stock.

There are claims made against us from time to time that can result in litigation that could distract management from our business activities and result in significant liability or damage to our brand.

As a growing company with expanding operations, we increasingly face the risk of litigation and other claims against us. Litigation and other claims may arise in the ordinary course of our business and include employee claims, commercial disputes, intellectual property issues, product-oriented allegations and slip and fall claims. These claims can raise complex factual and legal issues that are subject to risks and uncertainties and could require significant management time. Litigation and other claims against us could result in unexpected expenses and liabilities, which could materially adversely affect our operations and our reputation.

We may be unable to protect our trademarks or other intellectual property rights.

We believe that our trademarks are integral to our store design, our direct business and our success in building brand image and loyalty. We have registered those trademarks that we believe are important to our business with the U.S. Patent and Trademark Office. We cannot assure you that these registrations will prevent imitation of our name, merchandising concept, store design or private label merchandise or the infringement of our other intellectual property rights by others. In most cases, the apparel and accessories we sell are purchased on a non-exclusive basis from vendors that also sell to our competitors. Our competitors may seek to replicate aspects of our business strategy and in-store experience, thereby diluting our experience and adversely affecting our brand and competitive position. Imitation of our name, concept, store design or merchandise in a manner that projects lesser quality or carries a negative connotation of our brand image could have a material adverse effect on our business, financial condition and results of operations.

In some regions of the U.S., our stores are located in the same malls and shopping centers as stores operated by a company doing business under the name The Body Shop, which operates cosmetics and beauty stores. While we are not affiliated with this company, in 1991, we granted this company a license to use our Body Shop trademark which is held by us in connection with retail store services for the sale of women's apparel and apparel accessories. This license was non-exclusive as to certain uses and our agreements with this company permit us to continue to use our "Body Shop' mark in our stores located in Alabama, Arkansas, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee and Texas. While we currently operate under the Body Central banner, we operate under the Body Shop banner in 63 stores in certain states. The use by the cosmetic and beauty store of the Body Shop trademark may create confusion between our business and their business and this could affect our brand.

We are not aware of any claims of infringement upon or challenges to our right to use any of our brand names or trademarks in the U.S. Nevertheless, we cannot be certain that the actions we have taken to establish and protect our trademarks will be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products as a violation of the trademarks or proprietary rights of others. Although we cannot currently estimate the likelihood of success of any such lawsuit or ultimate resolution of such a conflict, such a controversy could have a material adverse effect on our business, financial condition and results of operations. If disputes arise in the future, we may not be able to successfully resolve these types of conflicts to our satisfaction.

Because we have not registered our trademarks in any foreign countries, international protection of our brand image and the use of these marks could be limited. For instance, we are aware of a company outside the U.S. that has used our brand name and has a similar logo, image and website for its business. Also, other entities may have rights to trademarks that contain portions of our marks or may have registered similar or competing marks for apparel or accessories in foreign countries in which our vendors source our merchandise. Our inability to register our trademarks or purchase or license the right to use our trademarks or logos in these jurisdictions could limit our ability to obtain supplies from less costly markets or penetrate new markets should our business plan change to include selling our merchandise in those foreign jurisdictions.

We may be subject to liability if we or our vendors infringe upon the trademarks or other intellectual property rights of third parties, including the risk that we could acquire merchandise from our vendors without the full right to sell it.

While we do not manufacture and produce apparel and accessories, we may be subject to liability if our vendors infringe upon the trademarks or other intellectual property rights of third parties. We do not independently investigate whether our vendors legally hold intellectual property rights to the merchandise they manufacture and distribute. Third parties may bring legal claims, or threaten to bring legal claims, against us that their intellectual property rights are being infringed or violated by our use of intellectual property. Litigation or threatened litigation could be costly and distract our senior management from operating our business. If we were to be found liable for any such infringement, we could be required to pay substantial damages and could be subject to injunctions preventing further infringement. In addition, any payments we are required to make and any injunctions with which we are required to comply as a result of infringement claims could be costly and thereby adversely affect our financial results.

If a third party claims to have licensing rights with respect to merchandise we purchased from a vendor, or if we acquire unlicensed merchandise, we may be obligated to remove this merchandise from our stores, incur costs associated with this removal if the distributor or vendor is unwilling or unable to reimburse us and be subject to liability under various civil and criminal causes of action, including actions to recover unpaid royalties and other damages and injunctions. Additionally, we will be required to purchase new merchandise to replace any we remove.

We rely upon independent third-party transportation providers for substantially all of our merchandise shipments.

We currently rely upon independent third-party transportation providers for substantially all of our merchandise shipments, including shipments to all of our stores and our direct customers. Our use of outside delivery services for shipments is subject to risks, including increases in fuel prices, which would increase our shipping costs, and employee strikes and inclement weather, which may impact a shipper's ability to provide delivery services that adequately meet our shipping needs. If we change shipping companies, we could face logistical difficulties that could adversely impact deliveries and we would incur costs and expend resources in connection with such change. Moreover, we may not be able to obtain terms as favorable as those received from the independent third-party transportation providers we currently use, which would increase our costs.

Our ability to source our merchandise profitably could be hurt if new trade restrictions are imposed or existing trade restrictions become more burdensome.

We currently purchase all of our inventory from domestic, third-party vendors, who source our merchandise both domestically and internationally. These vendors, to the extent they obtain apparel and accessories from outside of the U.S., are subject to trade restrictions, including increased tariffs, safeguards or quotas, which could increase the cost or reduce the supply of merchandise available to us. Under the World Trade Organization Agreement, effective January 1, 2005, the U.S. and other World Trade Organization member countries removed quotas on goods from World Trade Organization members, which in certain instances we believe affords our vendors greater flexibility in importing textile and apparel products from World Trade Organization countries from which they source our merchandise. However, as the removal of quotas resulted in an import surge from China, the U.S. imposed safeguard quotas on a number of categories of goods and apparel from China and may impose additional quotas in the future. These and other trade restrictions could have a significant impact on our vendor's sourcing patterns in the future. The extent of this impact, if any, and the possible effect on our purchasing patterns and costs, cannot be determined at this time. We cannot predict whether any of the countries in which our vendors' merchandise is currently manufactured or may be manufactured in the future will be subject to additional trade restrictions imposed by the U.S. and foreign governments, nor can we predict the likelihood, type or effect of any restrictions. Trade restrictions, including increased tariffs or quotas, embargoes, safeguards and customs restrictions against apparel items, as well as U.S. or foreign labor strikes, work stoppages or boycotts, could increase the cost or reduce the supply of apparel to our vendors, and we would expect the costs to be passed along in increased prices to us, which could hurt our profitability.

We may be subject to sales tax in states where we operate our direct business, which could have a material adverse effect on our business, financial condition and results of operations.

Under current state and federal laws, we are not required to collect and remit sales tax in states where we sell through our Internet or catalog channels. Legislation is pending in some states that may require us to collect and remit sales tax on direct sales or institute use tax reporting. If states pass sales or use tax laws, we may need to collect and remit current and past sales tax and could face greater exposure to income tax and franchise taxes in these states. Any increase in sales tax or use tax reporting on our Internet sales could discourage customers from purchasing through our catalog or Internet channels, which could have a material adverse effect on our results of operations.

Increases in the minimum wage could have a material adverse effect on our business, financial condition, results of operations and cash flows.

From time to time, legislative proposals are made to increase the minimum wage in the U.S., as well as a number of individual states. Wage rates for many of our employees are at or slightly above the minimum wage. As federal or state minimum wage rates increase, we may need to increase not only the wage rates of our minimum wage employees, but also the wages paid to our other hourly employees as well. Any increase in the cost of our labor could have a material adverse effect on our operating costs, financial condition and results of operations.

Maintaining and improving our financial controls and the requirements of being a public company may strain our resources, divert management's attention and affect our ability to attract and retain qualified board members.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Nasdaq Marketplace Rules. The requirements of these rules and regulations will significantly increase our legal and financial compliance costs, including costs associated with the hiring of additional personnel, make some activities more difficult, time-consuming or costly and may also place undue strain on our personnel, systems and resources.

The Exchange Act will require, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition. Public disclosure of our business results and other company information could make us less competitive in the market place as our competition gains a better understanding of how we do business.

The Sarbanes-Oxley Act will require, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. Ensuring that we have adequate internal financial and accounting controls and procedures in place is a costly and time-consuming effort that needs to be reevaluated frequently. Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered certified public accounting firm auditing. The assessment of the effectiveness of our internal control over financial reporting will begin with fiscal year 2011. Both we and our independent certified registered public accounting firm will be testing our internal controls in connection with the Section 404 requirements and could, as part of that documentation and testing, identify material weaknesses, significant deficiencies or other areas for further attention or improvement. Implementing any appropriate changes to our internal controls may require specific compliance training for our directors, officers and employees, require the hiring of additional finance, accounting and other personnel, involve substantial costs to modify our existing accounting systems and take a significant period of time to complete. For example, we anticipate hiring one to two employees to assist with financial reporting. These changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to satisfy the requirements of Section 404 on a timely basis could result in the loss of investor confidence in the reliability of our financial statements, which in turn could cause the market value of our common stock to decline.

Risks Related to this Offering and Ownership of Our Common Stock

Concentration of ownership among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions.

Upon consummation of this offering our executive officers, directors and principal stockholders will own, in the aggregate, approximately          % of our outstanding common stock, or approximately         % assuming the exercise of outstanding options owned by our executive officers and directors. As a result, these stockholders will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and approval of corporate transactions and will have significant control over our management and policies. We currently expect that, following this offering, two of the eight members of our board of directors will be principals of WestView and one member will be a managing director of PineBridge.

WestView is expected to hold approximately         % of our outstanding common stock, entities advised by PineBridge are expected to hold approximately         % of our outstanding common stock

and members of the Rosenbaum family are expected to hold approximately         % of our outstanding common stock, upon completion of this offering. As a result of these ownership positions, these stockholders could take actions that have the effect of delaying or preventing a change-in-control of us or discouraging others from making tender offers for our shares, which could prevent stockholders from receiving a premium for their shares. These actions may be taken even if other stockholders oppose them. The concentration of voting power among WestView and entities advised by PineBridge may have an adverse effect on the price of our common stock. The interests of these stockholders may not be consistent with your interests as a stockholder.

Our certificate of incorporation will provide that the doctrine of corporate opportunity will not apply against WestView or PineBridge, or any of our directors who are employees of or affiliated with WestView or PineBridge, in a manner that would prohibit them from investing or participating in competing businesses. To the extent they invest in such other businesses, WestView or PineBridge may have interests that differ from those of our other stockholders.

Our securities have no prior market and there may not be a viable public market for our common stock.

Prior to this offering, there has been no public market for our common stock. The initial public offering price for our common stock will be determined through negotiations between us and the representatives of the underwriters and may not be indicative of the market price of our common stock after this offering. If you purchase shares of our common stock, you may not be able to resell those shares at or above the initial public offering price. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market on The Nasdaq Global Market or otherwise or how liquid that market might become. An active public market for our common stock may not develop or be sustained after the offering. If an active public market does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at a price that is attractive to you, or at all.

Our stock price may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price. Additionally, as a specialty retailer whose business is cyclical, the price of our common stock may fluctuate significantly.

After this offering, the market price for our common stock is likely to be volatile, in part because our shares have not been traded publicly. In addition, the market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

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  fashion trends and changes in consumer preferences;

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  changes in general economic or market conditions or trends in our industry or the economy as a whole and, in particular, in the retail sales environment;

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  the timing and level of expenses for new store openings and remodels and the relative proportion of our new stores to existing stores;

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  the performance and successful integration of any new stores that we open;

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  the success of our direct business and sales levels;

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  changes in our source mix and vendor base;

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  changes in key personnel;

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  entry into new markets;

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  our levels of comparable store sales;

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  actions and announcements by us or our competitors or significant acquisitions, divestitures, strategic partnerships, joint ventures or capital commitments;

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  inventory shrinkage beyond our historical average rates;

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  changes in operating performance and stock market valuations of other retail companies;

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  investors' perceptions of our prospects and the prospects of the retail industry;

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  fluctuations in quarterly operating results, as well as differences between our actual financial and operating results and those expected by investors;

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  the public's response to press releases or other public announcements by us or third parties, including our filings with the SEC;

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  announcements relating to litigation;

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  guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

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  changes in financial estimates or ratings by any securities analysts who follow our common stock, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our common stock;

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  the development and sustainability of an active trading market for our common stock;

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  future sales of our common stock by our officers, directors and significant stockholders;

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  other events or factors, including those resulting from system failures and disruptions, hurricanes, war, acts of terrorism, other natural disasters or responses to these events; and

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  changes in accounting principles.

These and other factors may lower the market price of our common stock, regardless of our actual operating performance. As a result, our common stock may trade at prices significantly below the public offering price.

In addition, the stock markets, including The Nasdaq Global Market, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many retail companies. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

Future sales of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

Sales of substantial amounts of our common stock in the public market after this offering, or the perception that these sales could occur, could adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional shares. Upon completion of this offering, we will have approximately              shares of common stock outstanding. Our shares of common stock offered in this offering will be freely tradable without restriction under the Securities

Act, except for any shares of our common stock that may be held or acquired by our directors, executive officers and other affiliates, as that term is defined in the Securities Act, which will be restricted securities under the Securities Act. Restricted securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available.

We, each of our officers, directors, all of the selling stockholders and substantially all of our other existing stockholders have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of the shares of our common stock or securities convertible into or exchangeable for shares of our common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, without the prior written consent of Piper Jaffray & Co. See "Underwriting" for a more detailed description of the terms of these "lock-up" arrangements. All of our shares of common stock outstanding as of the date of this prospectus may be sold in the public market by existing stockholders 180 days after the date of this prospectus, subject to applicable volume and other limitations imposed under federal securities laws. See "Shares Eligible for Future Sale" for a more detailed description of the restrictions on selling shares of our common stock after this offering. Sales by our existing stockholders of a substantial number of shares in the public market, or the threat of a substantial sale, could cause the market price of our common stock to decrease significantly.

In the future, we may also issue our securities in connection with investments or acquisitions. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of our common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you.

Anti-takeover provisions in our charter documents and Delaware law might discourage or delay acquisition attempts for us that you might consider favorable.

Our certificate of incorporation and bylaws will contain provisions that may make the acquisition of our company more difficult without the approval of our board of directors. These provisions, among other things:

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  establish a classified board of directors so that not all members of our board of directors are elected at one time;

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  authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include super-majority voting, special approval, dividend or other rights or preferences superior to the rights of the holders of common stock;

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  prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

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  provide that our board of directors is expressly authorized to make, alter or repeal our bylaws; and

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  establish advance notice requirements for nominations for elections to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

These anti-takeover provisions and other provisions under Delaware law, together with the concentration of ownership of our common stock discussed above under "Concentration of ownership among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions," could discourage, delay or prevent a transaction involving a change-in-control, even if doing so would benefit our stockholders. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire.

If you purchase shares of our common stock sold in this offering, you will incur immediate and substantial dilution.

If you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution in the amount of $         per share because the initial public offering price of $             is substantially higher than the pro forma net tangible book value per share of our outstanding common stock. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares. In connection with this offering, we expect to issue             stock options to directors, officers and key employees under the Amended and Restated 2006 Equity Incentive Plan. We plan to reserve             shares of common stock under the Amended and Restated 2006 Equity Incentive Plan for future issuances. You may experience additional dilution upon future equity issuances or the exercise of stock options to purchase common stock granted to our employees, consultants and directors under our equity incentive plans. See "Dilution" for a more detailed description.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the trading price for our common stock would be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of the analysts who cover us downgrades our common stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which could cause our stock price and trading volume to decline.

We do not expect to pay any cash dividends for the foreseeable future.

The continued operation and growth of our business will require substantial cash. Accordingly, we do not anticipate that we will pay any cash dividends on shares of our common stock for the foreseeable future. Because we are a holding company, our ability to pay dividends depends on our receipt of cash dividends from our operating subsidiaries. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon results of operations, financial condition, contractual restrictions relating to indebtedness we may incur, restrictions imposed by applicable law and other factors our board of directors deems relevant. Accordingly, if you purchase shares in this offering, realization of a gain on your investment will depend on the appreciation of the price of our common stock, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements concerning our business, operations and financial performance and condition as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements that are not of historical facts may be deemed to be forward-looking statements. You can identify these statements by words such as "aim," "anticipate," "assume," "believe," "could," "due," "estimate," "expect," "goal," "intend," "may," "objective," "plan," "potential," "positioned," "predict," "should," "target," "will," "would" and other similar expressions that are predictions of or indicate future events and future trends. These forward-looking statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and our management's beliefs and assumptions. These statements are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. All of our forward-looking statements are subject to risks and uncertainties that may cause our actual results to differ materially from our expectations. Factors that may cause such differences include, but are not limited to, the risks described under "Risk Factors," including:

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  our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors;

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  failure to execute successfully our growth strategy;

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  changes in consumer spending and general economic conditions;

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  changes in the competitive environment in our industry and the markets we serve, including increased competition from other retailers;

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  failure of our new stores or existing stores to achieve sales and operating levels consistent with our expectations;

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  the success of the malls and shopping centers in which our stores are located;

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  our dependence on a strong brand image;

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  failure of our direct business to grow consistent with our growth strategy;

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  failure of our information technology systems to support our current and growing business, before and after our planned upgrades;

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  disruptions to our information systems in the ordinary course or as a result of systems upgrades;

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  our dependence upon key executive management or our inability to hire or retain additional personnel;

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  disruptions in our supply chain and distribution facility;

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  our indebtedness and lease obligations;

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  our reliance upon independent third-party transportation providers for all of our product shipments;

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  hurricanes, natural disasters, unusually adverse weather conditions, boycotts and unanticipated events;

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  the seasonality of our business;

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  increases in costs of fuel, or other energy, transportation or utilities costs and in the costs of labor and employment;

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  the impact of governmental laws and regulations and the outcomes of legal proceedings;

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  restrictions imposed by our indebtedness on our current and future operations;

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  our failure to maintain effective internal controls;

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  our inability to protect our trademarks or other intellectual property rights; and

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  increased costs as a result of being a public company.

We derive many of our forward-looking statements from our own operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements contained in this prospectus as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties.

This prospectus also contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties, some of which may not be publicly available. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. We caution you not to give undue weight to such projections, assumptions and estimates. While we believe that these publications, studies and surveys are reliable, we have not independently verified the data contained in them.

Potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. These forward-looking statements speak only as of the date of this prospectus. Unless required by law, we do not intend to update or revise any forward-looking statements publicly to reflect new information or future events or otherwise. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See "Where You Can Find More Information."

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $              million, assuming an initial public offering price of $             per share, the midpoint of the price range set forth on the cover of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. The selling stockholders have granted to the underwriters an option to purchase up to an additional                    shares of common stock, on a pro rata basis. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

We intend to use the net proceeds we receive from this offering principally as follows:

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  approximately $31.5 million to repay all outstanding amounts under our term loan facilities of our senior credit facility and pay down any outstanding amounts under our revolving credit facility of our senior credit facility;

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  approximately $3.5 million (as of July 3, 2010) to redeem all outstanding shares of our non-convertible, non-voting Series C preferred stock; and

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  the payment by us of up to an aggregate of $1.0 million to specified employees, including certain named executive officers, under a success bonus plan triggered upon completion of this offering (See "Executive Compensation—Success Bonus Plan" for more information); and

  •
  approximately $             to provide funds for working capital and other general corporate purposes, including to grow our store base and our direct business, to convert Body Shop stores to Body Central banners, to refurbish older stores, to make technology improvements and to make other capital expenditures. While we have not yet determined the approximate dollar amounts allocated to these general corporate purposes, we believe that retaining these net proceeds will afford us significant flexibility to pursue our business strategies, including our planned growth strategy through new store openings.

We are conducting this offering at this time in order to (1) raise working capital to fund our planned growth strategy and to repay outstanding debt and deleverage the company, (2) to raise our public profile and (3) to create a public market for our common stock for the benefit of our current stockholders and facilitate our future access to public markets.

In March 2007, we issued 30,000 shares of our non-convertible, non-voting Series C preferred stock for an aggregate purchase price of $3.0 million to the sellers of shares of Body Shop of America, Inc. and Catalogue Ventures, Inc. in the 2006 Transaction. The purchase price was paid for the Series C preferred stock from the escrow account securing certain indemnification obligations of the sellers in connection with the 2006 Transaction. The shares of our Series C preferred stock have a preference upon liquidation of $100 per share. The holders of our Series C preferred stock are entitled to receive dividends at an annual rate of 5% accruing quarterly beginning on the date of issuance. The shares of our Series C preferred stock are subject to redemption rights at the election of the holders and at our election in certain circumstances. These redemption rights are subject to, among other things, restrictions under our senior credit facility. Upon completion of this offering, we expect to redeem all issued Series C preferred stock for $3.0 million plus accrued and unpaid dividends of approximately $494,000 as of July 3, 2010.

As of July 3, 2010, we had an aggregate of $32.8 million of borrowings outstanding under our senior credit facility, consisting of two term loan facilities and a revolving credit facility. Our senior credit facility provides for a $24.0 million term loan B facility, with quarterly interest payments and a maturity date of October 1, 2013, a $27.5 million term loan A facility, with quarterly principal and interest payments and a maturity date of October 1, 2012 and a revolving credit facility that provides for advances up to $15.0 million, subject to certain limitations, and a maturity date of October 1, 2012. Immediately prior to the completion of this offering, we anticipate the outstanding term loan borrowings (both the term loan A facility and term loan B facility) under our senior credit facility will be approximately $31.5 million in the aggregate. We currently do not have any borrowings outstanding under our revolving credit facility and do not expect to draw down any amounts under this facility prior to completion of this offering. Accordingly, we anticipate that there will be no amounts outstanding under our revolving credit facility to repay upon completion of this offering. Following this offering, our term loan facilities will be repaid in full and our senior credit facility will terminate. Following completion of this offering, we expect to negotiate for a new revolving credit facility. Both the term loan facilities and the revolving credit facility are collateralized by substantially all our assets, including pledges of the stock of our operating subsidiaries. Borrowings under our revolving credit facility and our term loan A facility bear interest, at our option, at either LIBOR plus a margin of 5.25% per annum or an alternative base rate (defined as the greatest of (i) 5.25%, (ii) the rate of interest publicly announced by JPMorgan Chase Bank from time to time as its base rate and (iii) the federal funds rate plus 0.5%) plus a margin of 3.75%. Borrowings under our term loan B facility bear interest, at our option, at LIBOR plus a margin of 5.75% per annum or the alternative base rate referenced above plus a margin of 4.25% per annum. Borrowings under our letters of credit bear interest at LIBOR plus a margin of 5.25% per annum. The weighted average interest rate under our senior credit facility for the twenty-six weeks ended July 3, 2010 was approximately 8.82%.

DIVIDEND POLICY

We did not declare or pay dividends on our common stock for our fiscal years 2008 and 2009. We do not expect to pay dividends on our common stock for the foreseeable future. Instead, we anticipate that all of our earnings in the foreseeable future will be retained and used in the operation and growth of our business. Any future determination to pay dividends will be at the discretion of our board of directors, subject to compliance with applicable law and any contractual provisions, including under agreements for indebtedness that we may incur, that restrict or limit our ability to pay dividends, and will depend upon, among other factors, our results of operations, financial condition, capital requirements and other factors that our board of directors deems relevant. Because we are a holding company, our ability to pay dividends depends on our receipt of cash dividends from our operating subsidiaries, which may further restrict our ability to pay dividends as a result of the laws of their jurisdiction of organization, agreements of our subsidiaries or covenants under future indebtedness we may incur.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and capitalization as of July 3, 2010:

  •
  on an actual basis; and

  •
  on a pro forma as adjusted basis to give effect to the following:

    •
    the sale by us of             shares of our common stock in this offering at an assumed initial public offering price of $             per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts, commissions and offering expenses payable by us;

    •
    the repayment of all outstanding indebtedness under our senior credit facility;

    •
    the redemption of our non-convertible, non-voting Series C preferred stock;

    •
    the conversion of all outstanding shares of our convertible preferred stock into             shares of our common stock;

    •
    the payment by us of up to an aggregate of $1.0 million to specified employees, including certain named executive officers, under a success bonus plan triggered upon completion of this offering (See "Executive Compensation—Success Bonus Plan" for more information);

    •
    an amendment to our certificate of incorporation to increase our authorized capital stock to             shares of common stock and             shares of undesignated preferred stock; and

    •
    a         -for-         stock split of our common stock, to be effected immediately prior to the completion of this offering.

Our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with our consolidated financial statements and the related notes appearing elsewhere in this prospectus and the sections of this prospectus titled "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Use of Proceeds" and "Selected Consolidated Financial and Operating Data."

	As of July 3, 2010(1)
	Actual	Pro Forma As Adjusted
	(unaudited)
	(in thousands, except share and per share amounts)
Cash and cash equivalents	$8,535	$

Long-term debt:
Senior credit facility	32,768
Redeemable preferred stock:
Preferred stock, Series D, $0.001 par value: no shares authorized, issued or outstanding, actual; no shares authorized, no shares issued and outstanding, on a pro forma as adjusted basis(2)	—
Preferred stock, Series C, $0.001 par value: 30,000 shares authorized, issued and outstanding, actual; no shares authorized, no shares issued and outstanding, on a pro forma as adjusted basis	3,494
Preferred stock, Series A, $0.001 par value: 325,000 shares authorized, 308,820 shares issued and outstanding, actual; no shares authorized, no shares issued and outstanding, on a pro forma as adjusted basis	31,080
Preferred stock, Series B, $0.001 par value: 175,000 shares authorized, 158,386 shares issued and outstanding, actual; no shares authorized, no shares issued and outstanding, on a pro forma as adjusted basis	15,540
Undesignated preferred stock, $0.001 par value: no shares authorized, no shares issued or outstanding, actual; shares authorized, no shares issued and outstanding, on a pro forma as adjusted basis(3)	—
Stockholders' deficit:
Common stock, $0.001 par value: 750,000 shares authorized, 8,000 shares issued and outstanding, actual; shares authorized, shares issued and outstanding, on a pro forma as adjusted basis(4)	—
Additional paid-in capital	477
Accumulated deficit	(31,460)

Total stockholders' deficit	(30,983)
Total capitalization	$51,899	$

(1)
Does not include options to purchase 37,950 shares of common stock outstanding under our 2006 Equity Incentive Plan.

(2)
In exchange for certain letters of credit we approved the conditional authorization of up to 61,000 shares of Series D preferred stock in the event of a draw on those letters of credit. No draw has been made and no shares of Series D preferred stock have been authorized or issued as of the date hereof.

(3)
Represents shares of preferred stock that our board of directors will have the authority to issue, without further action by our stockholders, in one or more series under the terms of our certificate of incorporation that will be in effect upon completion of this offering. See "Capital Stock—Preferred Stock" for more information.

(4)
The par value of our issued and outstanding common stock is inconsequential.

DILUTION

Dilution is the amount by which the portion of the offering price paid by the purchasers of our common stock in this offering exceeds the net tangible book value or deficiency per share of our common stock after the offering.

If you invest in shares of our common stock in this offering, your interest will be diluted immediately to the extent of the difference between the initial public offering price per share you will pay in this offering and the pro forma net tangible book value per share of our common stock after this offering. Our pro forma net tangible book value as of July 3, 2010 was $            million, or $           per share of common stock. Net tangible book value or deficiency per share of our common stock is determined at any date by subtracting our total liabilities from our total assets less our intangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date. Our pro forma net tangible book value per share set forth below represents our total tangible assets less our total liabilities, divided by the number of shares of our common stock outstanding on July 3, 2010, after giving effect to the sale by us of shares of our common stock in this offering, as well as:

  •
  the repayment of all outstanding indebtedness under our senior credit facility;

  •
  the redemption of our non-convertible, non-voting Series C preferred stock;

  •
  the conversion of all outstanding shares of our convertible preferred stock into shares of our common stock upon completion of this offering;

  •
  the payment by us of up to an aggregate of $1.0 million to specified employees, other than named executive officers, under a success bonus plan triggered upon completion of this offering (See "Executive Compensation—Success Bonus Plan" for more information); and

  •
  an amendment to our certificate of incorporation to increase our authorized capital stock to             shares of common stock and             shares of undesignated preferred stock.

The above information assumes no exercise of stock options outstanding as of July 3, 2010. As of July 3, 2010, there were:

  •
  shares of our common stock issuable upon the exercise of options outstanding as of July 3, 2010 under our 2006 Equity Incentive Plan, at a weighted average exercise price of $             per share; and

  •
  shares of our common stock reserved for future issuance under our Amended and Restated 2006 Equity Incentive Plan.

After giving effect to our issuance and sale of             shares of our common stock in this offering at an assumed initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of July 3, 2010 would have been approximately $              million, or $             per share of our common stock. This represents an immediate increase in our net tangible book value to our existing stockholders of $             per share. Accordingly, new investors who purchase shares of our common stock in this offering will suffer an immediate dilution of their investment of $             per share.

The following table illustrates this per share dilution to new investors purchasing shares of our common stock in this offering without giving effect to the over-allotment option granted to the underwriters to purchase additional shares of our common stock in this offering:

Assumed initial public offering price per share		$

Pro forma net tangible book value per share at July 3, 2010 before giving effect to this offering	$

Increase in pro forma net tangible book value per share attributable to new investors purchasing shares in this offering

Pro forma as adjusted net tangible book deficit per share after giving effect to this offering

Dilution per share to new investors			$(1)

(1)
Assuming exercise of all outstanding exercisable options to purchase shares of our common stock as of                                        , 2010, the dilution per share of common stock to new investors in this offering would be $             .

The following table summarizes on a pro forma as adjusted basis, as of July 3, 2010, the differences between the number of shares of our common stock purchased from us, after giving effect to the redemption of our Series C preferred stock and the conversion of our convertible preferred stock into common stock, the total consideration paid to us and the average price per share paid by our existing stockholders and by our new investors purchasing stock in this offering at an assumed initial public offering price of $             per share, the midpoint of the price range set forth on the cover of this prospectus, before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us:

			Total Consideration
	Shares Purchased
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders
New investors

Total		100%		100%

If the underwriters exercise their over-allotment option in full, our existing stockholders would own                           or,         %, in the aggregate, and our new investors would own                           or,          %, in the aggregate, of the total number of shares of our common stock outstanding after this offering.

Sales by the selling stockholders in this offering will cause the number of shares held by existing stockholders to be reduced to                           or,         %, in the aggregate, of the total number of shares of our common stock outstanding after this offering, and will increase the total number of shares held by new investors to                           or,         %, in the aggregate, of the total number of shares of our common stock outstanding after this offering.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following selected consolidated financial data for each of the years ended December 29, 2007, January 3, 2009, and January 2, 2010, and consolidated balance sheet data as of January 3, 2009 and January 2, 2010, have been derived from our audited consolidated financial statements and related notes, which are included elsewhere in this prospectus. The selected consolidated financial data for each of the years ended December 31, 2005 and December 30, 2006, and the consolidated balance sheet data as of December 31, 2005, December 30, 2006 and December 29, 2007, have been derived from our audited consolidated financial statements that do not appear in this prospectus. The selected consolidated income statement data for the twenty-six weeks ended July 4, 2009 and July 3, 2010 have been derived from our unaudited consolidated financial statements and related notes, which are included elsewhere in the prospectus.

On October 1, 2006, the acquisition by Body Central of all of the outstanding capital stock of Body Shop of America, Inc. and Catalogue Ventures, Inc. was completed. As a result of this acquisition, Body Shop of America, Inc. and Catalogue Ventures, Inc. became our wholly owned subsidiaries. As a result of the 2006 Transaction, on October 2, 2006, new basis of accounting for the company began. As a result of that change in our basis of accounting, the 2006 financial reporting periods presented below include the predecessor period of Body Central reflecting approximately 39 weeks of operating results of its now wholly owned subsidiaries from January 1, 2006 to October 1, 2006 and approximately 13 weeks of operating results for the successor period from October 2, 2006 to December 30, 2006. Body Central had no assets, liabilities or operations prior to the 2006 Transaction and therefore the results for all periods prior to October 2, 2006 reflect results of our predecessors. Due to the significance of the 2006 Transaction, the impact of purchase accounting and the change in our corporate structure that occurred in 2006, the financial information for all successor periods is not comparable to that of the predecessor periods presented in the accompanying table. As part of the 2006 Transaction, Body Central also acquired Rinzi Air, LLC, of which Body Shop of America, Inc. was the sole member. On March 6, 2008, Rinzi Air, LLC, transferred its only asset to a third party. Upon completion of this offering, we expect to dissolve Rinzi Air, LLC, upon which its separate existence will cease.

In the opinion of management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for the fair presentation of our financial position and results of operations for these periods. The consolidated selected financial data set forth below should be read in conjunction with our consolidated financial statements, the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The historical results presented below are not necessarily indicative of the results to be expected for any future period and the results for any interim period may not necessarily be indicative of the results that may be expected for a full year.

We operate on a fiscal calendar that results in a given fiscal year consisting of a 52- or 53-week period ending on the Saturday closest to December 31st. The reporting periods contained in our audited financial statements included in this prospectus contain 52 weeks of operations in fiscal year 2007, which ended December 29, 2007, 53 weeks of operations in fiscal year 2008, which ended January 3, 2009, and 52 weeks of operations in fiscal year 2009, which ended January 2, 2010.

	Predecessor		Successor
	Fiscal Year Ended	39 Weeks Ended	Thirteen Weeks Ended	Fiscal Year Ended				Twenty-Six Weeks Ended
	December 31, 2005	September 30, 2006	December 30, 2006	December 29, 2007	January 3, 2009	January 2, 2010		July 4, 2009	July 3, 2010
								(unaudited)
	(in thousands, except share, per share and operating data)
Statement of Income Data:
Net revenues(1)	$171,804	$136,767	$51,137	$195,911	$191,824		$198,834	$100,787		$119,345
Cost of goods sold(2)	117,289	94,323	36,226	140,334	137,982		139,145	71,703		79,590

Gross profit	$54,515	$42,444	$14,911	$55,577	$53,842		$59,689	$29,084		$39,755
Selling, general and administrative expenses	37,291	30,606	12,310	51,832	45,555		46,567	23,238		26,617
Depreciation and amortization	4,246	2,928	1,044	5,469	5,357		4,678	2,312		2,272
Impairment of long-lived assets	—	—	—	2,428	936		196	—		—
Goodwill impairment	—	—	—	33,962	—		—	—		—

Income (loss) from operations	12,978	8,910	1,557	(38,114)	1,994		8,248	3,534		10,866
Interest expense, net of interest income	(416)	(600)	1,174	4,215	4,329		3,956	2,020		1,787
Other expense (income), net	82	192	(145)	238	(493)		(128)	(108)		(56)

Income (loss) before income taxes	13,312	9,318	528	(42,567)	(1,842)		4,420	1,622		9,135
Noncontrolling interest(3)	1,550	3,850	—	—	—		—	—		—
Provision for (benefit from) income taxes	223	126	206	(3,237)	(890)		1,640	602		3,415

Net income (loss)	$11,539	$5,342	$322	$(39,330)	$(952)		$2,780	$1,020		$5,720

Net income (loss) per common share
Basic	$11.54	$5.34	$0.68	$(4,931.00)	$(137.75)		$328.75	$118.13		$705.63
Diluted	$11.54	$5.34	$0.34	$(4,931.00)	$(137.75)		$5.80	$2.14		$11.92
Weighted average common shares outstanding
Basic	1,000,000	1,000,000	8,000	8,000	8,000		8,000	8,000		8,000
Diluted	1,000,000	1,000,000	475,206	8,000	8,000		479,206	467,747		479,771
Pro Forma net income per common share(4)
Basic						$			$
Diluted
Pro Forma weighted average common shares outstanding(4)
Basic						$			$
Diluted

	Predecessor		Successor
	Fiscal Year Ended	39 Weeks Ended	Thirteen Weeks Ended	Fiscal Year Ended			Twenty-Six Weeks Ended
	December 31, 2005	September 30, 2006	December 30, 2006	December 29, 2007	January 3, 2009	January 2, 2010	July 4, 2009	July 3, 2010
Operating Data (unaudited):
Revenues:
Stores	$156,180	$117,506	$44,700	$164,411	$156,924	$165,331	$80,383	$98,657
Direct	15,624	19,261	6,437	31,500	34,900	33,503	20,404	20,688

Net revenues	$171,804	$136,767	$51,137	$195,911	$191,824	$198,834	$100,787	$119,345
Stores:
Comparable store sales change(5)	12.7%	3.6%	(9.6)%	(4.7)%	(8.0)%	4.9%	5.8%	13.5%
Number of stores open at end of period	163	172	176	188	180	185	177	199
Sales per gross square foot	$237	$164	$61	$206	$204	$207	$105	$115
Average square feet per store	4,045	4,170	4,176	4,246	4,283	4,312	4,318	4,289
Total gross square feet at end of period (in thousands)	659	717	735	798	771	798	764	853
Direct:
Number of catalogs circulated (in thousands)	9,000	9,500	3,000	16,000	20,300	20,500	14,000	14,000
Number of pages circulated (in millions)	612	646	204	1,088	1,380	1,394	952	952
Capital expenditures (in thousands)	$2,876	$4,348	$1,969	$9,656	$2,640	$4,809	$1,561	$3,479

	Predecessor		Successor
	December 31, 2005	September 30, 2006	December 30, 2006	December 29, 2007	January 3, 2009	January 2, 2010	July 4, 2009	July 3, 2010
							(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$25,082	$7,309	$9,353	$5,372	$4,002	$7,226	$1,539	$8,535
Working capital	30,494	17,588	12,125	192	(2,698)	(1,967)	(2,672)	(1,564)
Total assets	63,967	56,326	125,385	87,390	77,727	79,209	77,183	86,390
Long-term debt, less current portion	—	—	49,500	43,250	38,250	33,000	35,750	27,018
Redeemable preferred stock	—	—	46,620	49,738	49,888	50,038	49,963	50,114
Stockholders' equity (deficit)	39,333	29,150	719	(38,701)	(39,689)	(36,891)	(38,744)	(30,983)
Cash Flow Data:
Net cash provided by operating activities	$18,030	$7,713	$5,814	$7,175	$4,220	$13,018	$1,598	$10,270

(1)
Consists of net sales as well as shipping and handling fees.

(2)
Includes direct cost of purchased merchandising, freight, occupancy, distribution costs, catalog costs, buying costs and inventory shrinkage.

(3)
The fiscal year ended December 31, 2005 and the 39 weeks ended September 30, 2006 includes the operating results of Body Shop of America, Inc. Following the provisions of Financial Accounting Standards Board guidance, Consolidation of Variable Interest Entities, we have consolidated the operating results of our noncontrolling interest in Catalogue Ventures, Inc. As a result of the 2006 Transaction, both Body Shop of America, Inc. and Catalogue Ventures, Inc. are wholly owned subsidiaries.

(4)
The pro forma net income per common share and pro forma weighted average common shares outstanding has been derived by applying pro forma adjustments to our historical statements of operations as if this offering were effective January 4, 2009. The pro forma net income per common share and pro forma weighted average common shares outstanding are presented for supplemental informational purposes only. It does not purport to represent what our results of operations would have been had this offering actually occurred on January 4, 2009.

The
pro forma adjustment to net income gives effect to the deduction of $2.5 million and $1.1 million of interest expense, net of income tax benefit, for the fiscal year ended January 2, 2010 and the twenty-six weeks ended July 3, 2010, respectively, related to the repayment of all outstanding indebtedness under our senior credit facility.

The
pro forma adjustments to the weighted average common shares outstanding give effect to the following:

  •
  the sale by us of                    shares of our common stock in this offering used to repay all of our outstanding indebtedness under our senior credit facility;

  •
  the sale by us of                    shares of our common stock in this offering used to redeem our non-convertible, non-voting Series C preferred stock; and

  •
  the conversion of all outstanding shares of our convertible preferred stock into             shares of our common stock.

The
pro forma number of shares of our common stock in this offering is assumed to be at initial public offering price of $             per share, the midpoint of the price range set forth on the cover of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The
pro forma adjustments do not give effect to the following:

  •
  the payment by us of up to an aggregate of $1.0 million to specified employees, including certain named executive officers, under a success bonus plan triggered upon completion of this offering;

  •
  The sale by us of                    shares of our common stock in this offering to provide funds for working capital and other general corporate purposes, including to grow our store base and our direct business, to convert Body Shop stores to Body Central banners, to refurbish older stores, to make technology improvements and to make other capital expenditures; and

  •
  an amendment to our certificate of incorporation to increase our authorized capital stock to shares of our common stock and shares of undesignated preferred stock, with shares of our common stock outstanding upon completion of this offering.

(5)
A store is included in comparable store sales on the first day of the fourteenth month after a store opens. For fiscal year 2008, which was a 53-week year, sales from the 53rd week were excluded from the calculation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" and "Special Note Regarding Forward-Looking Statements" sections of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

We operate on a fiscal calendar that results in a given fiscal year consisting of a 52- or 53-week period ending on the last Saturday closest to December 31st. The reporting periods contained in the audited financial statements included in this prospectus contain 52 weeks of operations in fiscal year 2009, which ended January 2, 2010, 53 weeks of operations in fiscal year 2008, which ended January 3, 2009, and 52 weeks of operations in fiscal year 2007, which ended December 29, 2007.

Overview

Founded in 1972, Body Central is a growing, multi-channel specialty retailer offering on-trend, quality apparel and accessories at value prices. We operate specialty apparel stores under the Body Central and Body Shop banners, as well as a direct business comprised of our Body Central catalog and our e-commerce website at www.bodyc.com. We target women in their late teens and twenties from diverse cultural backgrounds, who seek the latest fashions and a flattering fit. Our stores feature an assortment of tops, dresses, bottoms, jewelry, accessories and shoes sold primarily under our exclusive Body Central® and Lipstick® labels. We continually update our merchandise and floor sets with an emphasis on coordinated outfits presented by lifestyle to give our customers a reason to shop our stores frequently. We believe our multi-channel strategy supports our brand building efforts and provides us with synergistic growth opportunities across all of our sales channels.

We attribute our historical success to our test-and-reorder strategy, which allows us to minimize our inventory risk by testing small quantities in our stores before placing larger purchase orders for a broader roll out. We also utilize our vendors' short production lead times to increase our speed to market of our successfully tested items. Our Chief Merchandising Officer, Beth Angelo was integral to the implementation of this strategy during her early tenure. In 2006, the founding family sold a controlling interest in the company to an investor group led by WestView. Following the transaction, Ms. Angelo transitioned to primarily focus on our direct business.

A new Chief Executive Officer and Chief Merchandising Officer were brought in shortly thereafter. Under the direction of this executive team, we underwent a shift away from our test-and-reorder strategy and our core historical focus of providing the latest trends and moved toward a merchandising strategy focused on offering more basic fashions through larger, untested inventory purchases. We believe that this strategy shifted our business away from our core customer and resulted in lower sales, excess inventory and higher levels of markdowns during fiscal year 2007 and the first three quarters of fiscal year 2008. As an example, in the first quarter of 2007 our comparable store sales change was 6.3% and thereafter our comparable store decreased during 2007 as a result of the shift in our strategy to a comparable stores sales change of (20.5)% in the fourth quarter of 2007.

In January 2008, Ms. Angelo returned to her previous role as Chief Merchandising Officer and reestablished the test-and-reorder merchandising strategy that was core to our historical success. Over the course of the following three fiscal quarters, Ms. Angelo restored our historical merchandising strategy, thereby positioning our business for renewed growth and we saw our comparable store sales begin to steadily increase quarter over quarter. In fiscal year 2009, our current Chief Executive Officer, Allen Weinstein, joined us to implement additional improvements to our business and refocus us on executing operational discipline. Under the leadership of our executive team, we have delivered strong results evidenced by, among other things, our six consecutive quarters of positive comparable store sales and increased net income despite a difficult economic environment. Our strong growth and operating results reflect the initiatives taken by our management team, as well as the increasing acceptance of our merchandise and brands.

As of September 30, 2010, we had 204 stores with an average size of approximately 4,300 square feet. Our stores are located in fashion retail venues in the South, Mid-Atlantic and Midwest. Since the beginning of fiscal year 2005, we have increased our store base from 162 stores to 204 stores as of September 30, 2010. We opened 15 stores in fiscal year 2009 and plan to open 25 to 30 stores in fiscal year 2010, of which 22 were already opened as of September 30, 2010. We have also closed 13 stores, most of which were underperforming, from fiscal year 2009 through September 30, 2010, to enhance our overall store performance. We expect to continue to drive our comparable store sales by keeping our merchandise on-trend, increasing the number of customer transactions, continuing to provide our distinctive in-store experience and increasing our brand awareness. We believe these initiatives will enhance our operating margins. We also expect to continue to drive our direct business by leveraging the capabilities of new direct systems being implemented in fiscal year 2010. This new technology will allow us to process more orders, offer a more dynamic merchandise presentation on our website and enhance our marketing efforts by including, among other things, the ability to target specific customer groups.

We plan to expand our store base to take advantage of what we believe are a compelling store economic model and significant real estate opportunities. As a result of our first year sales coupled with low store build-out costs and a low-cost operating model, our stores generate strong returns on investment. Our real estate model includes focusing on enclosed regional malls and outlet, lifestyle and power centers in small, medium and metropolitan markets. Our new store operating model assumes average store revenue of $850,000 to $1,100,000 in the first 12 months of a store's operations. Our average net initial cash investment is approximately $100,000, which includes $75,000 of average build-out costs, including equipment and fixtures (net of landlord contributions), and $25,000 of initial inventory (net of payables). Our new store operating model assumes a less than one year pay back on our investment based on net operating cash flows for that store and inclusive of lease commitments.

We employ various marketing initiatives to develop and enhance brand recognition and to create and strengthen relationships with customers. Our marketing strategy involves a combination of store-visual merchandising and signage updates, in-store promotions, distributions of our catalogs, email campaigns and social networking sites. During July 2010, we launched a redesigned and enhanced website. We expect this new website will increase our ability to effectively market to and expand our customer base. We also anticipate increasing our customer database through catalog mailings, email blasts and in-store customer sign-up campaigns. We expect these efforts to have a positive effect on driving our net revenues.

We are in the process of upgrading or have upgraded several of our systems to better position us for future growth. This investment includes an upgrade of our point-of-sale software system and our systems that support our direct business, which were implemented in July 2010. We expect to complete our point-of-sale upgrade in advance of the 2010 holiday shopping season. We will continue to evaluate our systems' needs and invest in infrastructure as appropriate. We believe these investments will help us drive comparable store sales and new store sales and improve efficiencies in our operating margins.

While we believe that our cash position and net cash provided by operating activities will be adequate to finance working capital needs and planned capital expenditures for at least the next 12 months, our ability to fund such cash flow needs will depend largely on our future operating performance. Accordingly, our growth strategies may be limited by our future operating performance.

We believe our business strategy will continue to offer significant opportunities, but it also presents risks and challenges. These risks and challenges include, but are not limited to, that we may not be able to to effectively anticipate, identify and respond to changing fashion trends, or that we may not be able to find desirable locations for new stores or that we may not be able to effectively manage our operations, which have grown rapidly. See "Risk Factors" for other important factors that could impact us. We seek to ensure that addressing these risks does not divert our management's attention from continuing to build on the strengths that we believe have driven the growth of our business. We believe our focus on enhancing the desirability of our fashions, improving our in-store shopping experience and upgrading our catalog and website capabilities, all while maintaining our customer service, will be integral to our ongoing growth.

How We Assess the Performance of Our Business

In assessing the performance of our business, we consider a variety of operational and financial measures. The key measures for determining how our business is performing are net revenues, comparable store and non-comparable store sales, direct sales through our catalog and e-commerce channels, gross profit margin and selling, general and administrative expenses.

Net Revenues

Net revenues consist of sales of our merchandise from comparable stores and non-comparable stores, and direct sales through our catalog and e-commerce channels, including shipping and handling fees charged to our customers. Net revenues from our stores and direct business reflect sales of our merchandise less estimated returns and merchandise discounts.

  Store Sales

There may be variations in the way in which some of our competitors and other apparel retailers calculate "comparable" or "same store" sales. We include a store in comparable store sales on the first day of the fourteenth month after a store opens. Non-comparable store sales include sales not included in comparable store sales (for example, the first two months of a new store's sales) and sales from closed stores. Measuring the change in year-over-year comparable store sales allows us to evaluate how our store base is performing. Various factors affect comparable store sales, including:

  •
  consumer preferences, buying trends and overall economic trends;

  •
  our ability to identify and respond effectively to fashion trends and customer preferences;

  •
  changes in competition;

  •
  changes in our merchandise mix;

  •
  changes in pricing levels and average unit price;

  •
  the timing of our releases of new merchandise;

  •
  the level of customer service that we provide in our stores;

  •
  our ability to source and distribute products efficiently; and

  •
  the number of stores we open and close in any period.

Opening new stores is an important part of our growth strategy. We expect a significant percentage of our net revenues to come from non-comparable store sales. Accordingly, comparable store sales is only one element we use to assess the success of our growth strategy.

Purchases of apparel and accessories are sensitive to a number of factors that influence the levels of consumer spending, including economic conditions and the level of disposable consumer income, consumer debt, interest rates and consumer confidence. Our business is somewhat seasonal and as a result, our revenues fluctuate. In addition, our revenues in any given quarter can be affected by timing of holidays, the weather and similar matters.

  Direct Sales

We offer direct sales through our catalogs and through our e-commerce website, www.bodyc.com, which accepts orders directly from our customers. We believe the circulation of our catalogs and access to our website increases our reputation and brand recognition with our target customers and helps support the strength of our store operations.

Gross Profit

Gross profit is equal to our net revenues minus our cost of goods sold. Gross profit margin measures gross profit as a percentage of our net revenues. Cost of goods sold includes the direct cost of purchased merchandise, distribution costs, all freight costs incurred to ship merchandise to our stores and our direct customers, costs incurred to produce and distribute our catalogs, store occupancy costs, buying costs and inventory shrinkage. The components of our cost of goods sold may not be comparable to those of other retailers.

Our cost of goods sold is greater in higher volume periods because cost of goods sold generally increases as net revenues increase. Changes in the mix of our products, such as changes in the proportion of accessories, may also impact our cost of goods sold. We review our inventory levels on an ongoing basis in order to identify slow-moving merchandise and take appropriate markdowns to clear these goods. The timing and level of markdowns are not seasonal in nature, but are driven by customer acceptance of our merchandise. If we misjudge sales levels and/or trends, we may be faced with excess inventories and be required to mark down our prices for those products in order to sell them. Significant markdowns have reduced our gross profit in some prior periods and may do so in future periods.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include all operating costs not included in cost of goods sold. These expenses include payroll and other expenses related to operations at our corporate headquarters and store operations. These expenses do not generally vary proportionally with net revenues. As a result, selling, general and administrative expenses as a percentage of net revenues are usually higher in lower volume periods and usually lower in higher volume periods. The components of our selling, general and administrative expenses may not be comparable to those of other retailers. We expect that our selling, general and administrative expenses will increase in future periods due to our continuing store growth, continuing growth in our direct business and, in part, due to additional legal, accounting, insurance and other expenses that we expect to incur as a result of being a public company. Among other things, we expect that compliance with the Sarbanes-Oxley Act and related rules and regulations will result in significant additional legal and accounting costs.

Results of Operations

The following tables summarize key components of our results of operations for the periods indicated, both in dollars and as a percentage of revenues:

	Fiscal Year Ended			Twenty-Six Weeks Ended
	December 29, 2007	January 3, 2009	January 2, 2010	July 4, 2009	July 3, 2010
				(unaudited)
	(dollars in thousands)
Net revenues	$195,911	$191,824	$198,834	$100,787	$119,345
Cost of goods sold	140,334	137,982	139,145	71,703	79,590

Gross profit	55,577	53,842	59,689	29,084	39,755
Selling, general and administrative expenses	51,832	45,555	46,567	23,238	26,617
Depreciation and amortization	5,469	5,357	4,678	2,312	2,272
Impairment of long-lived assets	2,428	936	196	—	—
Goodwill impairment	33,962	—	—	—	—

(Loss) income from operations	(38,114)	1,994	8,248	3,534	10,866
Interest expense, net of interest income	4,215	4,329	3,956	2,020	1,787
Other expense (income), net	238	(493)	(128)	(108)	(56)

(Loss) income before income taxes	(42,567)	(1,842)	4,420	1,622	9,135
(Benefit from) provision for income taxes	(3,237)	(890)	1,640	602	3,415

Net (loss) income	$(39,330)	$(952)	$2,780	$1,020	$5,720

Operating Data (unaudited):
Stores:
Comparable store sales change	(4.7)%	(8.0)%	4.9%	5.8%	13.5%
Number of stores open at end of period	188	180	185	177	199
Sales per gross square foot (in whole dollars)	$206	$204	$207	$105	$115
Total gross square feet at end of period (in thousands)	798	771	798	764	853
Direct:
Number of catalogs circulated (in thousands)	16,000	20,300	20,500	14,000	14,000
Number of pages circulated (in millions)	1,088	1,380	1,394	952	952
Percentage of Revenues:
Net revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	71.6	71.9	70.0	71.1	66.7

Gross profit	28.4	28.1	30.0	28.9	33.3
Selling, general and administrative expenses	26.5	23.7	23.4	23.1	22.3
Depreciation and amortization	2.8	2.8	2.4	2.3	1.9
Impairment of long-lived assets	1.2	0.5	0.1	0.0	0.0
Goodwill impairment	17.3	0.0	0.0	0.0	0.0

(Loss) income from operations	(19.4)	1.1	4.1	3.5	9.1
Interest expense, net of interest income	2.2	2.3	2.0	2.0	1.5
Other expense (income), net	0.1	(0.3)	(0.1)	(0.1)	(0.1)

(Loss) income before income taxes	(21.7)	(0.9)	2.2	1.6	7.7
(Benefit from) Provision for income taxes	(1.6)	(0.4)	0.8	0.6	2.9

Net (loss) income	(20.1)%	(0.5)%	1.4%	1.0%	4.8%

We have determined our operating segments on the same basis that we use internally to evaluate performance. Our operating segments are our stores and our direct business, which have been aggregated into one reportable financial segment. We aggregate our operating segments because they have a similar class of customer, nature of products, nature of production process and distribution methods, as well as similar economic characteristics.

A summary of revenues by sales channel is set forth below:

	Fiscal Year Ended			Twenty-Six Weeks Ended
	December 29, 2007	January 3, 2009	January 2, 2010	July 4, 2009	July 3, 2010
				(unaudited)
	(dollars in thousands)
Revenues
Store	$164,411	$156,924	$165,331	$80,383	$98,657
Direct	31,500	34,900	33,503	20,404	20,688

Net revenues	$195,911	$191,824	$198,834	$100,787	$119,345

The following table summarizes the number of stores open at the beginning of the period and at the end of the period:

	Fiscal Year Ended			Twenty-Six Weeks Ended
	December 29, 2007	January 3, 2009	January 2, 2010	July 4, 2009	July 3, 2010
Number of stores open at beginning of period	176	188	180	180	185
New stores	15	6	15	4	17
Store closings	(3)	(14)	(10)	(7)	(3)

Number of stores open at end of period	188	180	185	177	199

Comparison of the Twenty-Six Weeks Ended July 3, 2010 Compared to the Twenty-Six Weeks Ended July 4, 2009

Net Revenues

Net revenues increased by $18.6 million, or 18.4%, to $119.3 million for the twenty-six weeks ended July 3, 2010 from $100.8 million for the twenty-six weeks ended July 4, 2009. This increase resulted from an increase in non-comparable store sales and comparable store sales in addition to a slight increase in our direct sales as further described below.

Store sales increased $18.3 million, or 22.7%, to $98.7 million for the twenty-six weeks ended July 3, 2010 from $80.4 million for the twenty-six weeks ended July 4, 2009. The increase in store sales resulted in part from a 25.2% increase in the number of customer transactions, driven in part by 22 new store openings, net of store closings, since July 4, 2009, partially offset by a decline in the average number of items per sale. Comparable store sales increased $10.4 million, or 13.5%, for the twenty-six weeks ended July 3, 2010 compared to an increase of 5.8% for the twenty-six weeks ended July 4, 2009. Non-comparable store sales increased $7.9 million for the twenty-six weeks ended July 3, 2010 compared to the twenty-six weeks ended July 4, 2009. There were 167 comparable stores and 32 non-comparable stores open at July 3, 2010.

Direct sales, including shipping and handling fees, from our direct business increased $284,000, or 1.4%, to $20.7 million for the twenty-six weeks ended July 3, 2010 from $20.4 million for the twenty-six weeks ended July 4, 2009, due to an increase in revenue per catalog.

Gross Profit

Gross profit increased $10.7 million, or 36.7%, to $39.8 million for the twenty-six weeks ended July 3, 2010 from $29.1 million for the twenty-six weeks ended July 4, 2009. As a percentage of revenues, gross profit margin increased by 4.4%, to 33.3%, for the twenty-six weeks ended July 3, 2010 from 28.9% for the twenty-six weeks ended July 4, 2009. This increase was attributable to a

1.3% increase in merchandise margin, due primarily to decreased markdowns, and a 3.1% decrease in freight costs, store occupancy, distribution and buying costs.

Selling, General and Administrative Expense

Selling, general and administrative expenses increased by $3.4 million, or 14.5%, to $26.6 million for the twenty-six weeks ended July 3, 2010 from $23.2 million for the twenty-six weeks ended July 4, 2009. This increase resulted in part from a $1.9 million increase in store operating expenses due to our store growth. As a percentage of revenues, store operating expenses decreased to 16.7% for the twenty-six weeks ended July 3, 2010 from 17.9% for the twenty-six weeks ended July 4, 2009. General and administrative expenses increased $1.5 million primarily related to payroll, payroll-related expenses and professional fees, including fees associated with the implementation of certain information technology systems, including a new point-of-sale software system, and fees relating to our preparation for Sarbanes-Oxley Act compliance. As a percentage of revenue, general and administrative expenses increased to 5.6% for the twenty-six weeks ended July 3, 2010 from 5.2% for the twenty-six weeks ended July 4, 2009.

As a percentage of revenues, selling, general and administrative expenses decreased to 22.3% for the twenty-six weeks ended July 3, 2010 from 23.1% for the twenty-six weeks ended July 4, 2009, as a result of the above factors.

Depreciation and Amortization Expense

Depreciation and amortization decreased $40,000, or 1.7%, to $2.3 million for the twenty-six weeks ended July 3, 2010 from $2.3 million for the twenty-six weeks ended July 4, 2009. As a percentage of revenues, depreciation and amortization decreased 40 basis points to 1.9% for the twenty-six weeks ended July 3, 2010 from 2.3% for the twenty-six weeks ended July 4, 2009, as a result of an increase of our comparable store sales.

Impairment of Long-Lived Assets

There were no adjustments for impairment of long-lived assets for the twenty-six weeks ended July 3, 2010 and the twenty-six weeks ended July 4, 2009.

Interest Expense, Net of Interest Income

Interest expense, net of interest income, decreased by $233,000, or 11.5%, to $1.8 million for the twenty-six weeks ended July 3, 2010 from $2.0 million for the twenty-six weeks ended July 4, 2009, which reflects our lower average borrowings under our senior credit facility for the twenty-six weeks ended July 3, 2010.

Provision for Income Taxes

Provision for income taxes increased $2.8 million to $3.4 million for the twenty-six weeks ended July 3, 2010 from $602,000 for the twenty-six weeks ended July 4, 2009, which was attributable to a $7.5 million increase in income before income taxes in addition to the effective tax rate increase of 30 basis points to 37.4% for the twenty-six weeks ended July 3, 2010 from 37.1% for the twenty-six weeks ended July 4, 2009.

Net Income

Net income increased $4.7 million to $5.7 million for the twenty-six weeks ended July 3, 2010 from $1.0 million for the twenty-six weeks ended July 4, 2009 due to the factors discussed above.

Comparison of Fiscal Year 2009 to Fiscal Year 2008

Net Revenues

Net revenues increased $7.0 million, or 3.7%, to $198.8 million in fiscal year 2009 from $191.8 million in fiscal year 2008, which included an additional 53rd week. This 53rd week contributed $3.6 million in additional revenue in fiscal year 2008. The overall increase in revenues resulted from an increase in non-comparable store sales and an increase in comparable store sales, partially offset by a decrease in our direct sales as further described below.

Store sales increased $8.4 million, or 5.4%, to $165.3 million in fiscal year 2009 from $156.9 million in fiscal year 2008. This increase in revenues from store sales was primarily attributable to a 5.2% increase in the number of customer transactions, driven in part by five new store openings, net of store closings, since January 3, 2009, and an increase in the average number of items per sale. Comparable store sales increased $7.2 million, or 4.9%, in fiscal year 2009 compared to an 8.0% decrease in comparable store sales in fiscal year 2008. Non-comparable store sales increased $1.2 million in fiscal year 2009 compared to fiscal year 2008. There were 164 comparable stores and 21 non-comparable stores open in fiscal year 2010.

Direct sales, including shipping and handling fees, from our direct business decreased $1.4 million, or 4.0%, to $33.5 million in fiscal year 2009 from $34.9 million in fiscal year 2008, primarily as a result of a temporary failure in the system for our direct business in June 2009, and resulting loss of customer sales data, which prevented us from fulfilling existing and new sales orders.

Gross Profit

Gross profit increased $5.8 million, or 10.9%, to $59.7 million in fiscal year 2009 from $53.8 million in fiscal year 2008. As a percentage of revenues, gross profit margin increased by 1.9%, to 30.0%, in fiscal year 2009 from 28.1% for fiscal year 2008. This increase was a result of a 70 basis point increase in the merchandise margin and a 1.2% decrease in freight costs, store occupancy, distribution and buying costs.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased $1.0 million, or 2.2%, to $46.6 million in fiscal year 2009 from $45.6 million in fiscal year 2008. Store operating expenses increased by $1.4 million due to our store growth. As a percentage of revenues, store operating expenses were 18.7% for both fiscal years. General and administrative expenses decreased $376,000 primarily as a result of a reduction in professional fees, partially offset by an increase in payroll and payroll-related expenses. As a percentage of revenue, general and administrative expenses decreased 40 basis points to 4.7% in fiscal year 2009 from 5.1% in fiscal year 2008.

As a percentage of revenues, selling, general and administrative expenses decreased 30 basis points to 23.4% for fiscal year 2009 from 23.7% for fiscal year 2008, as a result of the above factors.

Depreciation and Amortization

Depreciation and amortization decreased $679,000, or 12.7%, to $4.7 million in fiscal year 2009 from $5.4 million in fiscal year 2008. As a percentage of revenues, depreciation and amortization decreased 40 basis points to 2.4% in fiscal year 2009 from 2.8% in fiscal year 2008. This decrease was a result of an adjustment for impairment of long-lived assets during the fourth quarter of fiscal year 2008 partially offset by depreciation and amortization on new capital expenditures.

Impairment of Long-Lived Assets

Impairment of long-lived assets was $196,000 for fiscal year 2009 and $936,000 for fiscal year 2008, related to fair value adjustments on the carrying value of store assets.

Interest Expense, Net of Interest Income

Interest expense, net of interest income, decreased by $373,000, or 8.6%, to $4.0 million in fiscal year 2009 from $4.3 million in fiscal year 2008. This decrease reflects our lower average outstanding debt resulting from quarterly payments under our senior credit facility in the amount of $5.0 million in fiscal year 2009.

(Benefit from) Provision for Income Taxes

(Benefit from) provision for income tax increased $2.5 million to a provision of $1.6 million in fiscal year 2009 from an income tax benefit of $890,000 for fiscal year 2008. This increase was attributable to a $6.3 million increase in income before income taxes partially offset by the effective tax rate decrease to 37.1% for fiscal year 2009 from a tax benefit of 48.3% in fiscal year 2008.

Net (Loss) Income

Net (loss) income increased $3.7 million to net income of $2.8 million in fiscal year 2009 from a net loss of $952,000 in fiscal year 2008 due to the factors discussed above.

Comparison of Fiscal Year 2008 to Fiscal Year 2007

Net Revenues

Net revenues decreased $4.1 million, or 2.1%, to $191.8 million in fiscal year 2008, which included an additional 53rd week ended on January 3, 2009, from $195.9 million in fiscal year 2007. This 53rd week contributed $3.6 million in additional revenue in fiscal year 2008. The overall decrease in revenues resulted from a reduction in comparable store sales partially offset by an increase in non-comparable store sales and an increase in our direct sales as further described below.

Store sales decreased $7.5 million, or 4.6%, to $156.9 million in fiscal year 2008 from $164.4 million in fiscal year 2007. The decrease in store sales was driven in part by eight store closings, net of store openings, since December 29, 2007, partially offset by an increase in the average number of items per sale and an increase of 40 basis points in the number of customer transactions. Comparable store sales decreased $12.2 million, or 8.0%, in fiscal year 2008 compared to a 4.7% decrease in fiscal year 2007. Non-comparable store sales increased $4.7 million in fiscal year 2008 compared to fiscal year 2007. There were 159 comparable stores and 21 non-comparable stores open at January 3, 2009.

Direct sales, including shipping and handling fees, from our direct business increased $3.4 million, or 10.8%, to $34.9 million in fiscal year 2008 from $31.5 million in fiscal year 2007. This increase was due to an expanded distribution of our catalogs and an increase in our customer base resulting from our efforts to increase brand awareness partially offset by a decrease in revenue per book.

Gross Profit

Gross profit decreased $1.7 million, or 3.1%, to $53.8 million in fiscal year 2008 from $55.6 million in fiscal year 2007. As a percentage of revenues, gross profit margin decreased 30 basis points to 28.1% in fiscal year 2008 from 28.4% for fiscal year 2007. This decrease was a result of a 1.3% decrease in the merchandise margin, partially offset by a 1.6% decrease in freight, store occupancy, distribution and buying costs.

Selling, General and Administrative Expenses

Selling, general and administrative expenses decreased $6.3 million, or 12.1%, to $45.6 million in fiscal year 2008 from $51.8 million in fiscal year 2007. Store operating expenses decreased $2.4 million due to the number of stores closed in fiscal year 2008. As a percentage of revenues, store operating expenses decreased to 18.7% in fiscal year 2008 from 19.5% in fiscal year 2007. General and administrative expenses decreased $3.9 million primarily as a result of a reduction in payroll and payroll-related expenses, travel and relocation expenses and temporary employees. As a percentage of revenues, general and administrative expenses decreased by 1.9% to 5.1% in fiscal year 2008 from 7.0% in fiscal year 2007.

As a percentage of revenues, selling, general and administrative expenses decreased by 2.8% to 23.7% for fiscal year 2008 as compared to 26.5% in fiscal year 2007, as a result of the above factors.

Depreciation and Amortization

Depreciation and amortization decreased $112,000, or 2.0%, to $5.4 million in fiscal year 2008 from $5.5 million in fiscal year 2007. Depreciation and amortization as a percentage of revenues remained constant at 2.8% in fiscal years 2008 and 2007.

Impairment of Long-Lived Assets

Impairment of long-lived assets was $936,000 for fiscal year 2008 and $2.4 million in fiscal year 2007 related to fair value adjustments on the carrying value of store assets.

Goodwill Impairment

Goodwill impairment of $34.0 million was recorded in fiscal year 2007 related to our store operations as a result of the slowing economy, repositioning of our merchandise strategy, competition with other retailers and operating performance of the stores. See the discussion in "—Overview" for further understanding of changes that led to the goodwill impairment of our store operations.

Interest Expense, Net of Interest Income

Interest expense, net of interest income, increased $114,000, or 2.7%, to $4.3 million in fiscal year 2008 from $4.2 million in fiscal year 2007, which was attributable to an increase in the weighted average borrowings under our senior credit facility.

Benefit from Income Taxes

Benefit from income taxes benefit decreased $2.3 million to $890,000 in fiscal year 2008 from $3.2 million in fiscal year 2007. This was attributable to a $40.7 million reduction in losses before income tax offset by the effective tax benefit increase to 48.3% in fiscal year 2008 from a 7.6% benefit in fiscal year 2007. The effective tax benefit was lower for fiscal year 2007 as a result of the impairment of $34.0 million of goodwill, which was not deductible for income tax purposes.

Net loss

Net loss decreased $38.4 million, or 97.6%, to a net loss of $952,000 in fiscal year 2008 from a net loss of $39.3 million in fiscal year 2007 due to the factors discussed above.

Quarterly Results and Seasonality

The following table sets forth our historical unaudited quarterly results of operations as well as certain operating data for each of our most recent nine fiscal quarters, including our first quarter of fiscal year 2010, expressed as a percentage of our revenues. This unaudited quarterly information has been prepared on the same basis as our annual audited financial statements appearing elsewhere in this prospectus, and includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary to present fairly the financial information for the fiscal quarters presented.

The quarterly data should be read in conjunction with our audited and unaudited consolidated financial statements and the related notes appearing elsewhere in this prospectus.

Quarterly Results of Operations

	Fiscal Year 2008				Fiscal Year 2009				Fiscal Year 2010
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter
	(in thousands, except percentages)
Net revenues(1)	$44,783	$50,921	$44,518	$51,602	$48,628	$52,159	$44,860	$53,187	$58,173	$61,172
Gross profit	11,850	14,458	12,656	14,878	14,128	14,956	13,635	16,970	19,740	20,015
(Loss) income from operations	(1,295)	1,288	332	1,669	1,397	2,137	1,367	3,347	6,220	4,646
Net (loss) income	$(2,428)	$787	$(674)	$1,363	$273	$747	$284	$1,476	$3,389	$2,331
Year-over-Year (Decrease)/Increase
Net revenues	(13.4)%	(7.5)%	(0.4)%	16.1%	8.6%	2.4%	0.8%	3.1%	19.6%	17.3%
Gross profit	(27.4)	(16.5)	(6.7)	77.5	19.2	3.4	7.7	14.1	39.7	33.8
Percent of Annual Results
Net revenues	23.3%	26.6%	23.2%	26.9%	24.5%	26.2%	22.6%	26.7%	— (2)	— (2)
Gross profit	22.0	26.9	23.5	27.6	23.7	25.1	22.8	28.4	—	—
(Loss) income from operations	(64.9)	64.6	16.6	83.7	16.9	25.9	16.6	40.6	—	—
Net (loss) income	(255.0)	82.7	(70.8)	143.2	9.8	26.9	10.2	53.1	—	—
Operating Data
Comparable store sales change	(18.5)%	(13.3)%	(5.8)%	8.7%	8.2%	3.7%	1.1%	6.7%	17.7%	9.4%

(1)
Consists of net sales as well as shipping and handling fees.
(2)
Our Percent for Annual Results are only available for completed fiscal years.

Seasonality

Due to the seasonal nature of the retail industry, we have historically experienced and expect to continue to experience some fluctuations in our revenues and net income. We recognized 36.6% and 63.4% of our positive net income in the second and fourth quarters of fiscal year 2008, respectively (in our first and third quarters, we had negative net income). In fiscal year 2009, we recognized 26.9% and 53.1% of our net income in the second and fourth quarters, respectively (a year in which net income was positive for all quarters). Revenues generated during the holiday selling season generally contribute to our relatively higher fourth quarter net income. Revenues generated around Easter and the beginning of Spring generally contribute to the relatively higher second quarter net income. If for any reason our revenues were below seasonal norms or expectations during these quarters, our annual results of operations could be adversely affected. The level of our working capital reflects the seasonality of our business. We expect inventory levels, along with an increase in accounts payable and accrued expenses, generally to reach their highest levels in anticipation of the increased revenues during these periods.

Liquidity and Capital Resources

Our primary sources of liquidity are cash flows from operations and, historically, borrowings under our senior credit facility. Our primary cash needs are capital expenditures in connection with opening new stores, remodeling or relocating existing stores, distributing our catalogs, operating our website and the additional working capital required for running our operations. Cash is also required for investment in our information technology systems, the planned upgrade of these systems and distribution facility enhancements. The most significant components of our working capital are cash and cash equivalents, merchandise inventories, trade payables and other current liabilities. Our working capital position benefits from the fact that we generally collect cash from sales to customers the same day or, in the case of credit or debit card transactions, within several days of the related sale, and we typically have up to 60 days to pay our merchandise vendors, depending on the applicable vendor terms.

Upon completion of this offering, we intend to repay all amounts owing under our term loan facilities of our senior credit facility and pay down any outstanding amounts under our revolving credit facility of our senior credit facility. While we believe that our cash position and net cash provided by operating activities will be adequate to finance working capital needs and planned capital expenditures for at least the next 12 months, our ability to fund such cash flow needs will depend largely on our future operating performance. We assess future operating performance by looking at a number of metrics, primarily our net revenues, comparable store and non-comparable store sales, direct sales through our catalog and e-commerce channels, gross profit margin, and selling, general and administrative expenses. Our liquidity position is directly affected by these performance metrics.

Our cash and cash equivalents balance increased $7.0 million to $8.5 million for the twenty-six weeks ended July 3, 2010, from $1.5 million for the twenty-six weeks ended July 4, 2009. Components of this change in cash for the twenty-six weeks ended July 3, 2010, as well as the change for the twenty-six weeks ended July 4, 2009 and fiscal years 2009, 2008 and 2007, are provided below in more detail.

A summary of operating, investing and financing activities are shown in the following table:

	Fiscal Year Ended			Twenty-Six Weeks Ended
	December 29, 2007	January 3, 2009	January 2, 2010	July 4, 2009	July 3, 2010
				(unaudited)
	(in thousands)
Provided by operating activities	$7,175	$4,220	$13,018	$1,598	$10,270
Used for investing activities	(9,656)	(2,340)	(4,794)	(1,561)	(3,479)
Used for financing activities	(1,500)	(3,250)	(5,000)	(2,500)	(5,482)

(Decrease) increase in cash / cash equivalents	$(3,981)	$(1,370)	$3,224	$(2,463)	$1,309

Operating Activities

Operating activities consist of net (loss) income adjusted for non-cash items, including depreciation and amortization, deferred income taxes and the effect of other working capital requirements, as summarized in following table:

	Fiscal Year Ended			Twenty-Six Weeks Ended
	December 29, 2007	January 3, 2009	January 2, 2010	July 4, 2009	July 3, 2010
				(unaudited)
	(in thousands)
Net (loss) income	$(39,330)	$(952)	$2,780	$1,020	$5,720
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,469	5,357	4,678	2,312	2,272
Non-cash impairment charges	36,390	936	196	—	—
Deferred income taxes	(3,577)	(275)	1,561	—	—
Inventory	5,850	(450)	1,714	(2,829)	(2,966)
Merchandise payables	2,925	(4,041)	(174)	290	3,773
Other working capital components	(552)	3,645	2,263	805	1,471

Net cash provided by operating activities	$7,175	$4,220	$13,018	$1,598	$10,270

Net cash provided by operating activities increased $8.7 million to $10.3 million during the twenty-six weeks ended July 3, 2010 compared to $1.6 million for the twenty-six weeks ended July 4, 2009. This increase was attributable to a $4.7 million increase in net income, a $3.3 million improvement in our requirements for inventory, net of merchandise payables, and a $626,000 decrease in our other working capital requirements. The improvements in our cash requirements for inventory were principally due to successful management of our inventories during the fiscal quarter ending July 3, 2010.

The $8.8 million improvement in net cash provided by operating activities in fiscal year 2009 compared to fiscal year 2008 is due to growth in net income of $3.7 million and a $6.0 million decrease in our requirements for inventory, net of merchandise payables, offset by a $900,000 increase in our other working capital requirements.

The $3.0 million reduction in cash generated from operating activities in fiscal year 2008 compared to fiscal year 2007 resulted from growth in net income, offset by non-cash impairment adjustments, of $2.9 million, and offset by an increase of $13.3 million in our requirements for inventory, net of merchandise payables and a $7.4 million decrease in our other working capital requirements.

Inventory, net of merchandise payables, increased $4.5 million in fiscal year 2008 compared to a decrease of $8.8 million in fiscal year 2007. This increase was related to comparable store sales declines in the fourth quarter of fiscal year 2007, which continued through the third quarter of fiscal year 2008, as we continued to adjust from a change in merchandising strategy implemented during fiscal year 2007.

Investing Activities

Investing activities consist of capital expenditures for new and existing stores, as well as our investment in information technology:

	Fiscal Year Ended			Twenty-Six Weeks Ended
	December 29, 2007	January 3, 2009	January 2, 2010	July 4, 2009	July 3, 2010
				(unaudited)
	(in thousands)
Capital expenditures (excluding tenant allowances)	$(7,381)	$(1,463)	$(3,044)	$(923)	$(1,718)
Tenant allowances	(2,275)	(1,177)	(1,765)	(638)	(1,761)
Proceeds from sale of assets	—	300	15	—	—

Net cash used in investing activities	$(9,656)	$(2,340)	$(4,794)	$(1,561)	$(3,479)

For the twenty-six weeks ended July 3, 2010, capital expenditures, excluding tenant allowances, increased $795,000 compared to the twenty-six weeks ended July 4, 2009, attributable to capital expenditures for our new point-of-sale software system, new store construction and maintenance of existing stores.

Capital expenditures, excluding tenant allowances, for the opening of new stores and the relocation of and maintenance on existing stores, were $3.0 million, $1.3 million and $1.8 million in fiscal years 2007, 2008 and 2009, respectively. The remaining capital expenditures in each period were primarily for our investment in information technology systems and distribution and corporate facility enhancements.

In fiscal year 2007, we invested approximately $1.8 million to replace our point-of-sale equipment in all of our stores, along with a $1.5 million investment for our direct business to enhance our e-commerce systems.

We anticipate that capital expenditures, net of tenant allowances, in fiscal year 2010, will be approximately $4.5 million, including $2.2 million for 30 new stores, $900,000 for the relocation of and maintenance of existing stores, and $1.4 million for investments in information technology systems, which includes the implementation of a new point-of-sale software system for our stores.

Financing Activities

Financing activities have consisted principally of borrowings and payments on our outstanding senior credit facility:

	Fiscal Year Ended			Twenty-Six Weeks Ended
	December 29, 2007	January 3, 2009	January 2, 2010	July 4, 2009	July 3, 2010
				(unaudited)
	(in thousands)
Payments on long-term debt	$(4,500)	$(3,250)	$(5,000)	$(2,500)	$(5,482)
Proceeds from issuance of preferred stock	3,000	—	—	—	—

Net cash used for financing activities	$(1,500)	$(3,250)	$(5,000)	$(2,500)	$(5,482)

The $5.5 million and $2.5 million use of net cash in the twenty-six weeks ended July 3, 2010 and July 4, 2009, respectively, resulted from the scheduled quarterly principal repayments due under our senior credit facility. In addition, we paid an additional $3.0 million on our senior credit facility in the twenty-six weeks ended July 3, 2010, based on our operating results for fiscal year 2009.

In fiscal years 2009 and 2008, $5.0 million and $3.3 million of net cash, respectively, were utilized for scheduled principal repayments due under our senior credit facility.

In fiscal year 2007, $3.0 million in proceeds was generated from the issuance of 30,000 shares of our non-convertible, non-voting Series C preferred stock and $4.5 million was utilized for scheduled principal payments under our senior credit facility, resulting in the $1.5 million use of net cash.

Senior Credit Facility

Effective October 1, 2006, we established a six-year, $66.5 million senior credit facility with certain lenders managed by Dymas Funding Company, LLC. This senior credit facility provided for a $24.0 million term loan B facility, with quarterly interest payments and a maturity date of October 1, 2013, a $27.5 million term loan A facility, with quarterly principal and interest payments and a maturity date of September 30, 2012 and a revolving credit facility that provides for advances up to $15.0 million, subject to certain limitations, and a maturity date of October 1, 2012. There were no amounts outstanding under the revolving credit facility on July 3, 2010 and July 4, 2009, and on January 2, 2010, January 3, 2009 and December 29, 2007. Both of the term loans and the revolving credit facility are collateralized by substantially all of our assets, including a pledge of stock in our subsidiaries.

Interest rates on our senior credit facility range from LIBOR plus 5.25% to LIBOR plus 5.75%, with a floor for LIBOR of 3.25%. The weighted average interest rate under our senior credit facility for the twenty-six weeks ended July 3, 2010 and for the twenty-six weeks ended July 4, 2009 was 8.82% and 8.82%, respectively. Our excess borrowing capacity under our senior credit facility was $12.1 million on July 3, 2010, and $11.0 million on July 4, 2009, January 2, 2010 and January 3, 2009. Our borrowing capacity is currently limited to 70% of our total merchandise inventory pursuant to the terms of our senior credit facility. Pursuant to Amendment No. 3 to our senior credit facility, dated January 25, 2008, our borrowing capacity was limited to a maximum of $11.0 million. This expired on December 31, 2009 and we reverted back to a borrowing capacity limited to 70% of our total merchandise inventory. The terms of the loan agreements contain certain restrictive covenants, which require, among other things, the maintenance of a maximum ratio of debt to earnings before interest, taxes, depreciation and amortization, or EBITDA, a minimum fixed charge coverage ratio and maximum capital expenditures. We received waivers of covenant violations regarding the senior leverage ratio and minimum fixed charge ratio at January 3, 2009, and were in compliance with all other covenants. As of July 3, 2010 we were in compliance with all financial covenants contained in our senior credit facility.

We intend to repay all amounts owing under our term loan facilities of our senior credit facility and pay down any outstanding amounts under our revolving credit facility of our senior credit facility. Following completion of this offering, we expect to negotiate for a new revolving credit facility. There is no guarantee that such a facility could be entered into on commercially reasonable terms or at all.

Off Balance Sheet Arrangements

We are not a party to any off balance sheet arrangements.

Contractual Obligations

We enter into long-term contractual obligations and commitments in the normal course of business, primarily debt obligations and non-cancelable operating leases. The following table summarizes our contractual obligations as of January 2, 2010 over the periods specified.

	Payments Due by Period
	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
	(in thousands)
Long-term debt obligations(1)	$38,250	$5,250	$12,000	$21,000	$—
Operating lease obligations(2)	63,317	13,802	20,782	13,248	15,485
Merchandise accounts payable	9,078	9,078	—	—	—

Total	$110,645	$28,130	$32,782	$34,248	$15,485

(1)
Represents our senior credit facility. See "Senior Credit Facility." We expect that upon completion of this offering all amounts owing under our senior credit facility will be repaid.

(2)
Does not include rent based on sales.

Impact of Inflation

Our results of operations and financial condition are presented based on historical cost. While it is difficult to accurately measure the impact of inflation due to the imprecise nature of the estimates required, we believe the effects of inflation, if any, on our results of operations and financial condition have been immaterial.

Recent Accounting Pronouncements

In June 2009, authoritative guidance was issued which establishes the Financial Accounting Standards Board, or FASB, and the Accounting Standards Codification, or ASC, as the source of authoritative accounting principles generally accepted in the U.S., or GAAP, recognized by the FASB to be applied by nongovernmental entities. This guidance, which was incorporated into, Generally Accepted Accounting Principles, is effective for annual periods ending after September 15, 2009. We adopted the guidance for fiscal year 2009 and changed certain disclosure references. This change did not have any other impact on our consolidated financial statements.

In August 2009, the FASB issued Accounting Standards Update (ASU) 2009-05, Measuring Liabilities at Fair Value (Topic 820). The objective of the new guidance is to provide clarification for the fair value measurement of liabilities, specifically providing clarification that in circumstances in which a quoted price in an active market for an identical liability is not available, a reporting entity is required to measure fair value using certain prescribed techniques. Techniques highlighted include using: (1) the quoted price of the identical liability when traded as an asset; (2) quoted prices for similar liabilities or similar liabilities when traded as assets; or (3) another valuation technique that is consistent with the principles of fair value measurements. The new guidance also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. Finally, the guidance clarifies that Level 1 fair value measurements include both a quoted price in an active market for the identical liability and a quoted price for the identical liability when traded as an asset in an active market when no adjustment to the quoted price of the asset is required. The adoption of this guidance did not have an impact on our financial position or results of operations.

In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. The new guidance requires disclosures of transfers in and out of Level 1 and 2 fair value measurements, including a description of the reason for the transfer. The new guidance also calls for disclosures about the activity in Level 3 measurements by separately presenting information on purchases, sales, issuances and settlements on a gross basis rather than a single net number. The guidance also clarifies (1) the level of disaggregation that should be used in completing disclosures about fair value measurements and (2) the disclosures required in describing the inputs and valuation techniques used for both nonrecurring and recurring fair value measurements. This guidance became effective for interim and annual reporting periods beginning after December 15, 2009, except for the new disclosures regarding the activity in Level 3 measurements, which will be effective for fiscal years beginning after December 15, 2010.

We do not expect the adoption of these pronouncements to have a material impact on our financial position or results of operations.

In May 2009, the FASB issued authoritative guidance included in FASB ASC 855, Subsequent Events. The guidance requires us to disclose the date through which we have evaluated subsequent events and whether that date corresponds with the release of our financial statements. We have evaluated subsequent events through September 30, 2010, the date the financial statements were issued.

Critical Accounting Policies

This Management's Discussion and Analysis of Financial Condition and Results of Operations has been derived from our consolidated financial statements that were prepared in accordance with GAAP. GAAP requires management to make estimates and assumptions that affect the reported amounts of our assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, our management evaluates its estimates and judgments, including those related to inventory valuation, property and equipment, recoverability of long-lived assets, including intangible assets, income taxes and stock-based compensation.

Our management bases its estimates and judgments on its historical experience and other relevant factors and assumptions it believes to be reasonable to form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources and evaluates these estimates on an ongoing basis. While we believe that the historical experience and other factors considered provide a meaningful basis for the accounting policies applied in the preparation of the consolidated financial statements, we cannot guarantee that our estimates and assumptions will be accurate. Actual results could differ from these estimates under different assumptions or conditions which would require us to make adjustments to these estimates in future periods.

Our management has reviewed critical accounting policies and estimates with our audit committee. The following reflect the most critical accounting policies and significant estimates and judgments used in the preparation of our consolidated financial statements. For a complete discussion of our significant accounting policies, refer to Note 1 of our consolidated financial statements "Nature of Business and Summary of Significant Accounting Policies" appearing elsewhere in this prospectus.

Revenue Recognition

We recognize revenue at the point-of-sale or upon shipment to customers. Shipping and handling fees billed to customers for direct sales are included in net revenues. Based on historical sales returns, an allowance for sales returns is recorded as a reduction of net revenues in the periods in which the sales are recognized. Sales tax collected from customers is excluded from net revenues and is included as part of accrued expenses and other current liabilities on our consolidated balance sheets appearing elsewhere in this prospectus.

We sell gift certificates in our stores, which do not expire or lose value over periods of inactivity. We account for gift certificates by recognizing a liability at the time a gift certificate is sold. We recognize revenue from gift certificates when they are redeemed by the customer.

Inventory Valuation

Inventories are comprised primarily of women's apparel and accessories and are stated at the lower of cost or market, on a first-in, first-out basis, using the retail inventory method. We record merchandise receipts at the time they are delivered to our consolidator as this is the point at which title and risk of loss transfer to us. We do not directly import any merchandise at this time.

We review our inventory levels to identify slow-moving merchandise and generally use markdowns to clear this merchandise. We record a markdown reserve based on estimated future markdowns related to current inventory to clear slow-moving inventory. During each accounting period we evaluate the selling trends experienced and the related promotional events or pricing strategies in place to sell through the current inventory levels. Markdowns may occur when inventory exceeds customer demand for reasons of style, seasonal adaptation, changes in customer preference, lack of consumer acceptance of fashion items, competition or if it is determined that the inventory in stock will not sell at its currently ticketed price. These markdowns may have an adverse impact on earnings, depending on the extent and amount of inventory affected. The markdown reserve is recorded as an increase to cost of goods sold in the consolidated statements of operations appearing elsewhere in this prospectus.

We perform physical inventory counts at all stores semi-annually. Included in the carrying value of merchandise inventories is a reserve for shrinkage. Shrinkage is estimated based on historical physical inventory results as a percentage of sales. The estimate for shrinkage reserve can be affected by changes in merchandise mix and changes in actual shrinkage trends.

Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is computed for financial reporting purposes on the straight-line method using service lives ranging principally from three to fifteen years. Furniture and fixtures are typically depreciated over three to five years. Amortization of leasehold improvements is provided on the straight-line method over the length of the lease or over the estimated useful life of the improvement, whichever is shorter. The cost of assets sold or retired and the related accumulated depreciation or amortization is removed from the accounts with any resulting gain or loss included in net income. Major renewals and betterments which extend service lives are capitalized, while expenditures for repairs and maintenance that do not significantly extend the life of the asset are expensed as incurred.

Impairment of Long-Lived Assets

We are exposed to potential impairment if the book value of our assets exceeds their expected future cash flows. The major components of our long-lived assets are store fixtures, equipment and leasehold improvements. We follow FASB ASC 360, Property, Plant and Equipment, which requires impairment losses to be recorded on long-lived assets used in operations whenever events or changes in circumstances indicate that the net carrying amounts may not be recoverable. Our evaluation is performed based on estimated undiscounted future cash flows from operating activities compared with the carrying value of related assets for the individual stores. If the undiscounted future cash flows are less than the carrying value, an impairment loss is recognized as the difference between the carrying value and the estimated fair value of the assets based on the discounted future cash flows of the assets using a rate that approximates our weighted average cost of capital.

Goodwill

Goodwill of $55.5 million was recognized on the acquisition of Body Shop of America, Inc. and Catalogue Ventures, Inc. on October 1, 2006. We follow FASB ASC 350, Intangibles—Goodwill and Other, which requires that goodwill and indefinite life intangibles are subject to an assessment of impairment at least annually. Under this guidance, we are required to compare the fair value of each reporting unit with its carrying amount to determine if there is a potential impairment of goodwill. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the fair value of the goodwill within the reporting unit is less than its carrying value. We performed our annual impairment analysis as of January 2, 2010 using the discounted cash flow and guideline public company methods to determine the fair value of the reporting units. Our analysis indicated that no impairment of goodwill occurred or was at-risk as of January 2, 2010 and January 3, 2009, respectively. In fiscal year 2007, we recorded a $34.0 million impairment of goodwill related to our store operations as a result of the slowing economy, repositioning of our merchandise strategy, competition with retailers and operating performance of our stores.

Income Taxes

Income taxes are accounted for pursuant to FASB ASC 740, Income Taxes, which requires that we recognize deferred tax assets, which include net operating loss carry forwards and tax credits. Deferred income taxes are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are offset by deferred tax liabilities relating to nondeductible temporary differences. Recognition of deferred tax assets is based on management's belief that it is more likely than not that the tax benefit associated with temporary differences will be utilized. The FASB issued guidance requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the net deferred tax assets will not be realized. We have determined that valuation allowances against the deferred tax assets are not currently necessary.

We follow FASB ASC 740, Income Taxes, guidance on accounting for uncertainty in income taxes. The standard prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of tax positions taken or expected to be taken in tax returns. In addition, the standard provides guidance on the de-recognition, classification and disclosure of tax positions, as well as the accounting for related interest and penalties. In May 2007, the FASB amended the guidance associated with the criteria that must be evaluated in determining if a tax position has been effectively settled and should be recognized as a tax benefit. We did not have any uncertain tax provisions recorded in our consolidated financial statements appearing elsewhere in this prospectus.

Stock-Based Compensation

Stock-based compensation expense related to stock options was $28,000, $114,000 and $168,000 for fiscal years 2007, 2008 and 2009, respectively. We granted options to purchase an aggregate of 14,520, 8,250 and 23,100 shares of common stock in fiscal years 2007, 2008 and 2009, respectively, prior to giving effect to our anticipated stock split. These grants and any future stock option grants will likely increase our stock-based compensation expense in fiscal year 2010 and in future fiscal years compared to fiscal year 2009.

We account for stock-based compensation in accordance with FASB ASC 718, Compensation-Stock Compensation, which establishes accounting for equity instruments exchanged for employee services. Under the provisions of this statement, stock-based compensation cost is measured at the grant date fair value and is recognized as an expense on a straight-line basis over the employee's requisite service period (generally the vesting period of the equity grant). As required under this guidance, we estimate forfeitures for options granted which are not expected to vest. Changes in these inputs and assumptions can materially affect the measurement of the estimated fair value of our stock-based compensation expense. We estimate the grant date fair value of stock option awards using the Black-Scholes option pricing model. For fiscal year 2009, fiscal year 2008 and the twenty-six weeks ended July 3, 2010 and July 4, 2009, the fair value of stock options was estimated at the grant date using the following assumptions:

	Fiscal Year Ended		Twenty-Six Weeks Ended
	January 3, 2009	January 2, 2010	July 4, 2009	July 3, 2010
Risk-free interest rate	1.8%	3.1%	1.8%	3.1%
Expected dividend yield	0%	0%	0%	0%
Expected volatility	66.1%	71.0%	66.1%	71.0%
Weighted average expected term	6.25 years	6.25 years	6.25 years	6.25 years

The risk-free interest rate was determined based on the rate of Treasury instruments whose maturities are similar to those of the expected term of the award being valued. The expected dividend yield was based on our expectations of not paying dividends on our common stock for the foreseeable future. The expected volatility incorporates historical volatility of similar entities whose shares prices are publicly available. The weighted average expected term is based on the simplified method of estimating the option life.

As of September 30, 2010, without giving effect to our anticipated stock split, we had outstanding vested options to purchase approximately 16,787 shares of common stock, at a weighted average exercise price of $76.97 per share, and outstanding unvested options to purchase 21,163 shares of common stock, at a weighted average exercise price of $89.03 per share. The per share value of each share of common stock underlying the vested and unvested options at the dates of the grant of the options range from $27.59 to $57.85 per share. The average exercise prices per share for the vested and unvested options are less than the anticipated initial public offering price, adjusted for the anticipated shares to be offered.

The fair values of the shares at the dates of grant were originally estimated by an unrelated valuation firm that used three approaches to measure fair value: the income approach; the market approach; and the cost approach.

The income approach focuses on the income-producing capability of a business or asset, by incorporating the calculation of the present value of future economic benefits such as cash earnings, cost savings, tax deductions and proceeds from disposition. Indications are developed by discounting expected cash flows to the present value at a rate of return that incorporates the risk-free rate for the use of funds, the expected rate of inflation and risks associated with the particular investment. The discount rate selected is generally based on rates of return available from investments of similar type and quality.

The market approach measures value through an analysis of recent sales or offerings of comparable assets between arm's length parties. In the valuation of equity interests in business, the market approach can be applied by utilizing one or both of the following methods:

  •
  The guideline public company method focuses on comparing the subject entity to guideline publicly traded entities. In applying this method, valuation multiples are: (i) derived from historical operating data of selected guideline entities; (ii) evaluated and/or adjusted based on the strengths and weaknesses of the subject entity relative to the selected guideline entities; and (iii) applied to the appropriate operating data of the subject entity to arrive at a value indication.

  •
  The similar transactions method utilizes valuation multiples based on actual transactions that have occurred in the subject entity's industry or related industries to arrive at an indication of value. These derived multiples are then adjusted and applied to the appropriate operating data of the subject entity to arrive at an indication of value.

  •
  The cost approach measures the value of an asset as the cost to reconstruct or replace it with another of like utility. When applied to the valuation of equity interests in businesses, each item on the business' balance sheet is restated to its fair value. By deducting the fair value of the business' liabilities from the fair value of its assets, the fair value of the equity is isolated. The approach is generally not used to value businesses operated as going concerns. The cost approach is often utilized in the valuation of tangible assets.

As disclosed more fully in Note 10 to our consolidated financial statements, included elsewhere in this prospectus, we granted stock options during fiscal year 2009 with a fair value of $32.23 per share. Factors that contributed to the difference between the fair value of those grants and the initial public offering price are:

  •
  the increased private company valuation that occurred subsequent to the date of the grants but previous to the initial public offering based on earnings and cash flows;

  •
  the span of time between grant dates and the estimated time of the initial public offering;

  •
  the fact that private company valuations are normally based on historical performance while a public company's valuation is based in large part on future expected earnings;

  •
  the uncertainty of our future cash flow and earnings at the date of the grants;

  •
  increased same store sales when compared with the same periods from previous years;

  •
  increased average sales per store;

  •
  the continued growth in our store base; and

  •
  our expanded geographic footprint.

Quantitative and Qualitative Disclosures about Market Risk

Our principal market risk relates to interest rate sensitivity, which is the risk that future changes in interest rates will reduce our net income or net assets. Our senior credit facility's interest rates range from LIBOR plus 5.25% to LIBOR plus 5.75% with interest paid quarterly with a floor for LIBOR of 3.25%. At July 3, 2010, the weighted average interest rate on our borrowings was 8.82%. Based on a sensitivity analysis at September 30, 2010, assuming average outstanding borrowings during fiscal year 2009 of $40.7 million, a 100 basis point increase in interest rates would increase our annual interest expense by approximately $407,000.

Given our exposure to variable interest rates, during fiscal year 2006, we entered into an interest rate swap agreement that involved the receipt of variable rate payments based on the one-month LIBOR rate in exchange for 5.22% fixed rate payments over the life of the swap agreement without an exchange of the underlying notional amount of $25.0 million. The differential to be paid or received is accrued and recognized as an adjustment to interest expense as interest rates change. The interest rate swap was not designated as a cash flow hedge and, accordingly, it is reflected at fair value on the consolidated balance sheet and the related change in fair value is reflected in interest expense. The agreement terminated on November 13, 2008. The net effect of the agreement was approximately $199,000 of expense for fiscal year ended January 3, 2009.

BUSINESS

Our Company

Founded in 1972, Body Central is a growing, multi-channel, specialty retailer offering on-trend, quality apparel and accessories at value prices. We operate specialty apparel stores under the Body Central and Body Shop banners, as well as a direct business comprised of our Body Central catalog and our e-commerce website at www.bodyc.com. We target women in their late teens and twenties from diverse cultural backgrounds who seek the latest fashions and a flattering fit. Our stores feature an assortment of tops, dresses, bottoms, jewelry, accessories and shoes sold primarily under our exclusive Body Central® and Lipstick® labels. We continually update our merchandise and floor sets with an emphasis on coordinated outfits presented by lifestyle to give our customers a reason to shop our stores frequently.

We believe our multi-channel strategy supports our brand building efforts and provides us with synergistic growth opportunities across all of our sales channels. As of September 30, 2010, we had 204 stores located in fashion retail venues across 23 states in the South, Mid-Atlantic and Midwest. Our average store size is 4,300 square feet. We aim to generate customer traffic by designing and merchandising our stores to bring the excitement and look of chic specialty stores. By allocating our capital to areas that we believe achieve the largest impact per dollar spent, such as in-store marketing graphics, store layout, fixtures and merchandise displays, instead of more expensive structural and architectural improvements, we believe we create an exciting look for our stores while maintaining low build-out costs. We believe our prices compare favorably to other specialty stores and regional department stores.

Our History

We opened our first Body Shop retail store in 1973 in Jacksonville, Florida, where our corporate headquarters is located. Our current business is focused on opening Body Central stores and developing the Body Central and Lipstick brands and on moving away from the use of the Body Shop name for our stores and as a brand. Under the leadership of our founders, members of the Rosenbaum family, we grew to approximately 175 stores and established our direct business.

In October 2006, members of the Rosenbaum family sold a controlling interest in Body Central to a group of outside investors led by WestView Capital Partners. In recent years, we have completed numerous initiatives that have strengthened our business and positioned us for future growth, including:

  •
  Enhanced Executive Team.  We hired Allen Weinstein as our President and Chief Executive Officer in 2009. Mr. Weinstein brought more than 30 years of retail experience and began introducing a number of changes to improve our business, including a focus on capitalizing on our competitive advantages and increasing operational discipline. In addition, Beth Angelo returned as Chief Merchandising Officer in January 2008. Ms. Angelo reestablished the merchandising strategy that was core to our historical success and began enhancing the depth of our marketing and merchandising teams. During 2007, Richard Walters joined as our Chief Financial Officer. Mr. Walters brought more than 20 years of retail experience and has enhanced our financial reporting capabilities and implemented other operating improvements.

  •
  Flexible Test-and-Reorder Business Model.  Our merchandising model allows us to identify and respond quickly to fashion trends and to bring proven styles to our stores. In early 2008, we returned to our proven test-and-reorder strategy, which combined with short lead times enables us to react quickly to the latest fashion trends. In addition, we have reestablished many historical relationships with third party vendors. Our extensive vendor base provides us with access to a large number of designers and enables us to have the best selling products in our stores in a timely fashion. From this vast supply of new designs we can select merchandise to test, which we believe has the distinctive Body Central look, feel and fit. This model allows us to maximize full-price sales and reduce our inventory risk.

  •
  Refined Real Estate Model.  In 2008, we enhanced our real estate model by introducing additional structure and analysis to our site selection process. Our real estate committee has instituted a rigorous process for determining new store locations based on projected sales potential, investment returns and key performance indicators of competitors combined with site visits. We adhere to our selection methodology and do not pursue expansion opportunities if they do not meet all of our new store financial and site criteria. Our flexible model has proven successful in hot, warm and cold climates in small, medium and metropolitan markets and in many different fashion venues. Since 2008, our average new store performance outpaced the targeted returns in our store economic model.

Our Recent Accomplishments

Through initiatives implemented by our executive team since 2008, we have delivered strong results despite the difficult economic environment. For instance, we have:

  •
  maintained positive comparable stores sales growth over the past seven quarters, including an increase of 4.9% for fiscal year 2009 and 13.5% for the twenty-six weeks ended July 3, 2010;

  •
  opened six stores in fiscal year 2008 and 15 stores in fiscal year 2009, with an additional 25 to 30 stores planned to be opened in fiscal year 2010, of which 22 were already open as of September 30, 2010 and from fiscal year 2008 through September 30, 2010, we also closed 27 stores, most of which were underperforming, for a net increase of 16 stores;

  •
  increased inventory turnover resulting in a meaningful reduction in markdowns and an improvement in gross margin by approximately 190 basis points between fiscal year 2008 and fiscal year 2009;

  •
  improved operating margin by approximately 300 basis points between fiscal year 2008 and fiscal year 2009, primarily as a result of reduced labor and occupancy costs, resulting in an increase in income from operations to $8.2 million for fiscal year 2009 from $2.0 million for fiscal year 2008; and

  •
  increased net income by $3.7 million to $2.8 million for fiscal year 2009 from a loss of $952,000 in fiscal year 2008, and by $4.7 million to $5.7 million for the twenty-six weeks ended July 3, 2010 from $1.0 million in the twenty-six weeks ended July 4, 2009.

Our Market

Based on publicly available data from the NPD Group, Inc., a leading global provider of apparel market research information for tracking consumer behavior, sales in the U.S. women's apparel market totaled approximately $104.0 billion for the 12 months ended December 2009. While our products appeal to women of varying ages and diverse backgrounds, our core customer is a young woman in her late teens or twenties who enjoys shopping for the latest fashions. According to the U.S. Census Bureau, there were estimated to be approximately 25.0 million women as of July 2009 between the ages of 18 to 29. Our target customer represents a growing segment of the U.S. population and we believe that she spends a higher proportion of her income on fashion than the general population.

Our Strengths

We believe that the following strengths are critical to our continued success:

  •
  Established and Differentiated Brand.  With over 35 years of operating experience, we have built the Body Central brand around our strategy of providing the right fashion and quality, with a flattering fit at a value price. We believe our core customer is passionate about finding current fashions typically offered in higher-end specialty stores and boutiques at value prices in an exciting store environment. We also believe that the look and feel of our stores, in-store graphics, fashion assortment, product labeling and overall shopping experience are critical to building our brand image. All of these factors create a unique Body Central experience.

  •
  Exciting Fashion Delivered at Compelling Value.  We deliver a carefully edited selection of quality, fashionable apparel and accessories for most occasions at value prices. Our broad product assortment of apparel, jewelry, accessories and footwear allows our customers to purchase complete outfits. We do not dictate fashion trends, but respond quickly to offer best selling styles. We maintain a fresh and exciting shopping experience by continually refreshing our inventory through almost daily shipments to our stores. We design our windows, displays and floor sets to emphasize outfit ideas and refresh them every two to three weeks to drive repeat store visits.

  •
  Multiple Sales Channel Synergies.  We complement our retail stores with a successful direct business, which consists of both catalog and internet sales, which we have operated since 2005. We believe our catalog differentiates us from most competitors. We select our best selling products from our stores to sell through our direct channel. We believe our multi-channel strategy builds brand awareness and drives sales across all of our channels. We operate retail stores in 23 states and have direct sales in all 50 states. In fiscal year 2009, our two highest volume states for direct sales were outside of our retail store geography. For the fiscal year 2009, direct sales represented approximately 16.8% of our net revenues.

  •
  Powerful New Store Economics.  We have a proven store model that works across a variety of market sizes, demographics, climates, real estate venues, store sizes and mall classifications. Our flexible store format allows us to adapt to available locations and store footprints quickly with a low investment cost that has delivered attractive returns and short payback periods. The majority of our stores range from approximately 3,200 to 5,200 square feet with an average size of 4,300 square feet. Our average net investment for a new store, including inventory, is approximately $100,000. On average, our new stores are paying back our investment in less than one year based on net operating cash flows for that store and inclusive of lease commitments. We believe our attractive new store economics, flexible real estate model and disciplined new store development process allow us to opportunistically expand our store footprint on a profitable basis.

  •
  Disciplined Inventory Management.  We test the vast majority of all new products on a limited basis prior to a broader roll out of the best selling items. This proven test-and-reorder strategy serves as the foundation of our merchandising philosophy and instills discipline in our inventory management. Our ability to interpret the amount of merchandise we will be able to sell to our customers by color, classification and size, combined with our vendors' short production lead time, allows us to respond rapidly to changing trends while reducing markdowns and inventory risk.

  •
  Proven Management Team.  Allen Weinstein, our President and Chief Executive Officer, Beth Angelo, our Chief Merchandising Officer and President of Direct Sales, and Richard Walters, our Chief Financial Officer, have an average of more than 25 years of retail experience, including in design, marketing, sourcing, merchandising and real estate, and have been instrumental in our strong performance in recent years. In addition, experience and tenure run deep within the Body Central organization. Our regional and district managers average over 20 years and 10 years of experience, respectively.

Growth Strategy

We believe we are well positioned to take advantage of opportunities to increase revenues, capture market share and drive net income growth, including:

  •
  Expand Our Store Base.  We believe our concept has broad appeal and significant expansion opportunity. With only 204 stores in 23 states as of September 30, 2010, we have considerable opportunity to expand in existing and adjacent markets. We opened 15 stores in fiscal year 2009. We expect to open 25 to 30 new stores in fiscal year 2010 (of which 22 were already opened as of September 30, 2010) and approximately 30 to 40 new stores in fiscal year 2011. We have also closed 13 stores, most of which were underperforming, during fiscal years 2009 and 2010 to enhance our overall store performance. We believe we can continue to open new stores at an annual rate of 15% for the next several years.

  •
  Increase Comparable Store Sales and Enhance Brand Awareness.  We plan to grow our comparable store sales by merchandising our stores with the latest fashion trends and maintaining a sharp focus on store level execution through implementing a district manager training program, building a grading system for stores, sending more floor sets to stores and almost daily communication with stores. We believe our ability to test products quickly and to rapidly replenish the best selling items keeps our shopping experience exciting and drives repeat customer visits and purchases. We believe we will be able to enhance our brand awareness through our continued marketing efforts and in-store experience. In addition, we believe our extensive catalog distribution helps build our Body Central brand. For example, in fiscal year 2009, we distributed 10 catalog editions and approximately 20.5 million catalogs totaling approximately 1.4 billion pages to our customers. Since January 2, 2005, we have distributed 54 catalog editions to our customers.

  •
  Expand Operating Margin.  As we grow, we believe we can improve our operating margin. We expect to leverage our infrastructure and buying power and streamline processes through the implementation of our new point-of-sale system and catalog and warehouse management systems. In addition, we will continue to refine our inventory disciplines and upgrade information technology to enhance our productivity. We also believe we can enhance our operating margins through further improvements in our store operations and labor productivity. Finally, we expect to see continued improvements in our new store economics through our disciplined real estate model.

  •
  Grow Our Direct Business.  In July 2010, we implemented a new software system for our direct business. This new system is expected to enhance the potential for growth in our direct business, by allowing us to process more orders, offer a more dynamic merchandise presentation on our website and enhance our marketing efforts by including, among other things, the ability to target specific customer groups. In addition, we are implementing a new point-of-sale software system which is expected to increase the synergies between our direct business and our retail stores.

Products

We offer a broad selection of apparel and accessories targeted to young women who seek the latest fashion styles at value prices. The majority of our products are sold under our exclusive Body Central® and Lipstick® labels. We also sell a select assortment of branded merchandise, primarily denim, to complement our exclusive label merchandise.

Our products are presented to emphasize coordinated outfits. Our assortment of tops, dresses, bottoms, jewelry, accessories and shoes fits the many lifestyles of our customers — casual, club, dressy and active. The majority of our products are priced under $20 and we believe represent real values. We strategically price some of our best selling tops and our jewelry to drive customer traffic. The table below indicates our product mix as a percentage of net sales in our stores derived from our two major product categories, as of the fiscal year end for each of the years indicated below:

	2007	2008	2009
Apparel	73.4%	75.2%	76.6%
Accessories	26.6	24.8	23.4

Total	100.0%	100.0%	100.0%

Typically, our direct business features an edited selection of our best selling store merchandise targeted to a slightly broader customer base. We monitor trends in our stores in order to optimize our direct merchandise offerings.

Merchandising

Our merchandising team seeks to identify current fashion trends and merchandise consistent with our brand image. We do not dictate fashion trends; rather we focus on quickly adapting to the latest trends to provide the right merchandise at value prices every day. Our merchandising team consists of our Chief Merchandising Officer, buyers and assistant buyers organized by product category, as well as a team focused on our direct business. Our merchandising team is responsible for selecting and sourcing our product assortments, managing inventory levels, and allocating merchandise to stores. We build our product assortments after careful review and consideration and select products that can be displayed in our stores in a coordinated manner to encourage our customers to purchase complete outfits.

The merchandising team holds weekly meetings to review merchandise performance and to determine new fashion trends. We have access to the design expertise of numerous designers through our broad vendor base who provide us with hundreds of new styles each week to review. The merchandising team selects new style items from the styles presented to us and makes necessary changes based on current fashion trends and preferences of our customer. Before placing an order, every item is evaluated for style, quality and fit to ensure standards consistent with our Body Central brand. Our vendor relationships provide us the ability to introduce these fashion-right products to our stores quickly. Once in the stores, our buyers use an array of retail intelligence tools to track the performance of each item and class, and then place appropriate reorders for popular merchandise.

Sourcing

Our test-and-reorder strategy enables us to respond rapidly to changing trends. This strategy allows us to minimize our inventory risk by testing small quantities in our stores before placing larger purchase orders for a broader roll out. Thousands of items are tested throughout the year, but most of our sales are generated from items that are reordered after successful testing. Our ability to make decisions quickly on successful items and our vendors' short production lead time increase our speed to market. Therefore, our test-and-reorder strategy enables us to react quickly to evolving trends and fashion preferences, which minimizes fashion risk and inventory markdowns. We believe this flexible sourcing model enables us to maintain a smaller percentage of our inventory on clearance.

We do not own or operate any manufacturing facilities and buy our merchandise from third-party vendors on an order-by-order basis. We have relationships with approximately 240 U.S. vendors. Our top 10 vendors sourced approximately 45% of our merchandise in 2009, with our two largest vendors each representing approximately 11%. We continue to expand our vendor network, which gives us access to a broad variety of merchandise from a multitude of designers and vendors at competitive prices. We believe our vendors view us as an important retail partner given our scale and market position.

We believe our sourcing strategy has been successful because we have a balance of domestic and import production by which our U.S. vendors place orders and supply merchandise to us from both U.S. manufacturers and foreign manufacturers, located in such countries as China, pursuant to purchase orders. This strategy provides us with lead times as short as four to six weeks for domestic purchases and eight to twelve weeks for imports.

Every vendor that supplies our merchandise is required to adhere to our vendor manual, which is designed to ensure that our vendor's business is conducted in a legal, ethical and responsible manner. Our vendor manual requires that each of our suppliers operates in compliance with applicable wage, benefit, working hours and other local laws, and forbids the use of practices such as child labor or forced labor. See "Risk Factors—Risks Related to Our Business—We may suffer risks if our vendors fail to comply with applicable laws, including a failure to use acceptable labor practices or if our vendors suffer disruptions in their businesses" for more information.

Sales Channels

We conduct our business through two primary sales channels: retail stores and direct, which consists of the Body Central catalog and our website, www.bodyc.com. We do not incorporate the information contained on, or accessible through, our website into this prospectus, and you should not consider it part of this prospectus.

Stores

For fiscal year 2009, our stores generated net sales of $165.3 million, which represented 83.2% of our total net revenues.

As of September 30, 2010, we had 204 retail stores under the names Body Central and Body Shop in 23 states, located primarily in the South, Mid-Atlantic and Midwest. The majority of our stores range in size from 3,200 to 5,200 square feet, with an average of approximately 4,300 square feet. The stores we opened during fiscal year 2009 achieved annualized sales per store and sales per gross square foot in excess of our average store sales. Our stores have historically been located in regional malls and lifestyle centers in small, medium and metropolitan markets. The nature of our fashion merchandise enables us to be successful in markets across hot, warm and cold climates.

The following store list shows the number of stores we operated in each state as of September 30, 2010:

State	Number of Stores	State	Number of Stores
Alabama	10	Maryland	4
Arizona	1	Mississippi	4
Arkansas	4	Missouri	3
Delaware	1	North Carolina	13
Florida	33	Ohio	9
Georgia	17	Oklahoma	3
Illinois	9	Pennsylvania	15
Indiana	11	South Carolina	8
Iowa	1	Tennessee	8
Kansas	2	Texas	24
Kentucky	5	Virginia	10

Louisiana	9	Total	204

  Store Design and Environment

Our stores are designed to effectively present our merchandise and create an exciting atmosphere to draw customers into our store, similar to fashion boutiques. The stores feature a vibrant look with colorful displays, popular music and aspirational lifestyle photos. Our stores are constructed to allow us to efficiently shift merchandise displays for each season and major holiday. Our open floor design enables customers to easily view most of our merchandise. We use a large number of body forms to provide customers with full outfit ideas. Each store's merchandise presentation, including windows, tables, gondolas and walls, is refreshed every two to three weeks to keep our shopping experience new and exciting. We believe by constantly changing our products and floor sets with new merchandise, we give our customers a reason to shop our stores frequently.

We maintain a consistent look in our stores, including signature blue LED storefront signs, blue mosaic tiles on the storefront columns and a well-lit selling area. High ceilings and slat walls allow us to stock and display our merchandise effectively. We seek site locations that have a store front of at least 30 feet wide to create an inviting open floor feel, complete with visually appealing glass line presentations.

  Site Selection and Store Growth

In selecting a location for a new store, we target malls as well as lifestyle, power and outlet centers in areas with suitable demographics and where similar fashion retailers have performed well. We have a real estate committee that utilizes a disciplined approach to analyze factors that include mall productivity, mall-specific competitive environment, average sales of junior retailers and configuration of available space for potential new store locations. We seek prominent locations in high-traffic areas of the mall and in close proximity to other retailers targeting juniors and young women as we have found that when we have locations in malls with certain key competitors our net sales in those stores typically exceed the net sales of stores that are not located in proximity to those key competitors. Our flexible store format allows us to utilize both new and second-generation retail locations. We also evaluate new store locations based on projected sales and ensure that the capital investment and estimated store level contribution satisfies our targeted return threshold. We negotiate leases with a variety of term lengths, often with an early termination right held by us if certain sales goals are not achieved. This store selection strategy is designed to ensure consistent store performance by adhering to a rigorous selection process that ensures each potential site meets our benchmark level of profitability.

We have currently identified a number of potential sites for new stores with appropriate market characteristics. We opened 15 new stores in fiscal year 2009 and plan to open a total of 25 to 30 stores in fiscal year 2010 (of which 22 were opened as of September 30, 2010). We have also closed 13 stores, most of which were underperforming, from fiscal year 2009 through September 30, 2010 to enhance our overall store performance. In addition, our 2011 plans include opening approximately 30 to 40 stores with approximately 15% new store growth over the next several years. Our new store model assumes average unit revenue of $850,000 to $1,100,000 in the first 12 months and an average net initial cash investment of approximately $100,000 which includes $75,000 of average build-out costs, including equipment and fixtures (net of landlord contributions), and $25,000 of initial inventory (net of payables). Our new store operating model assumes a less than one year pay back on our investment based on net operating cash flows inclusive of lease commitments. Stores opened using this model have achieved average pre-tax cash return on investment in excess of 100%. Our fiscal year 2009 new stores, on average, generated unit revenue in excess of $1,000,000 with a cash return in excess of 150% and a payback period of less than seven months.

We have enhanced our existing store base by relocating or closing underperforming stores that we believed were not profitable or located in underperforming markets as well as remodeling our older stores. From fiscal year 2005 through fiscal year 2009, we relocated 22 stores and we remodeled 16 of our older stores.

The table below highlights certain information regarding our new store openings, store closings, relocations and remodels as of the fiscal year end for each of the years indicated below and for this year as of September 30, 2010:

	Fiscal Year Ended
						Through September 30, 2010
	2005	2006	2007	2008	2009
Stores at beginning of period	162	163	176	188	180	185
Stores opened during period	8	20	15	6	15	22
Stores closed during period	(7)	(7)	(3)	(14)	(10)	(3)

Stores at end of period	163	176	188	180	185	204
Remodeled stores	3	3	2	4	4	0
Relocated stores	3	7	7	5	0	2

Direct

Our direct business consists of Body Central catalogs and our www.bodyc.com website and enables us to reach customers by phone, mail or the Internet in all states and further build our Body Central brand. For fiscal year 2009, our direct business generated revenues of $33.5 million or approximately 16.8% of our net revenues.

We currently obtain customer information from both catalog and Internet customers as well as mail and email customer lists that we purchase. We currently have a database containing approximately 850,000 mailing addresses and approximately 675,000 email addresses.

We have implemented a new system for our direct business, which is expected to enhance our capabilities and support growth. For example, this system will support a more dynamic presentation of merchandise, allow us to process more orders and enhance our marketing efforts by including, among other things, the ability to target specific customer groups based on their shopping history and spending habits.

  Catalog

Since the majority of our competitors do not offer a catalog, we believe our Body Central catalog differentiates us from them. We believe our catalog reinforces the Body Central brand image and drives sales across all of our sales channels. For example, following the delivery of our catalogs, we have historically experienced an increase in orders on our website. In fiscal year 2009, we distributed 10 catalog editions and approximately 20.5 million catalogs totaling approximately 1.4 billion pages to our customers. Since January 2, 2005, we have distributed 54 catalog editions to our customers.

All creative work on the Body Central catalog is developed in-house, which we believe allows us to consistently reinforce our brand image. Photography is shot both on location and in studios, and page layout and copy writing are executed by us. Digital images are transmitted directly to outside printers, thereby reducing lead times and improving reproduction quality.

  Internet

Our customers are able to purchase our merchandise through our website as well as obtain current information on our store locations. Most of our direct business purchases are made online although often tied to a catalog distribution. As with our catalog, we believe our website reinforces our Body Central brand.

Marketing and Advertising

Our marketing approach aims to increase customer traffic and build our brand image. We believe one of our strongest marketing pieces is our Body Central catalog. Additionally, we use email communications, in-store graphics, our website and social networking sites, such as Facebook and Twitter to achieve our marketing goals. We often coordinate marketing efforts with the malls and shopping centers in which our stores are located.

We believe that the look and feel of our stores, our in-store graphics, product labeling, customer service and overall shopping experience are critical to building our brand image. Merchandise is presented with a cohesive marketing theme, often around seasons and holidays, which unifies the store presentation and emphasizes both on-trend fashions and fashion basics. For example, we display large posters throughout each store that feature aspirational photos of our models wearing complete Body Central outfits, as well as a large number of body forms featuring current merchandise.

Distribution

We distribute all of our merchandise from our corporate headquarters in Jacksonville, Florida, which occupies approximately 179,000 square feet, consisting of approximately 146,000 square feet of warehouse space and approximately 33,000 square feet of office space. All of our merchandise is received, inspected, managed, stored and distributed through our warehouse. Most of our merchandise is currently pre-ticketed and pre-assorted by our vendors, which allows us to distribute the merchandise quickly and reduce labor costs. Merchandise is shipped almost daily to our stores to ensure a steady flow of new inventory. We believe that the capacity of our distribution center is sufficient to support our expected growth plans for the foreseeable future.

Information Technology Systems

Our information technology systems provide support and information to our management team. We believe our systems provide us with improved operational efficiencies, scalability, increased management control and timely reporting that allows us to identify and respond to trends in our business. We use a combination of customized and industry-standard software systems to support the following functions:

  •
  store point-of-sale;

  •
  e-commerce and catalog;

  •
  inventory management; and

  •
  financial reporting.

We are in the process of investing in and upgrading several of our systems to provide improved support of our current operations and position us for future growth.

We are replacing our point-of-sale software system. We expect this upgrade to enhance customer service, improve operational efficiency, increase management reporting and control and increase synergies between our direct business and our retail stores. Our new system will complement our core functions of purchasing, merchandising, finance and accounting, inventory and order management and warehousing and distribution. We expect this new system to be deployed across all of our stores in advance of the 2010 holiday shopping season.

During July 2010, we upgraded our systems that support our direct business and redesigned our website.

Competition

The specialty-apparel retail market is highly competitive. We compete primarily with other specialty retailers and Internet and catalog businesses that specialize in women's apparel and accessories targeting customers in their late teens and twenties. We believe the principal basis upon which we compete is by offering quality, current fashions at value prices. We believe that our success is dependent on are our in-store experience, our Body Central brand, our current fashions and desirable store locations.

Our success also depends in substantial part on our ability to respond quickly to fashion trends so that we can meet the changing demands of our customers. We believe our competitors include other specialty retailers such as Forever 21, Wet Seal, rue21, Charlotte Russe and Aéropostale. Our market is highly competitive and many of these retailers have substantially greater name recognition, as well as financial, marketing, and other resources, and devote greater resources to the sale of their products than we do. We may face new competitors and increased competition from existing competitors as we expand into new markets and increase our presence in existing markets.

Intellectual Property

We have registered numerous trademarks with the U.S. Patent and Trademark Office, including Body Central® and Lipstick®. In addition, we own domain names, including www.bodyc.com, and we own unregistered copyright rights in our website content. We believe our material trademarks have value, and we protect them against infringement. Our Body Central® trademark is registered until September

2013 when it is up for renewal. Our Lipstick® trademark is registered until January 2019 when it is up for renewal and our Body Shop® trademarks are up for renewal in December 2015 and October 2010. We are currently in the process of renewing the mark which is up for renewal in October 2010. We will also continue to file new applications as appropriate to protect our intellectual property rights.

In some regions of the U.S., our stores are located in the same malls and shopping centers as stores operated by a company doing business under the name The Body Shop®, which is a cosmetics and beauty store. We are not affiliated with this company. In 1991, we granted this company a license to use our Body Shop trademark which is held by us in connection with retail store services for the sale of women's apparel and apparel accessories. Under the terms of this license agreement, we granted an exclusive, royalty-free license to the cosmetics and beauty store company to use our "Body Shop" mark for its business as follows: as a service mark for mail order retail sales of t-shirts and sweatshirts in 49 states and territories and of other apparel in 38 states and territories; as a service mark for retail store sales of apparel in 38 states and territories; and as a trademark for apparel in 38 states and territories. This license was non-exclusive as to certain uses and our agreements with this company permit us to continue to use our "Body Shop" mark in our stores located in Alabama, Arkansas, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee and Texas. We currently operate under the Body Central banner and, in a minority of stores in certain states, we operate under the Body Shop banner. Our current business is focused on developing the Body Central® and Lipstick® brands and we are moving away from the use of the Body Shop name in our stores and as a brand. We currently operate 63 stores under the Body Shop banner, and we expect that this number will decline as we remodel or update older stores and transition to Body Central signs and banners.

Regulation and Legislation

We are subject to labor and employment laws, laws governing advertising and promotions, privacy laws, safety regulations, consumer protection regulations and other laws that regulate retailers and govern the promotion and sale of merchandise and the operation of stores and warehouse facilities. We monitor changes in these laws and believe that we are in material compliance with applicable laws.

Insurance

We use a combination of insurance and self-insurance for a number of risk management activities, including workers' compensation, general liability, automobile liability and employee-related health care benefits, a portion of which is paid by the employees. We evaluate our insurance requirements on an ongoing basis to maintain adequate levels of coverage.

Properties

We do not own any real property. All of our properties are leased. Our executive offices, warehouse and distribution center are located in an approximately 179,000 square foot facility in Jacksonville, Florida. This facility is leased under a lease agreement expiring in 2016. Of the approximately 179,000 square feet in the facility, approximately 146,000 square feet are dedicated to warehouse space and distribution. We believe that our Jacksonville facility will be able to meet our growth plans for the foreseeable future, although we may from time to time lease new facilities or vacate existing facilities as our operations require.

As of September 30, 2010, we had 204 retail stores in 23 states, located primarily in the South, Mid-Atlantic and Midwest. All of our stores are leased from third parties, and the leases typically have terms of five to ten years. Some of our leases have early termination clauses, which permit the lease to be terminated by us if certain sales levels are not met in specific periods or if a shopping center does not meet specified occupancy standards. In addition to future minimum lease payments, most of our store leases provide for additional rental payments based on our achieving specified net sales and many provide for additional payments associated with common area maintainence, real estate, taxes and insurance. In addition, many of our lease agreements have defined escalating rent provisions over the initial term and extensions.

Employees

As of September 30, 2010, we had approximately 2,300 total employees. Out of our total employees, approximately 120 were based at our corporate headquarters in Jacksonville, Florida, and approximately 2,190 were store employees. We had approximately 700 full-time employees and approximately 1,600 part-time employees, who are primarily store employees. None of our employees are represented by a labor union, and we have had no labor-related work stoppages as of September 30, 2010. Our relationship with our employees is a key to our success, and we believe that relationship is strong.

Seasonality

Our business is seasonal in nature reflecting increased demand during the year-end holiday season, other holidays, such as Easter, the beginning of Spring and peak shopping periods, such as the back-to-school season. As a result of this seasonality and generally because of variation in consumer spending habits, we experience fluctuations in net revenues and working capital requirements during the year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quarterly Results and Seasonality—Seasonality" for more information.

Legal Proceedings

We are subject to various legal proceedings and claims, including employment claims, wage and hour claims, intellectual property claims, contractual and commercial disputes and other matters that arise in the ordinary course of our business. While the outcome of these and other claims cannot be predicted with certainty, we do not believe that the outcome of these matters will have a material adverse effect on our business, results of operations or financial condition.

Privacy Policy

In the course of our business, we collect information about our customers, including customer data submitted to us in connection with purchases of our products at stores as well as from our direct business. We respect the privacy of our customers and take steps to safeguard the confidentiality of the information that they provide to us.

MANAGEMENT

Executive Officers, Directors and Director Designee

Below is a list of our executive officers, directors and our director designee and their respective ages and positions as of September 30, 2010 and a brief account of the business experience of each of them. Upon completion of this offering, we expect that the director designee will be appointed and our board of directors will consist of eight members, as all seven of our existing directors will continue serving on our board of directors.

Name	Age	Position
B. Allen Weinstein	64	President, Chief Executive Officer and Director
Beth R. Angelo	43	Chief Merchandising Officer, Executive Vice President, President of Direct Sales and Director
Richard L. Walters	58	Executive Vice President, Treasurer and Chief Financial Officer
Martin P. Doolan(1)(2)(3)(4)	70	Chairman of the Board of Directors
Scott M. Gallin(2)(3)	38	Director
Jerrold S. Rosenbaum	73	Director
Carlo A. von Schroeter(3)(4)	46	Director
John H. Turner	50	Director
John K. Haley(2)(4)(5)	59	Director Designee

(1)
Will be chairperson of our board of directors upon completion of this offering.

(2)
Will be a member of our audit committee upon completion of this offering.

(3)
Will be a member of our compensation committee upon completion of this offering.

(4)
Will be a member of our nominating and governance committee upon completion of this offering.

(5)
Will be a member of our board of directors upon completion of this offering.

Executive Officers

B. Allen Weinstein, 63, has been our President and Chief Executive Officer since August 2009. He joined our board of directors in June 2010. Prior to joining us, Mr. Weinstein served in various senior management positions with The Cato Corporation, a specialty retailer of women's apparel, from 1997 to 2009, including as Executive Vice President-Chief Merchandising Officer of The Cato Corporation, from 2005, and Executive Vice President, Chief Merchandising Officer of The Cato Division, from 1997. From 1995 to 1997, Mr. Weinstein was Senior Vice President-Merchandising of Catherines Stores Corporation, a specialty retailer of women's apparel. From 1981 to 1995, he served as Senior Vice President of Merchandising of Bealls, Inc., a retailer of apparel and home merchandise. Since January 2010, Mr. Weinstein has served on the board of directors and compensation committee of Destination Maternity Corporation, a Nasdaq-listed retailer of maternity apparel. He received a B.B.A. degree in finance in 1970 from the University of Houston. Mr. Weinstein brings to our board of directors almost 30 years of experience in apparel retailing.

Beth R. Angelo, 43, has served as our Chief Merchandising Officer and Executive Vice President since 2008. Before the 2006 Transaction she had served the company in various capacities since 1994 and was Chief Merchandising Officer from 1996 through the 2006 Transaction. Ms. Angelo left the role as Chief Merchandising Officer in May 2007, but returned to that position in January 2008. She has also served as our President of Direct Sales since 2005, a position which she continued between May 2007 and January 2008 and through present day. She has served as a member of our board of directors since October 2006. Ms. Angelo also served as the sportswear merchant for Venus Swimwear, a direct business, from 1999 to 2004 as part of a joint venture with Body Central. Ms. Angelo received a B.S. degree in business administration in 1989 from the University of Florida and an M.B.A. degree in 1994 from Northwestern University's Kellogg Graduate School of Management. Beth Angelo serves on the Executive Advisory Board for the David F. Miller Center for Retail Education and Research at the University of Florida. Ms. Angelo brings to our board of directors experience in apparel retailing, including her recent 19 years in specialty retailing of women's clothing and accessories, and valuable expertise in merchandising and marketing.

Richard L. Walters, 58, has served as our Executive Vice President, Treasurer and Chief Financial Officer since January 2007. From 2001 until 2006, Mr. Walters was the Chief Financial Officer of Hearing Healthcare Management, Inc., a retailer of hearing products and services, in Columbus, Ohio. Prior to that, from 1985 until 2000, Mr. Walters served as Vice-President of Finance of Value City Department Stores, Inc., a discount department store chain with more than 150 stores. Mr. Walters received a B.S. degree in accounting in 1975 from the Ohio State University and his CPA license in 1978.

Directors and Director Designee

The following information pertains to the directors and director designee, their ages, principal occupations and other directorships for at least the last five years and information regarding their specific experience, qualifications, attributes or skills. In selecting directors, we consider factors that are in our best interests and those of our stockholders, including diversity of backgrounds, experience and competencies that our board of directors desires to have represented. These competencies include: independence; adherence to ethical standards; the ability to exercise business judgment; substantial business or professional experience and the ability to offer our management meaningful advice and guidance based on that experience; ability to devote sufficient time and effort to his or her duties as a director; and any other criteria established by our board of directors together with any core competencies or technical expertise necessary for our committees. We believe that each director possesses these qualities and has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us and to our board of directors.

Martin P. Doolan, 70, has served as a member of our board of directors since October 2006 and will become Chairman of our board of directors upon completion of this offering. Mr. Doolan is the founder and currently the Chairman and Chief Executive Officer of Multitech Enterprises, Inc., a firm specializing in providing management expertise to companies with underperforming earnings. Mr. Doolan previously worked for Value City Department Stores, Inc., an off-price department store chain, in various capacities, including Vice Chairman and member of the board of directors from July 1998 to January 2002, and as the President and Chief Executive Officer from July 1997 until July 1999. This included responsibilities as the Chief Executive Officer of DSW Shoe Warehouse, Inc., a subsidiary of Value City Department Stores, Inc. and a retailer of specialty footwear. Prior to that, Mr. Doolan served as the Chief Executive Officer of Delstar Technologies, Inc., a private company and a manufacturer of thermoplastic nets and laminates for water, air and oil filtration, from June 1995 until June 1997, the Chief Executive Officer of Bestop, Inc., a manufacturer of automotive parts and accessories, from October 1987 until June 1995 and the Chief Executive Officer of Pilliod Furniture, Inc., a manufacturer of wood household furniture, from 1985 until 1987. Mr. Doolan has served on the board of directors and audit committee of Lectrus Inc., a private company and manufacturer of electrical systems and metal enclosures, since January 2007, the board of directors, audit and compensation committees of Radiac Abrasives, Inc., a manufacturer of abrasive products, from February 2007 until June 2009 and as Chairman of the board of directors of Delstar Technologies, Inc. since June 1995. He previously served on the board of directors of American Eagle Outfitters, Inc., a public company and specialty apparel retailer traded on the New York Stock Exchange, from June 1994 until June 2004. Mr. Doolan received a B.A. degree in Business from Dallas Baptist University and associate degrees in electronics engineering from the RCA Institute and the City University of New York. Mr. Doolan brings to our board of directors over 30 years of executive business experience, including many in the retail industry.

Scott M. Gallin, 38, has served as a member of our board of directors since October 2006. Mr. Gallin has been a managing director of PineBridge Investments, a multi-strategy investment manager, since 2002. Additionally, Mr. Gallin is an adjunct professor of finance and economics at Columbia Business School, where he has taught courses since 2003 on private equity. He has also previously taught at the University of California, Berkeley's Haas School of Business and at the Tsinghua University in Beijing, China. Mr. Gallin has served on the board of directors, and sits on the audit and compensation committees, of Flash Global Logistics, a global supply logistics company, a private company, since April 2007. Mr. Gallin previously served on the boards of directors of Faith Media Holdings, a book publisher, from June 2006 to December 2006, Best Brands Corp., a distributor and manufacturer of baking products, from December 2006 to March 2009, where he was also a member of the compensation committee, Everest Connections, a broadband communications company, from June 2006 to February 2008, where he served on the audit and compensation committees, Medispectra Inc., a medical device company, from February 2007 to June 2007, and Legendary Pictures, a motion picture production company, from June 2009 to September 2010, each a private company. Prior to joining PineBridge, he worked for Kluge & Co., an affiliate of Metromedia Company that is responsible for executing and managing venture-stage, growth equity and buyout transactions. Mr. Gallin received B.A. and M.A. degrees in 1995 from the University of Pennsylvania and an M.B.A. degree in 2002 from Columbia Business School. He was awarded a Fulbright Scholarship in 1995. As a professor and a professional with more than 14 years of experience in the private equity sector and with experience serving on numerous boards and committees, Mr. Gallin brings to our board of directors a unique perspective and strong financial and business acumen.

Jerrold S. Rosenbaum, 73, is our founder and has served as a member of our board of directors since October 2006. Before the 2006 Transaction, Mr. Rosenbaum served the company in various capacities since 1972 and was our President, Chief Executive Officer and Chairman of our board of directors at the time of the 2006 Transaction, after which he served as Vice Chairman of our board of directors. He received a B.S. degree in Business Administration in 1958 from the University of Florida. As our former Chief Executive Officer and a founder, Mr. Rosenbaum brings significant historical knowledge about our merchandise, marketing and relationships with suppliers.

Carlo A. von Schroeter, 46, has served as a member of our board of directors since 2006. Mr. von Schroeter is a managing partner of WestView Capital Partners, L.P., a private equity group with over $500 million in assets under management, which he co-founded in 2004. Prior to founding WestView, Mr. von Schroeter was a general partner at Weston Presidio from 1992 to 2003, a private equity fund that manages approximately $3.3 billion in capital. Mr. von Schroeter serves on the boards of directors of numerous private companies, including Advanced Technology Services, Inc., a provider of service solutions to manufacturers, since January 2008, SpectorSoft Corporation, a provider of PC/Internet monitoring products, since July 2008, OneNeck IT Services Corporation, a hosting and managed services provider, since June 2006, Ruffalo CODY, a fundraising and enrollment services and software provider, since June 2009 and Peerless Industrial Group, a manufacturer of industrial chains, since May 2010. Additionally, he serves on the audit and compensation committees of Advanced Technologies, Inc. and SpectorSoft Corporation and has previously served on the compensation committee of Radiac Abrasives, Inc. from February 2007 until July 2009. Mr. von Schroeter is also a member of the board of directors of the New England Venture Capital Association, a non-profit organization. He received a B.A. degree in mechanical engineering in 1986 from Queen's University in Canada and an M.B.A. degree in 1990 from Harvard Business School. Mr. von Schroeter brings to our board of directors strategic insight and experience with his long career in private equity and investing in growing middle market companies for over 20 years.

John H. Turner, 50, has served as a member of our board of directors since October 2006. Mr. Turner is a general partner of WestView Capital Partners, L.P., where he has been investing and managing portfolio investments since 2004. Prior to joining WestView, Mr. Turner managed $650 million in investment funds as a general partner at Norwest Mezzanine Partners and was a managing partner at Triumph Capital, a private equity group. Mr. Turner has served on the board of directors of Titan Fitness, a private company and health club chain operator, since January 2007. Additionally, he previously served on the board of directors and audit committee of Radiac Abrasives, Inc., a private company and manufacturer of abrasive products, from February 2006 until July 2009. Mr. Turner received a B.A degree in economics in 1982 from the University of New Hampshire and an M.B.A. degree in 1987 from the University of Pennsylvania's Wharton School. Mr. Turner brings to our board of directors over 20 years experience investing across all tranches of the capital structure including senior debt, mezzanine debt and equity.

John K. Haley, 59, will become a member of our board of directors and chair of our audit committee upon completion of this offering. From 1988 through September 2009, Mr. Haley was a partner of the international accounting firm of Ernst & Young LLP, where he worked for more than 30 years. Mr. Haley served nearly 20 years in Ernst & Young's audit practice and from 1998 until his retirement in 2009 served in a number of leadership roles in the firm's transaction advisory services group. Mr. Haley has served since September 2009 as a director of General Growth Properties, Inc., a landlord to approximately 31 of our stores. Mr. Haley has over 30 years of financial experience in the audit and transaction services industry.

Board Composition and Election of Directors

Board Composition

Our business and affairs are managed under the direction of our board of directors. Upon completion of this offering, our board of directors will consist of eight members. Effective upon the completion of this offering, our bylaws will provide that our board of directors will be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total directors then in office.

Effective upon completion of this offering, our board of directors will be divided into three classes, with each director serving a three-year term and one class being elected at each year's annual meeting of stockholders. Messrs. von Schroeter, Turner and Gallin will serve as Class I directors with an initial term expiring in 2011. Messrs. Rosenbaum and Weinstein and Ms. Angelo will serve as Class II directors, with an initial term expiring in 2012. Messrs. Doolan and Haley will serve as Class III directors with an initial term expiring in 2013.

Upon expiration of the term of a class of directors, directors for that class will be elected for a new three-year term at the annual meeting of stockholders in the year in which the term expires. Each director's term is subject to the election and qualification of his successor, or his earlier death, resignation or removal. Any vacancies on our board of directors may be filled only by the affirmative vote of a majority of the directors then in office. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors will make it more difficult for a third party to acquire control of our company.

Our stockholders' agreement has provided, among other things, that three members of our board of directors were to be designated by WestView, one member by PineBridge (formerly AIG Investments),

and two members by the holders of a majority of the shares of Series B preferred stock. Additionally, WestView and PineBridge can nominate two members and one member, respectively, to our three-member compensation committee. Currently, Messrs. von Schroeter, Turner, Doolan and Gallin have had the right to sit on our board of directors pursuant to the terms of this stockholders' agreement as appointees of WestView and PineBridge and Mr. Rosenbaum and Ms. Angelo have the right to sit on our board of directors as appointees of the holders of a majority of Series B preferred stock. The stockholders' agreement and these related board representation rights will terminate upon completion of this offering and will no longer be in effect.

Director Independence

Under Rule 5605(b)(1) of the Nasdaq Marketplace Rules, independent directors must comprise a majority of a listed company's board of directors within one year of listing. In addition, the Nasdaq Marketplace Rules require that, subject to specified exceptions, each member of a listed company's audit, compensation and nominating and governance committees be independent within one year of the date of listing. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under the Nasdaq Marketplace Rule 5605(a)(2), a director will only qualify as an "independent director" if, in the opinion of that company's board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered to be independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Currently, our board of directors has determined that Messrs. Doolan, Turner, von Schroeter and Gallin each qualifies as an independent director under the corporate governance rules of The Nasdaq Global Market. Our board of directors has also determined that Mr. Haley, a director designee who will become a member of our board of directors, upon the completion of this offering, also qualifies as an independent director under the corporate governance rules of The Nasdaq Global Market. In making these determinations, our board of directors affirmatively determined that Messrs. von Schroeter and Turner, who are affiliated with WestView, and Mr. Gallin, who is affiliated with PineBridge, our largest stockholders, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors affirmatively determined that Mr. Haley does not have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making this determination our board of directors did consider that Mr. Haley sits on the board of directors of General Growth Properties, Inc., a landlord to approximately 31 of our stores. Our board of directors has also determined that Messrs. Rosenbaum and Weinstein and Ms. Angelo are not independent under the corporate governance rules of The Nasdaq Global Market because they are executive officers of Body Central or have immediate family members who are executive officers. The directors will have discretion to increase or decrease the size of our board of directors.

Board Committees

Our board of directors has established an audit committee and a compensation committee. In addition, effective upon completion of this offering, our board of directors will have established a corporate governance and nominating committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Our audit committee currently consists of Messrs. Doolan, Gallin and Turner. Upon completion of this offering, our audit committee will consist of Messrs. Haley, Doolan and Gallin. Mr. Haley will be the chairperson of our audit committee. Our audit committee will have responsibility for, among other things:

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  selecting and hiring our independent registered certified public accounting firm and approving the audit and non-audit services to be performed by our independent registered certified public accounting firm;

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  evaluating the qualifications, performance and independence of our independent registered certified public accounting firm;

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  monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

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  reviewing the adequacy and effectiveness of our internal control policies and procedures;

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  discussing the scope and results of the audit with the independent registered certified public accounting firm and reviewing with management and the independent registered certified public accounting firm our interim and year-end operating results; and

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  preparing the audit committee report required by the SEC to be included in our annual proxy statement.

The SEC and the Nasdaq Marketplace Rules require us to have one independent audit committee member upon the listing of our common stock on The Nasdaq Global Market, a majority of independent directors within 90 days of the date of such listing and all independent audit committee members within one year of the date of such listing. We expect to have two independent audit committee members upon the listing of our common stock on The Nasdaq Global Market, thereby constituting a majority of independent directors, and we expect to have an entirely independent audit committee within one year from the date of listing. Our board of directors has affirmatively determined that Messrs. Haley and Doolan meet the definition of "independent directors" for purposes of serving on an audit committee under applicable SEC and the Nasdaq Marketplace Rules. Our board of directors has also determined that Mr. Gallin does not meet the criteria for independence for purposes of serving on our audit committee set forth in Rule 10A-3 of the Exchange Act because he is deemed an affiliated person of Body Central based upon his association with PineBridge, one of our largest stockholders. In addition, Mr. Haley qualifies as our "audit committee financial expert."

Our board of directors will adopt prior to completion of this offering a written charter for our audit committee, which will be available on our website at www.bodyc.com upon completion of this offering.

Compensation Committee

Our compensation committee currently consists of Messrs. Doolan, Gallin and von Schroeter. Upon completion of this offering, our compensation committee will consist of Messrs. Doolan, Gallin and von Schroeter. Mr. von Schroeter will be the chairperson of our compensation committee. The compensation committee will be responsible for, among other things:

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  reviewing and approving compensation of our executive officers including annual base salary, annual incentive bonuses, specific goals, equity compensation, employment agreements, severance and change-in-control arrangements and any other benefits, compensation or arrangements;

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  reviewing succession planning for our executive officers;

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  reviewing and recommending compensation goals, bonus and stock compensation criteria for our employees;

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  determining the compensation of our directors;

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  reviewing and discussing annually with management our "Compensation Discussion and Analysis" disclosure required by SEC rules;

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  preparing the compensation committee report required by the SEC to be included in our annual proxy statement; and

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  administrating, reviewing and making recommendations with respect to our equity compensation plans.

We expect to have three independent compensation committee members upon the listing of our common stock on The Nasdaq Global Market, thereby constituting an entirely independent compensation committee on the date of listing. Our board of directors has affirmatively determined that Messrs. Doolan, Gallin and von Schroeter meet the definition of "independent directors" for purposes of serving on a compensation committee under applicable SEC and the Nasdaq Marketplace Rules.

Our board of directors will adopt prior to completion of this offering a written charter for our compensation committee, which will be available on our website at www.bodyc.com upon completion of this offering.

Corporate Governance and Nominating Committee

We do not currently have a corporate governance and nominating committee. We expect to establish one upon completion of this offering, which will consist of Messrs. Doolan, Haley and von Schroeter. Mr. von Schroeter will be the chairperson of our corporate governance and nominating committee.

The corporate governance and nominating committee will be responsible for, among other things:

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  assisting our board of directors in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to our board of directors;

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  reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our board of directors;

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  overseeing the evaluation of our board of directors and management; and

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  recommending members for each board committee of our board of directors.

We expect to have three independent corporate governance and nominating committee members upon the listing of our common stock on The Nasdaq Global Market, thereby constituting an entirely independent committee on the date of listing. Our board of directors has affirmatively determined that Messrs. Doolan, Haley and von Schroeter meet the definition of "independent directors" for purposes of serving on a corporate governance and nominating committee under applicable SEC and the Nasdaq Marketplace Rules.

Our board of directors will adopt prior to completion of this offering a written charter for our corporate governance and nominating committee, which will be available on our website at www.bodyc.com upon completion of this offering.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, Messrs. Doolan, Gallin and von Schroeter served on our compensation committee. Messrs. Gallin and von Schroeter both have relationships with us that require disclosure under Item 404 of Regulation S-K under the Exchange Act. See "Certain Relationships and Related Party Transactions" for more information.

During the past fiscal year, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who served as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our company, nor have they ever been an officer or employee of our company.

Code of Business Conduct and Ethics

Prior to the completion of this offering, we will revise our code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our code of business conduct and ethics will be available on our website at www.bodyc.com upon completion of this offering. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Board Leadership Structure and Board's Role in Risk Oversight

Currently, we do not have a Chairman of our board of directors. Upon completion of this offering, we expect Mr. Doolan, a non-employee, independent director, will serve as Chairman of our board of directors. We support separating the position of Chief Executive Officer and Chairman to allow our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman to lead our board of directors in its fundamental role of providing advice to, and independent oversight of, management. Our board of directors recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as our board of directors' oversight responsibilities continue to grow. Our board of directors also believes that this structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our board of directors.

While our bylaws and corporate governance guidelines do not require that our Chairman and Chief Executive Officer positions be separate, our board of directors believes that having separate positions and having an independent outside director serve as Chairman is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Risk is inherent with every business and we face a number of risks as outlined in the "Risk Factors" section of this prospectus. Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its audit committee, is responsible for overseeing our management and operations, including overseeing its risk assessment and risk management functions. Our board of directors has delegated responsibility for reviewing our policies with respect to risk assessment and risk management to our audit committee through its charter. Our board of directors has determined that this oversight responsibility can be most efficiently performed by our audit committee as part of its overall responsibility for providing independent, objective oversight with respect to our accounting and financial reporting functions, internal and external audit functions and systems of internal controls over financial reporting and legal, ethical and regulatory compliance. Our audit committee will regularly report to our board of directors with respect to its oversight of these important areas.

Compensation Policies and Practices and Risk Management

We consider, in establishing and reviewing our compensation philosophy and programs, whether such programs encourage unnecessary or excessive risk taking. Base salaries are fixed in amount and consequently we do not see them as encouraging risk taking. Employees are also eligible to receive a portion of their total compensation in the form of annual cash bonus awards. While the annual cash bonus awards focus on achievement of annual goals and could encourage the taking of short-term risks at the expense of long-term results, the Company's annual cash bonus awards represent only a portion of eligible employees' total compensation and are tied to both corporate performance measures and individual performance. We believe that the annual cash bonus awards appropriately balance risk with the desire to focus eligible employees on specific goals important to our success and do not encourage unnecessary or excessive risk taking.

We also provide named executive officers and other senior managers long-term equity awards to help further align their interests with our interests and those of our stockholders. We believe that these awards do not encourage unnecessary or excessive risk taking since the awards are generally provided at the beginning of an employee's tenure or at various intervals to award achievements or provide additional incentive to build long-term value and are subject to vesting schedules to help ensure that executives and senior managers have significant value tied to our long-term corporate success and performance.

We believe our compensation philosophy and programs encourage employees to strive to achieve both short- and long-term goals that are important to our success and building stockholder value, without promoting unnecessary or excessive risk taking. We have concluded that our compensation philosophy and practices are not reasonably likely to have a material adverse effect on us.

Director Compensation

Mr. Doolan currently receives an annual retainer from us for his service as a member of our board of directors. These fees are paid to his corporation, Multitech Enterprises, Inc., in lieu of payment to Mr. Doolan directly. Mr. Doolan also has an indemnification agreement with us. We expect to enter into indemnification agreements with all our directors effective upon completion of this offering, a form of which we included as Exhibit 10.5 to our registration statement of which this prospectus is a part. See "Certain Relationships and Related Party Transactions—Indemnification of Officers and Directors" for more information. During fiscal year 2009, we paid Mr. Rosenbaum $50,000 as a part-time employee for his assessment and review of potential store locations in addition to $1,000 per day for each real-estate site visit. These fees were not related to his service on our board of directors. All members of our board of directors receive reimbursement of reasonable and documented costs and expenses incurred by directors in connection with attending any meetings of our board of directors or any of our committees.

Upon completion of this offering, our executives who are members of our board of directors will not receive compensation from us for their service on our board of directors. Accordingly, Mr. Weinstein and Ms. Angelo will not receive compensation from us for their service on our board of directors. Only those directors who are non-executives are eligible to receive compensation from us for their service on our board of directors. Upon completion of this offering, we expect that the non-executive directors will be paid:

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  a base annual retainer of $25,000 in cash;

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  an additional $1,000 in cash to the members of the audit, compensation and nominating and corporate governance committees for each meeting attended;

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  an additional annual retainer of $10,000 in cash to the chair of the audit committee;

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  an additional annual retainer of $5,000 in cash to the chair of the compensation committee and the corporate governance and nominating committee; and

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  an additional annual retainer of $25,000 in cash to the chairperson of our board of directors.

In addition, upon completion of this offering, we expect to pay Mr. Rosenbaum $1,000 in cash per day for each real-estate site visit to assess store locations and $25,000 per year for his assessment and review of potential store locations. These amounts are not tied to his service on our board of directors and are in addition to his $25,000 annual retainer as a member of our board of directors.

Upon completion of this offering, we intend to provide certain non-executive directors with equity compensation for service on our board of directors and committees. We expect to make these equity award grants immediately prior to the completion of the offering at an exercise price equal to the initial public offering price. We anticipate awarding option grants to both Mr. Doolan (in the amount of             shares) and Mr. Haley (in the amount of             shares) that will fully vest on the first anniversary of the grant date. The term of the grant will be 10 years. In addition, we will also continue to reimburse directors for reasonable expenses incurred to attend meetings of our board of directors or committees.

The following table sets forth information regarding the compensation of our non-executive directors for their service on our board of directors for the most recently completed fiscal year:

Name	Fees Earned or Paid in Cash	All Other Compensation	Total
Martin P. Doolan	$41,667	$—	$41,667
Scott M. Gallin	—	—	—
Jerrold S. Rosenbaum(1)	—	—	—
Carlo A. von Schroeter	—	—	—
John H. Turner	—	—	—

(1)
During fiscal year 2009, we paid Mr. Rosenbaum $50,000 as a part-time employee for his assessment and review of potential store locations in addition to $1,000 per day for each real-estate site visit.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The purpose of this compensation discussion and analysis section is to provide information about the material elements of compensation that are paid, awarded to, or earned by, our "named executive officers," who consist of our principal executive officer, principal financial officer, our other most highly compensated executive officer and our former president and chief executive officer. We do not have any other executive officers. For fiscal year 2009, our named executive officers, were:

  •
  Allen Weinstein, President, Chief Executive Officer and Director;

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  Beth Angelo, Chief Merchandising Officer, Executive Vice President, President of Direct Sales and Director;

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  Richard Walters, Executive Vice President, Treasurer and Chief Financial Officer; and

  •
  Curtis Hill, our former President and Chief Executive Officer.

Historical Compensation Decisions

We are a privately held company with a relatively small number of stockholders, including our principal stockholders, WestView and PineBridge. As a result, we have not previously been subject to any stock exchange listing or SEC rules requiring a majority of our board of directors to be independent or relating to the formation and functioning of board committees, including audit, compensation and nominating committees. Most, if not all, of our prior compensation policies and determinations, including those made for fiscal year 2009, have been the product of discussions between our Chief Executive Officer and our existing compensation committee.

Upon completion of this offering, we expect that our compensation committee will review our existing compensation approach to determine whether such approach is appropriate given that we will be a public company. Accordingly, the compensation paid to our named executive officers for fiscal year 2009 is not necessarily indicative of how we will compensate our named executive officers in the future.

Compensation Philosophy and Objectives

Our compensation committee reviews and approves the compensation of our named executive officers and oversees and administers our executive compensation approach and initiatives. We believe that our executive compensation approach motivates our named executive officers by balancing fixed versus variable payments and cash payments versus equity awards. Our executive compensation approach is based upon a philosophy that is designed to:

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  attract and retain talented and experienced executives in our industry;

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  reward executives whose knowledge, skills and performance are critical to our success;

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  align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value and rewarding executive officers when stockholder value increases; and

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  recognize the contributions each executive officer makes to our success.

The compensation committee meets outside the presence of all of our named executive officers to consider appropriate compensation for our Chief Executive Officer. For all other named executive officers, the compensation committee meets outside the presence of all named executive officers except our Chief Executive Officer.

Historically, compensation has been highly individualized, the result of arm's-length negotiations and based on a variety of informal factors including, in addition to the factors listed above, our financial condition and available resources, our need for a particular position to be filled and the compensation levels of our other executive officers. In addition, we informally considered the competitive market for corresponding positions within the specialty retail apparel industry. This informal consideration was based on the general knowledge possessed by members of our compensation committee and our Chief Executive Officer regarding the compensation given to some of the executive officers of other companies in our industry through informal benchmarking. In the case of Mr. Weinstein's compensation, the compensation committee also conducted informal benchmarking against the competitive market and relied on the recommendation of the search firm hired to fill the Chief Executive Officer position. As a result, our compensation committee historically has applied its discretion to make compensation decisions and set the compensation for each named executive officer on an individual basis.

Upon completion of this offering, we expect that our Chief Executive Officer will review annually with the compensation committee each named executive officer's performance and recommend appropriate base salary, cash performance awards and grants of equity incentive awards. Based upon the recommendations from our Chief Executive Officer and in consideration of the objectives described above and the principles described below, the compensation committee will approve the annual compensation packages of our named executive officers other than our Chief Executive Officer. The compensation committee or the full board of directors, upon recommendation of the compensation committee, will also annually analyze our Chief Executive Officer's performance and determine his base salary, cash performance awards and grants of equity incentive awards based on its assessment of his performance.

Elements of Compensation

Our current executive compensation approach, which was set by our compensation committee with input from our Chief Executive Officer, consists of the following components:

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  base salary;

  •
  annual cash incentive awards linked to corporate and individual performance;

  •
  periodic grants of stock options; and

  •
  other executive benefits and perquisites.

Executive compensation includes both fixed compensation (base salary, benefits and executive perquisites) and variable compensation (annual bonus and stock option grants). Each component is linked to one or more of the compensation philosophy objectives listed above. The fixed compensation is designed to induce talented executives to join or remain with our company.

Variable cash incentive awards are tied specifically to the achievement of our annual financial objectives and individual performance. Bonus amounts generally relate to the scope of responsibility for each named executive officer. Our bonus awards are designed to align each executive's annual goals for his or her respective area of responsibility with the financial goals of the entire business.

The other element to variable compensation is stock option awards. Our 2006 Equity Incentive Plan was adopted by our board of directors to award stock options to executive officers and other key employees. The grants awarded over the last four years had no public market and no certain opportunity for liquidity until the completion of this offering, making them inherently long-term compensation. The awards have been used to motivate executives and employees to individually and collectively build long-term stockholder value. We will amend our equity incentive plan as set forth in our Amended and Restated 2006 Equity Incentive Plan, which will be in effect upon completion of this offering.

In the future, the compensation committee may engage and seek the input of consultants to evaluate our compensation packages and may formally benchmark executive compensation against a peer group of comparable companies.

Base Salary

Historically, base salary has been the primary component of our compensation packages as it provides a constant and consistent source of income to our named executive officers. The base salary established for each of our named executive officers is intended to reflect each individual's professional responsibilities, the skills and experience required for the job, their individual performance, business performance and a competitive salary based on market comparables.

Typically, base salaries are reviewed annually by our compensation committee with input from our Chief Executive Officer, for base salaries other than the Chief Executive Officer, and may be increased depending on business circumstances and individual situations. In past years, our compensation committee determined base salaries partially based on our named executive officers' experience in the industry with reference to the base salaries of similarly situated executives in other companies of similar size and stage of development operating in the specialty retail apparel industry, such as rue21, Wet Seal, Charlotte Russe, Zumiez and CitiTrends. This determination is informal and based primarily on the general knowledge of our Chief Executive Officer and compensation committee members of the practices within our industry. With this information, the compensation committee sets the salary levels for each named executive officer and determines whether to award a salary increase.

In fiscal year 2009, our named executive officers received the following in annual base salary: $350,000 for Mr. Weinstein (of which he received $134,615 pro-rated for his partial year of service); $300,000 for Ms. Angelo (of which she received $319,230 based on her salary increase described in the paragraph below); $304,200 for Mr. Walters; and $306,000 for Mr. Hill until his resignation in August 2009, at which point he received a part-time salary of $125,000 resulting in a total for the year of $251,004.

In fiscal year 2009, as part of the compensation committee's review process, Ms. Angelo received a salary increase from $300,000 to $350,000 to retain Ms. Angelo and to align her base salary with that of similarly situated executives. In 2010, Mr. Weinstein received a salary increase from $350,000 to $400,000 to align his base salary with that of similarly situated chief executive officers. There were no other salary increases in 2009 or 2010. There were no salary decreases in 2009 or 2010 other than Mr. Hill.

Upon completion of this offering, we expect the compensation committee, with input from the Chief Executive Officer, to annually review base salaries and set salaries for the fiscal year that are competitive and aim to retain our executives. The salaries may be set based on recommendations by compensation consultants, formal benchmarking against a particular set of comparable companies or survey data.

Bonus Awards

Our compensation committee, with input from our Chief Executive Officer other than for his own bonus, determines annual cash bonus awards to our named executive officers. The annual cash bonuses are intended to reward the achievement of corporate objectives linked to our financial results. We believe that our bonus awards help us attract and retain qualified and highly skilled executives and reward and motivate named executive officers who have had a positive impact on corporate results.

Historically, on an annual basis, our compensation committee typically has set aside a bonus pool for executive officers and key employees with bonuses paid out, if at all, based on positive financial performance and at the compensation committee's sole discretion. Each named executive officer is eligible to receive a bonus award from the bonus pool, based on his or her position with our company and the compensation committee's determination of the officer's individual contribution to our financial performance. The bonus percentages were not established in advance, but were based on achievement of strong financial performance and the individual's contribution to the achievement of corporate performance, with full discretion to award any bonus resting with the compensation committee.

In determining bonuses for fiscal year 2008 and fiscal year 2009, the compensation committee determined that each named executive officer made positive contributions to our financial performance. In fiscal year 2008, among other items, the compensation committee noted the following areas of success:

  •
  Mr. Hill was successful in transitioning management of the organization without disruption to ongoing operations; taking the first steps toward moving us forward based on proven historical models and proactively addressing our financial stability.

  •
  Mr. Walters was successful in proactively addressing our financial stability; implementing improvements to our internal controls over financial reporting; introducing additional structure and analysis to our real estate selection process and enhancing our financial planning process.

  •
  Ms. Angelo was successful in re-establishing the merchandising strategy that was core to our historical success and returning to positive comparative store sales and historical operating margins.

As a result of the above and our financial performance, our compensation committee awarded the following bonus amounts for fiscal year 2008, which were paid in May 2009: Mr. Walters received $50,000; Ms. Angelo received $75,000; and Mr. Hill received $75,000.

In fiscal year 2009, among other items, the compensation committee noted the following areas of success:

  •
  Mr. Weinstein was successful in transitioning management of the organization without disruption to ongoing operations; achieving gross margin improvement and overhead expense cost improvements and growing our store base.

  •
  Mr. Walters was successful in continuing to implement improvements to our internal controls over financial reporting and enhancing our financial planning process.

  •
  Ms. Angelo was successful in continuing to grow positive comparable stores sales; achieving gross margin improvement and strengthening our brand positioning with improvements in marketing efforts.

As a result of the above and our financial performance, our compensation committee awarded the following bonus amounts for fiscal year 2009, which were paid in May 2010: Mr. Weinstein received $107,500; Mr. Walters received $50,000; Ms. Angelo received $86,436; and Mr. Hill received $25,000.

For fiscal year 2010, the compensation committee has established a bonus plan for executive officers and key employees based on EBITDA targets. Each of our named executive officers is eligible to receive a bonus award from the bonus pool based on (1) achievement of the EBITDA target, (2) his or her position with the company and (3) his or her relative contribution to the achievement of the EBITDA target. The awards may be adjusted upward or downward based on the compensation committee's determination of an individual's contribution to the achievement of the EBITDA targets. We expect the bonus plan to work on a sliding scale in which executives will be able to share in any financial upside and forgo full bonus awards in the case of financial downside. For example, under this bonus plan:

  •
  if we achieve $18.5 million of EBITDA, the executive officers and key employees will share in the bonus pool;

  •
  if we achieve over $18.5 million of EBITDA, the bonus pool will increase proportionately with the increase in EBITDA and similarly if we fail to achieve $18.5 million of EBITDA, our bonus pool will decrease proportionately; and

  •
  if we achieve $14.8 million of EBITDA or less, no bonus amounts will be awarded.

Upon completion of this offering, in future years we expect our bonus awards to operate similarly to the 2010 bonus plan with net income rather than EBITDA as the metric by which our corporate performance is measured for bonus plan purposes. We expect target bonuses, reflected as a percentage of base salary, to be set at the beginning of each fiscal year measured against pre-determined net income targets and that bonuses will be awarded based on achievement of those targets while considering the individual's contribution to our performance.

We also expect to grant Mr. Walters a one time bonus totaling $20,000 upon completion of this offering to reward Mr. Walters for his work on this offering. In addition, we expect to award Mr. Weinstein, Mr. Walters and Ms. Angelo amounts under the terms of our success bonus plan upon completion of this offering. See " — Success Bonus Plan" for more information.

Equity-Based Compensation

Our compensation committee believes that equity-based compensation is an important component of our executive compensation approach and that providing a significant portion of our named executive officers' total compensation package in equity-based compensation aligns the incentives of our named executive officers with the interests of our stockholders and with our long-term corporate success. Additionally, our compensation committee believes that equity-based compensation awards enable us to attract, motivate, retain and adequately compensate executive talent. To that end, we have awarded equity-based compensation in the form of options to purchase shares of our common stock. Our compensation committee believes stock options provide our named executive officers with a significant long-term interest in our success by rewarding the creation of stockholder value over time.

Generally, each named executive officer is provided with a stock option grant when he or she joins our company based upon his or her position with us and his or her relevant prior experience. Each of our stock option grants generally vests over the course of four years with 25% of the shares vesting on the first anniversary of the grant date or employment date, as applicable, and the remainder of the shares vesting in 12 equal quarterly installments. In addition to stock options granted upon commencement of employment with us, our compensation committee may grant additional stock options to retain our executives and to recognize the achievement of corporate and individual goals.

Stock options are granted with an exercise price equal to or greater than the fair value of our stock on the applicable date of grant. To date, our compensation committee has determined fair value for purposes of stock option pricing based on the compensation committee's own good-faith analysis after review of our performance at the time the options were granted. Going forward, upon completion of this offering, fair value would be based on the closing price of our common stock on The Nasdaq Global Market on the date of grant.

In general, stock option grants to our named executive officers are determined at the discretion of our compensation committee. In addition, our compensation committee also considers a named executive officer's current position with our company, the size of his or her total compensation package and the amount of existing vested and unvested stock options, if any, then held by the executive officer. No formal benchmarking efforts are made by our compensation committee with respect to the size of option grants made to executive officers and, in general, the determination process is informal. Historically, our compensation committee has made all stock option grant decisions with respect to our named executive officers. Upon completion of this offering, the compensation committee intends to formalize this process with annual grants and may use formal bench-marking efforts to determine grant amounts.

In fiscal year 2009, we approved a grant of incentive stock options to Mr. Weinstein and Ms. Angelo. Mr. Weinstein received his grant in connection with his appointment as Chief Executive Officer. Ms. Angelo received her grant to incentivize her and align her option awards with that of similarly situated executives. The stock options were granted in accordance with our 2006 Equity Incentive Plan as follows:

Name	Grant Date		Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)
B. Allen Weinstein	7/7/09	(1)	15,400	$100.00
Beth R. Angelo	10/12/09	(2)	7,700	$100.00

(1)
The compensation committee granted these options on July 7, 2009 and these options will begin vesting on August 3, 2010.

(2)
Twenty-five percent of these options will vest on August 3, 2010 and the remaining will vest in 12 equal quarterly installments beginning on November 3, 2010.

The number of shares of common stock underlying each stock option grant was determined by our compensation committee based upon the outstanding equity grants held both by the individual and by our named executive officers as a group, total compensation, performance, the vesting dates of outstanding grants, tax and accounting costs, potential dilution and other factors. The exercise price of the stock options equals at least 100% of the fair market value on the grant date value in accordance with the terms of the 2006 Equity Incentive Plan. Generally, for each grant of stock options, 25% vest on the first anniversary of either the grant date or employment date, depending on the particular option, and the remainder vest in 12 equal quarterly installments. The term of the grant is 10 years.

Other Executive Benefits and Perquisites

We provide the following benefits to our named executive officers to attract and retain qualified and highly skilled executives:

  •
  health insurance, including payment of 100% of the insurance premium, and up to $10,000 in health expense reimbursements;

  •
  four weeks paid vacation;

  •
  short-term disability as provided in certain named executive officer's employment agreements;

  •
  automobile allowance of $1,000 a month; and

  •
  term life insurance for Mr. Weinstein and Mr. Walters.

All reimbursements of up to $10,000 for medical expenses not covered by our benefits plans will terminate prior to the completion of this offering.

We also provide for the reimbursement of travel expenses to our named executive officers. In May 2010, we also provided $20,000 in living and travel expenses to Mr. Weinstein and will reimburse Mr. Walters up to $20,000 for certain relocation expenses contingent upon his relocation to Jacksonville, Florida. In addition, from January 2007 until August 2008, we reimbursed Mr. Walters for his travel expenses each week to his home in Columbus, Ohio and for his temporary living expenses in Jacksonville, Florida.

Severance and Change-in-Control Benefits

We have entered into employment agreements with the named executive officers that contain severance benefits, the terms of which are described under the heading "—Employment Agreements and Potential Payments Upon Termination or Change-in-Control." We believe these severance benefits are essential elements of our executive compensation package by assisting in recruiting and retaining talented executives.

Section 162(m) Compliance

Section 162(m) of the Code limits us to a deduction for federal income tax purposes of no more than $1.0 million of compensation paid to certain executive officers in a taxable year. Compensation above $1.0 million may be deducted if it is "performance-based compensation" within the meaning of the Code. Our board of directors believes that we should be able to continue to manage our executive compensation for our named executive officers so as to preserve the related federal income tax deductions, although individual exceptions may occur.

Success Bonus Plan

We adopted a success bonus plan on April 10, 2007, which provides for the grant of up to an aggregate of $1.0 million in bonuses to specified employees payable upon the closing of either an initial public offering or certain change of control events defined in the success bonus plan. The amount each grantee receives depends on which of the two events triggers the grants. Grantees are eligible to receive their bonuses upon the closing of either an initial public offering or a change of control if they have been continuously employed by us or our subsidiaries since April 10, 2007 through the closing of the qualifying event. Any grantee not employed at the closing of an initial public offering or a change of control forfeits any grants.

As of September 30, 2010, the aggregate number of employees participating in the success bonus plan was 66 ranging from named executive officers to sales managers to warehouse management employees. The aggregate amount of allocated awards under the success bonus plan was $999,250. The expected high and low payments to be made to employees upon completion of this offering range from $5,000 to $52,500 with an average payment of approximately $14,000. We have also allocated to Mr. Weinstein, Mr. Walters and Ms. Angelo awards totaling $15,000, $30,000 and $15,000, respectively, under the terms of the success bonus plan, to be paid upon completion of this offering. We reserve the right to adjust the payments made to employees to include additional employees, and to cancel awards to employees terminated prior to the completion of this offering and to reallocate those amounts among employees in the pool. The plan is effective through April 10, 2012.

For further information about our success bonus plan, we refer you to the complete copy of the success bonus plan, which we included as Exhibit 10.31 to our registration statement of which this prospectus is a part.

Summary Compensation Table

The following table sets forth certain information regarding compensation for fiscal years 2007, 2008 and 2009 awarded to or paid to our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
B. Allen Weinstein(1)	2009	134,615	107,500	496,342	31,073	769,530
President & CEO	2008	—	—	—	—	—
	2007	—	—	—	—	—
Richard L. Walters	2009	304,200	50,000	—	40,072	394,272
Executive VP & CFO	2008	304,119	50,000	26,954	72,454	453,527
	2007	220,673	—	65,155	118,624	404,452
Beth R. Angelo	2009	319,230	86,436	248,171	34,908	688,745
Executive VP & CMO	2008	300,000	75,000	26,954	30,349	432,303
	2007	286,153	—		26,611	312,764
Curtis V. Hill	2009	251,004	25,000	—	36,609	312,613
Former CEO	2008	305,012	75,000	—	34,176	414,188
	2007	304,787	—	—	39,834	344,621

(1)
Mr. Weinstein joined us as our President and Chief Executive Officer on August 3, 2009. His starting base salary was $350,000. Mr. Weinstein received a bonus of $107,500 which was earned for fiscal year 2009 and paid in May 2010.

(2)
Represents bonus amounts earned in one year and paid in the following year.

(3)
For stock options granted, the value set forth is the full grant date fair value, in accordance with FASB ASC 718. Valuation assumptions used to determine the fair value of the option awards are described in the notes to the financial statements appearing elsewhere in this prospectus.

(4)
Represents amounts paid on behalf of each of the named executive officers for the following respective categories of compensation: 401(k) matching contributions for eligible employees; term life insurance; car allowance; health premiums and medical reimbursements and other personal benefits. The amounts included in that column for each of the named executive officers include the following:

Name	Fiscal Year	401(k) Match ($)(1)	Health Premiums ($)(2)	Medical Reimbursement ($)(3)	Term Life Insurance ($)	Automobile Allowance ($)	Other ($)		Total($)
B. Allen Weinstein	2009	—	6,066	—	7	5,000	20,000	(4)	31,073
	2008	—	—	—	—	—	—		—
	2007	—	—	—	—	—	—		—
Richard L. Walters	2009	6,095	14,192	6,838	947	12,000	—		40,072
	2008	4,715	12,922	7,507	947	12,000	34,363	(5)	72,454
	2007	—	11,165	4,803	947	12,000	89,709	(5)	118,624
Beth R. Angelo	2009	3,345	14,192	5,354	17	12,000	—		34,908
	2008	4,715	12,922	695	17	12,000	—		30,349
	2007	3,429	11,165	—	17	12,000	—		26,611
Curtis V. Hill(6)	2009	6,095	14,192	4,305	17	12,000	—		36,609
	2008	4,715	12,922	2,649	17	12,000	1,873	(7)	34,176
	2007	5,929	11,165	5,685	17	12,000	5,038	(7)	39,834

(1)
Reflects amounts earned in one year and paid in the following year.

(2)
Amounts reflect the cost of providing the plan to the participant and his or her family.

(3)
The named executive officers receive reimbursements of up to $10,000 for medical expenses not covered by our benefits plans. This benefit will terminate prior to the completion of this offering.

(4)
Represents temporary living expenses paid in May 2010.

(5)
Includes commuting cost and temporary living expenses.

(6)
Mr. Hill resigned as our Chief Executive Officer in August 2009, but has remained as a part-time employee since that time. His base salary reflects his $306,000 annual base pro-rated for eight months as Chief Executive Officer added to his $125,000 annual base pro-rated for four months thereafter.

(7)
Includes country club dues and conference attendance fees.

2009 Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to our named executive officers for fiscal year 2009.

Name	Grant Date	Approval Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards(3)
B. Allen Weinstein(4)	7/7/09	7/7/09	15,400	$100.00	$496,342
Richard L. Walters	—	—	—	—	—
Beth R. Angelo(5)	10/12/09	10/12/09	7,700	$100.00	$248,171
Curtis V. Hill	—	—	—	—	—

(1)
The options generally have a term of 10 years and vest in accordance with the following schedule: 25% of the total number of shares vest on the first anniversary of either the grant date or employment date, as applicable, and the remaining shares vest in 12 equal quarterly installments.

(2)
Represents the per share fair market value of our common stock, as determined by the compensation committee pursuant to authority delegated to it by our board of directors.

(3)
The value set forth is the full grant date fair value, in accordance with FASB ASC 718. Valuation assumptions used to determine the fair value of the option awards are described in the notes to the financial statements appearing elsewhere in this prospectus.

(4)
The compensation committee granted these options on July 7, 2009 and these options will begin vesting on August 3, 2010.

(5)
Twenty-five percent of these options will vest on August 3, 2010 and the remaining will vest in 12 equal quarterly installments beginning on November 3, 2010.

Outstanding Equity Awards at Fiscal Year End 2009

The following table sets forth certain information with respect to outstanding equity awards of each of our named executive officers as of fiscal year end 2009 (January 2, 2010):

Option Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price	Option Expiration Date
B. Allen Weinstein	7/7/09	—	15,400	$100.00	10/12/19
Richard L. Walters	8/15/07	3,960	1,320	$100.00	8/15/17
	2/7/08	612	788	$25.00	2/7/18
Beth R. Angelo	2/7/08	612	788	$25.00	2/7/18
	10/12/09	—	7,700	$100.00	10/12/19
Curtis V. Hill	—	—	—	—	—

(1)
The options have a term of 10 years and generally vest in accordance with the following schedule: 25% of the total number of shares vest on the first anniversary of either the grant date or employment date, as applicable, and the remaining shares vest in 12 equal quarterly installments.

Options Exercised and Stock Vested

None of our named executive officers exercised stock options in fiscal year 2009.

Pension Benefits

We do not sponsor defined benefit plans. Consequently, our named executive officers did not participate in, or have account balances in, qualified or nonqualified defined benefit plans. Our board of directors or compensation committee may elect to adopt qualified or nonqualified defined benefit plans in the future if it determines that doing so is in our best interest.

Nonqualified Deferred Compensation

We do not maintain nonqualified defined contribution plans or other deferred compensation plans. Consequently, our named executive officers did not participate in, or have account balances in, nonqualified defined contribution plans or other nonqualified deferred compensation plans. Our board of directors or compensation committee may elect to provide our executive officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interest.

Employment Agreements and Potential Payments Upon Termination or Change-in-Control

Employment Agreements

We have entered into employment agreements with each of our named executive officers as described below.

Allen Weinstein — On July 8, 2009, we entered into an employment agreement with Mr. Weinstein which provides for an annual base salary of $400,000, subject to increase by our board of directors, a discretionary bonus and four weeks of paid vacation. In addition, it provides a $1,000 monthly car allowance, use of a cell phone, health care coverage, reimbursement of reasonable travel, entertainment and other business expenses and premium payments on a $50,000 life insurance policy.

Beth Angelo — Upon completion of this offering, our employment agreement with Ms. Angelo will provide for a base salary of $350,000 annually, subject to adjustment by our board of directors, a discretionary bonus, and four weeks of paid vacation. In addition, we expect to provide a $1,000 monthly car allowance, health care coverage and reimbursement of reasonable travel, entertainment and other business expenses.

Richard Walters — On November 27, 2007, we entered into an employment agreement with Mr. Walters which provides for an annual base salary of $304,200, subject to adjustment by our board of directors, a discretionary bonus and four weeks of paid vacation. In addition, it provides a $1,000 monthly car allowance and reimbursement of reasonable travel, entertainment and other business expenses. The agreement also provides for annual premium payments of up to $930 on an existing term life insurance policy and health care coverage.

Curtis Hill — On December 1, 2007, we entered into an amended and restated employment agreement with Curtis Hill, our former Chief Executive Officer who now works part-time. This agreement was amended on February 23, 2009 and provides for an annual base salary of $125,000, subject to adjustment by our board of directors and four weeks of paid vacation. In exchange, Mr. Hill performs services on a part-time basis averaging approximately 10 hours a week (which could be more or less depending on the current project) on a flexible schedule overseeing special programs and projects, such as the implementation of the key systems which support our direct business, including our new website and web interface application. The agreement expires on November 30, 2012. In addition, the agreement provides a $1,000 monthly car allowance, health care coverage and reimbursement of reasonable travel, entertainment and other business expenses.

Termination of Employment Agreements and Change-in-Control Arrangements

The information below describes and quantifies certain compensation that would become payable under each named executive officer's employment agreement if, as of January 2, 2010, their employment agreements were in effect and their employment with us had been terminated. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event.

The employment agreements for our named executive officers provide for compensation in the event of termination of their employment due to death or disability, without cause, and by the executive for good reason. In general, these employment agreements contain the following termination-related provisions:

  •
  Termination Due to Death or Disability.  Severance payments equal to any unpaid portion of the executive's base salary, any unpaid bonus from prior years, and any other unpaid amounts and benefits to which the executive is entitled as of the termination of the executive's employment under any of our compensation plans and programs, the aggregate reduced by any insurance or disability benefits paid to the executive under our benefit plans.

  •
  Termination Without Cause or for Good Reason.  Severance payments equal to the executive's base salary for the period described below, any unpaid bonus from prior years, and any other unpaid amounts and benefits to which the executive is entitled as of the termination of employment under any of our compensation plans and programs.

  •
  Severance.  Receipt of any severance and benefits upon termination without cause or for good reason is conditioned on the executive signing a release and waiver of claims in a form satisfactory to us.

  •
  Non-competition.  Our executive officers are also generally prohibited from disclosing confidential information and trade secrets, soliciting any employee, vendor or customer for two years following termination of their employment and working with or for any competing companies during their employment and for one year thereafter.

  •
  "For Cause."  Under the employment agreements, "cause" generally means (i) a material failure of the executive in performing his or her duties, (ii) willful misconduct, (iii) an act of moral turpitude, (iv) conviction of, or guilty plea or nolo contendere to, a felony or crime involving fraud, dishonesty or moral turpitude, (v) material breach of his or her employment agreement or a material policy or (vi) any breach of fiduciary duties of loyalty and trust.

  •
  "Good Reason."  Under the employment agreements, "good reason" generally means (i) a reduction in the executive's responsibilities without his or her consent, (ii) attempted or actual relocation of the executive's principal workplace beyond a 50 mile radius of our location or (iii) our failure to provide the executive's compensation, benefits and perquisites under his or her employment agreement.

Allen Weinstein — If Mr. Weinstein terminates his employment for good reason, he must provide us with 90 days' prior written notice. Mr. Weinstein would receive 12 months of his annual base salary if his employment is terminated without cause or for good reason.

Beth Angelo — Differing from the general provisions described above, if Ms. Angelo terminates her employment for good reason, she must provide us with 90 days' prior written notice. Ms. Angelo would receive 12 months of her annual base salary if her employment is terminated without cause or for good reason.

Richard Walters — Differing from the general provisions described above, and in addition to 12 months of his annual base salary if Mr. Walters is terminated without cause or for good reason, Mr. Walters would receive severance payments for 12 months if he terminates his employment with us for any reason after his family has relocated to Florida by providing six months' prior written notice and complying with confidentiality, non-solicitation and non-compete requirements of his agreement for one year following such termination.

Curtis Hill — Mr. Hill's severance includes payment of an amount equal to his base salary for the remainder of the term, but does not include the payment of any bonus. He would, however, continue to receive health insurance coverage for the remainder of the agreement's term, reimbursement up to $10,000 annually for medical expenses not covered by our health plans and his $1,000 monthly car allowance. Mr. Hill and his spouse would also be eligible for health coverage, at our expense, until the age of Medicare eligibility.

Under our Amended and Restated 2006 Equity Incentive Plan, in the event of a merger, consolidation, sale of all or substantially all of our assets, sale or exchange of all our common stock for cash, securities or other property or our liquidation or dissolution, the compensation committee shall have the discretion to provide for any or all of the following: (a) the assumption of outstanding options or the substituting of equivalent rights by the acquiring or succeeding entity; (b) the termination of all unexercised options immediately prior to the transaction unless exercised within a specified period; (c) the exercise of outstanding options (in whole or in part) upon the transaction; (d) cash payments to be made to holders; (e) the conversion of options into the right to receive liquidation proceeds in connection with our liquidation or dissolution; or (f) any combination of the foregoing.

Under the individual stock option agreements, entered into with each of our named executive officers, any unvested stock options will fully vest immediately prior to the closing of a merger, consolidation or sale of all or substantially all of our assets, in which our stockholders, together with any affiliates, do not own or hold, immediately after the merger, consolidation or sale, at least 25% of the total voting power of the outstanding capital stock of the acquiring party. In the event of a voluntary termination or otherwise (other than for death or disability), the option remains exercisable for a period of 90 days from the date of termination. In the event a named executive officer is terminated due to death or disability, the option remains exercisable for a period of 365 days from the date of termination.

The following table sets forth the amounts of compensation payable by us to our named executive officers, including cash severance, benefits and perquisites and long-term incentives. The amounts shown assume that the specified event was effective as of January 2, 2010 under their employment agreements. The actual amounts to be paid can only be determined at the time of the termination of employment or change-in-control, as applicable.

	Benefits and Payments	Termination by Company Without Cause ($)	Employee Resignation for Good Reason ($)	Termination Due to Death or Disability ($)	Change-in- Control ($)
B. Allen Weinstein	Base Salary	350,000(1)	350,000(1)	—(2)	—
	Bonus	107,500	107,500	107,500	—
	Health & Welfare Continuation	—(3)	—(3)	—(3)	—
	Stock Options	—(4)	—(4)	—(5)	—(6)
	Other	—(7)	—(7)	—(7)	—

	Benefits and Payments	Termination by Company Without Cause ($)	Employee Resignation for Good Reason ($)	Termination Due to Death or Disability ($)	Change-in- Control ($)
Richard L. Walters	Base Salary	304,200(8)	304,200(8)	—	—
	Bonus	50,000	50,000	50,000	—
	Health & Welfare Continuation	—(3)	—(3)	—(3)	—
	Stock Options	—(4)	—(4)	—(5)	49,770(9)
	Other	—(7)	—(7)	—(7)	—
Beth R. Angelo	Base Salary	350,000	350,000		—
	Bonus	86,436	86,436	86,436	—
	Health & Welfare Continuation	—(3)	—(3)	—(3)	—
	Stock Options	—(4)	—(4)	—(5)	49,770(10)
	Other	—(7)	—(7)	—(7)	—
Curtis V. Hill	Base Salary	125,000(11)	125,000(11)	—(2)	—
	Bonus	—	—	—	—
	Health & Welfare Continuation	96,768	96,768	—	—
	Stock Options	—	—	—	—
	Other(12)	$12,000	$12,000	$12,000	—

(1)
Mr. Weinstein receives six months of his base salary if the termination takes place before August 3, 2010 or 12 months of his full base salary if the termination occurs on or after August 3, 2010.

(2)
In the event of termination due to death or disability, the named executive officers would receive any accrued and unpaid base salary.

(3)
The named executive officers would also be entitled to any health or medical claims submitted, but not paid, at the time of termination.

(4)
In the event the named executive officers are terminated, the option remains exercisable for a period of 90 days from the date of termination.

(5)
In the event the named executive officers are terminated due to death or disability, the option remains exercisable for a period of 365 days from the date of termination.

(6)
Excludes 15,400 stock options valued at a price less than their exercise price.

(7)
The named executive officers would also be entitled to any unpaid amounts or benefits under any of our plans.

(8)
Mr. Walters receives his base salary for 12 months following termination.

(9)
Excludes 5,280 stock options valued at a price less than their exercise price.

(10)
Excludes 7,700 stock options valued at a price less than their exercise price.

(11)
Mr. Hill receives his base salary until November 30, 2012.

(12)
Mr. Hill receives his monthly car allowance until November 30, 2012.

Amended and Restated 2006 Equity Incentive Plan

Our board of directors adopted our current 2006 Equity Incentive Plan, effective September 29, 2006, which was amended in July 2007 to amend the definition of change in control.

As of September 30, 2010, no shares of common stock had been issued upon the exercise of options granted under the 2006 Equity Incentive Plan and 16,787 shares were vested and unexercised under the 2006 Equity Incentive Plan. We expect our board of directors to amend and restate the 2006 Equity Incentive Plan to be effective upon completion of this offering.

The following is a summary of the material terms of the Amended and Restated 2006 Equity Incentive Plan, which will be in effect upon completion of this offering, but does not include all of the provisions of the Amended and Restated 2006 Equity Incentive Plan. For further information about the current 2006 Equity Incentive Plan, we refer you to the complete copy of the 2006 Equity Incentive Plan, which we included as Exhibit 10.1 to our registration statement of which this prospectus is a part. For further information about the Amended and Restated 2006 Equity Incentive Plan, we refer you to the complete copy of the Amended and Restated 2006 Equity Incentive Plan, which we included as Exhibit 10.2 to our registration statement of which this prospectus is a part.

The Amended and Restated 2006 Equity Incentive Plan provides for the grant of incentive stock option and nonstatutory stock options, which we collectively refer to as "awards" or "options" in connection with the Amended and Restated 2006 Equity Incentive Plan. Directors, officers and other employees of us and our subsidiaries, as well as others performing consulting or advisory services for us, are eligible for grants under the Amended and Restated 2006 Equity Incentive Plan. The purpose of the Amended and Restated 2006 Equity Incentive Plan is to provide incentives that will attract, retain and motivate highly competent officers, directors, employees and consultants to promote the success of our business.

The following types of shares issued under the 2006 Equity Incentive Plan may again become available for the grant of new awards under the Amended and Restated 2006 Equity Incentive Plan: shares underlying options issued under the Amended and Restated 2006 Equity Incentive Plan that are forfeited or repurchased prior to becoming fully vested and shares tendered to us to pay the exercise price of an option by means of a net exercise. Shares issued under the Amended and Restated 2006 Equity Incentive Plan may be previously unissued shares or reacquired shares bought on the market or otherwise.

Administration

Under its terms, the compensation committee of the board of directors administers the Amended and Restated 2006 Equity Incentive Plan. The board itself may exercise any of the powers and responsibilities under the Amended and Restated 2006 Equity Incentive Plan. Subject to the terms of the Amended and Restated 2006 Equity Incentive Plan, the plan administrator (the board or its authorized committee) will select the recipients of awards and determine, among other things, the:

  •
  number of shares of common stock covered by the awards and the dates upon which such awards become exercisable or any restrictions lapse, as applicable;

  •
  type of award and the exercise or purchase price and method of payment for each such award;

  •
  vesting period for options and any potential acceleration of vesting; and

  •
  duration of options.

Available Shares

The aggregate number of shares of our common stock which may be issued or used for reference purposes under the Amended and Restated 2006 Equity Incentive Plan or with respect to which awards may be granted may not exceed              shares, which may be either authorized and unissued shares of our common stock or shares of common stock held in or acquired for our treasury. In general, if awards under the Amended and Restated 2006 Equity Incentive Plan are for any reason cancelled, or expire or terminate unexercised, the number of shares covered by such awards will again be available for the grant of awards under the Amended and Restated 2006 Equity Incentive Plan.

Eligibility for Participation

Members of our board of directors, as well as employees of, and consultants to, us or any of our subsidiaries and affiliates are eligible to receive awards under the Amended and Restated 2006 Equity Incentive Plan. The selection of participants is within the sole discretion of the compensation committee.

Incentive Stock Options

Incentive stock options are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code and will be granted pursuant to incentive stock option agreements. The plan administrator will determine the exercise price for an incentive stock option, which may not be less than 100% of the fair market value of the stock underlying the option determined on the date of grant. In addition, incentive options granted to employees who own, or are deemed to own, more than 10% of our voting stock, must have an exercise price not less than 110% of the fair market value of the stock underlying the option determined on the date of grant.

Nonstatutory Stock Options

Nonstatutory stock options are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code and will be granted pursuant to nonstatutory stock option agreements. The plan administrator will determine the exercise price for a nonstatutory stock option, which may not be less than the fair market value of the stock underlying the option determined on the date of grant.

Other Equity Awards

The plan administrator may grant other awards based in whole or in part by reference to our common stock.

Transferability

Awards granted under the Amended and Restated 2006 Equity Incentive Plan are generally nontransferable (other than by will or the laws of descent and distribution), except that the compensation committee may provide for the transferability of nonstatutory stock options at the time of grant or thereafter to certain family members.

Changes to Capital Structure

In the event of certain types of changes in our capital structure, such as a share split, the number of shares reserved under the plan and the number of shares and exercise price or strike price, if applicable, of all outstanding awards will be appropriately adjusted.

Change of Control

In the event of a reorganization or change of control event, as such terms are defined in the Amended and Restated 2006 Equity Incentive Plan, the plan administrator shall have the discretion to provide for any or all of the following: (a) the assumption of outstanding options or the substituting of equivalent rights by the acquiring or succeeding entity; (b) the termination of all unexercised options immediately prior to the transaction unless exercised within a specified period; (c) the exercise of outstanding options (in whole or in part) upon the transaction; (d) cash payments to be made to holders; (e) the conversion of options into the right to receive liquidation proceeds in connection with our liquidation or dissolution; or (f) any combination of the foregoing.

Amendment and Termination

Our board of directors may at any time amend any or all of the provisions of the Amended and Restated 2006 Equity Incentive Plan, or suspend or terminate it entirely, retroactively or otherwise. Unless otherwise required by law or specifically provided in the Amended and Restated 2006 Equity Incentive Plan, the rights of a participant under awards granted prior to any amendment, suspension or termination may not be adversely affected without the consent of the participant.

Limitation of Liability and Indemnification of Officers and Directors

As permitted by Delaware law, our certificate of incorporation and bylaws will provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Upon completion of this offering, we expect to have in place directors' and officers' liability insurance that insures our directors and officers against the costs of defense, settlement or payment of a judgment under certain circumstances. See "Certain Relationships and Related Party Transactions—Indemnification of Officers and Directors."

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions during our last three fiscal years to which we were a party or will be a party, in which:

  •
  the amounts involved exceeded or will exceed $120,000; and

  •
  any of our directors, executive officers, holders of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Stockholders' Agreement

On October 1, 2006, we entered into a stockholders' agreement with WestView Capital Partners, L.P., entities advised by PineBridge Investments (formerly AIG Investments), George Kolber, the Doolan Family First Limited Partnership, of which Martin Doolan, our director, is a trustee, Jerrold Rosenbaum, Beth Angelo, Laurie Bauguss, Curtis Hill, GVK, LP, an entity affiliated with a former officer, and Terbell Partners, Ltd. The agreement provides, among other things, that three members of our board of directors will be designated by WestView, one member by PineBridge, and two members by the holders of a majority of the shares of Series B preferred stock. Additionally, WestView and PineBridge can nominate two members and one member, respectively, to our three-member compensation committee. This agreement will terminate by its terms upon completion of this offering.

Registration Rights Agreement

On October 1, 2006, we entered into a registration rights agreement with WestView, entities advised by PineBridge, George Kolber, the Doolan Family First Limited Partnership, Jerrold Rosenbaum, Beth Angelo, Laurie Bauguss, Curtis Hill, GVK, LP and Terbell Partners, Ltd. The agreement provides specified stockholders with certain demand and "piggyback" registration rights and other registration rights, subject to lock-up arrangements.

Demand and Piggyback Registration Rights

Pursuant to our registration rights agreement, specified holders of our common stock issuable upon conversion of our Series A preferred stock have the right at any time, but on not more than three occasions, to require us to register any or all of their shares under the Securities Act at our expense. After the completion of this offering, the holders of approximately              shares of our common stock will be entitled to these demand registration rights. Following a demand, all other holders of registrable securities may request the inclusion of any or all of their shares in the registration statement. Our obligations pursuant to this demand registration right is limited to offerings in which at least 80% of the securities to be registered are anticipated to be sold to the public. Under some circumstances, we may delay filing a registration statement for up to 180 days in a 12-month period. Additionally, all holders of registrable securities are entitled to request the inclusion of any of their shares in any registration statement, with some exceptions, at our expense whenever we propose to register any of our securities under the Securities Act. All demand and piggyback registration rights are subject to limitations that may be imposed by the managing underwriter on the number of shares to be included in the underwritten offering.

Short-Form Registration Rights

Specified holders of our registrable securities are also entitled to additional short-form registration rights. After the completion of this offering, the holders of approximately              shares of our common stock will be entitled to these Form S-3 registration rights. Commencing on the date that we become eligible to register securities on Form S-3, each holder of at least 5% of our registrable securities who is a party to the registration rights agreement may request registration of their shares if the anticipated aggregate offering amount of the shares exceeds $1.0 million. There is no limit to the number of requests for registrations on Form S-3.

Indemnification

In connection with all registrations pursuant to the registration rights agreement, we have agreed to indemnify all holders of registrable securities against specified liabilities, including liabilities under the Securities Act. All stockholders requesting or joining in a registration may be required to agree to indemnify us against certain liabilities, but in no event will any single stockholder's liabilities exceed the net proceeds to that stockholder from the sale of the registrable securities.

Termination

The registration rights agreement will survive the completion of this offering and terminate upon the earlier of our voluntary liquidation or the sale of all or substantially all of our assets or outstanding common stock. Our Series A preferred stock will convert to our common stock upon completion of this offering.

Letters of Credit

On January 25, 2008, WestView, of which Carlo von Schroeter, our director, is managing partner, and John H. Turner, our director, is general partner, AIG Global Asset Management Holdings Corp., a predecessor entity to PineBridge Global Investments LLC, of which Scott Gallin, our director, is managing director, Beth Angelo, our Chief Merchandising Officer, Executive Vice President, President of Direct Sales and a director, Jerrold Rosenbaum, a director and a founder, Laurie Bauguss, a consultant and the daughter of Mr. Rosenbaum, and Curtis Hill, our former President and Chief Executive Officer, issued letters of credit in the following approximate amounts to the administrative agent of our senior credit facility to secure the guaranty of any borrowings under our revolving credit facility, certain interest on our term loan A facility and term loan B facility and certain other fees: $2.0 million, $2.0 million, $380,000, $1.040 million, $380,000 and $200,000, respectively. In exchange for the letters of credit, we approved the conditional authorization and issuance of up to 61,000 shares of Series D preferred stock in the event that a draw is made on these letters of credit. As of September 30, 2010, there have been no draws on the letters of credit and the Series D preferred stock has not been authorized or issued. The guaranty provided that upon our achieving certain performance thresholds, the guaranty and letters of credit would be released. These thresholds have been met.

Demand Promissory Notes

On January 23, 2008, our board of directors authorized us to borrow an aggregate of $1.0 million at an interest rate of LIBOR plus a margin of 1.5% per annum from WestView, of which Carlo von Schroeter, our director, is managing partner, and John H. Turner, our director, is general partner, AIG Global Asset Management Holdings Corp., a predecessor entity to PineBridge Global Investments LLC, of which Scott Gallin, our director, is managing director, and Katmandu Investment Company, LLC, of which Jerrold Rosenbaum, our director and a founder, is the president, with each entity funding approximately $333,333. We repaid aggregate interest of 4.81% on the notes and the principal amount in full on January 28, 2008 with borrowings under our senior credit facility.

Arrangements with Jerrold Rosenbaum

Lease Agreement

We lease our executive office, warehouse and distribution center from Powers Avenue Joint Venture, a Florida partnership, of which Jerrold Rosenbaum, one of our directors and a founder, owns approximately 87.3%, Beth Angelo owns 4.7%, Laurie Bauguss owns 4.7% and Curtis Hill owns 3.3%. The lease commenced on October 1, 2006 at an initial rental rate of $408,000 per year. The initial term of the lease expires on October 1, 2016. We have the option to extend the term of the lease for two consecutive periods of two years each. The rental rates for fiscal years 2007, 2008 and 2009 per month were $37,144, $37,144 and $38,964, respectively. As of January 2, 2010, we have an estimated $5.7 million commitment related to this lease, including the optional extension periods.

Employment Agreement and Part-Time Arrangement

On October 1, 2006, Mr. Rosenbaum entered into an employment agreement with us to serve as Vice Chairman of our board of directors at a base salary of $860,000 a year. His employment agreement terminated on April 11, 2007 and as a result he received his full base salary for the remainder of the first year of his agreement and $500,000 per year thereafter, plus benefits. He also received certain additional benefits aggregating approximately $34,885, $17,376 and $15,880 for fiscal year 2007, fiscal year 2008 and fiscal year 2009, respectively. In January 2008, this was reduced to $250,000 per year, which payments stopped in October 2009. Since October 2009, Mr. Rosenbaum has worked part-time for us for $50,000 for his assessment and review of potential store locations in addition to $1,000 per day for each real-estate site visit.

Upon completion of this offering, we will pay him $25,000 a year for his part-time services. We also agreed to pay Mr. Rosenbaum a fee of $1,000 per day for his visits to potential store locations where he reviews and assesses the suitability of the location. Upon completion of this offering, Mr. Rosenbaum in addition will be paid $25,000 for his service as a member of our board of directors.

Arrangements with Britt Bauguss and Laurie Bauguss

Laurie Bauguss, a consultant, is the daughter of Jerrold Rosenbaum, a director, and the sister of Beth Angelo, our Chief Merchandising Officer, Executive Vice President, President of Direct Sales and director. On October 1, 2006, Ms. Bauguss entered into an employment agreement, which terminated on November 2007 under which she earned approximately $211,250 for 2007, plus certain additional benefits aggregating $23,058. She worked as a non-contracted employee for fiscal year 2008 and earned $219,500, plus certain additional benefits aggregating approximately $12,922. In fiscal year 2009, she worked part of the year as a non-contracted employee and later as a consultant and earned $87,260 in the aggregate, plus certain additional benefits aggregating approximately $1,122.

Britt Bauguss, Director of Construction, is the son-in-law of Jerrold Rosenbaum, a director, and the brother-in-law of Beth Angelo, our Chief Merchandising Officer, Executive Vice President, President of Direct Sales and director. On October 1, 2006, Britt Bauguss entered into an employment agreement, which expired on December 31, 2009, under which he earned approximately $265,380 for 2007, $167,519 for 2008 and $144,308 for 2009, plus certain additional benefits aggregating approximately $24,528, $25,746 and $25,537 for fiscal year 2007, fiscal year 2008 and fiscal year 2009, respectively. Mr. Bauguss will also receive a payment upon completion of this offering under our success bonus plan.

Indemnification of Officers and Directors

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We have purchased directors' and officers' liability insurance that insures against the costs of defense, settlement or payment of a judgment under certain circumstances. In addition, our certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty.

In addition, upon completion of this offering, we intend to enter into indemnification agreements with each of our executive officers and directors. The indemnification agreements will provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under Delaware law. Additionally, we may enter into indemnification agreements with any new directors or certain of our executive officers that may be broader in scope than the specific indemnification provisions contained in Delaware law.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Policies and Procedures for Related Person Transactions

Our board of directors will adopt prior to completion of this offering a written policy for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $100,000 and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a "related person," has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a "related person transaction," the related person must report the proposed related person transaction to the chairperson of our nominating and corporate governance committee. Additionally, in the case of 5% stockholders, we will solicit this information via an annual questionnaire. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the nominating and corporate governance committee. Whenever practicable, the reporting, review and approval will occur prior to entering into the transaction. If advance review and approval is not practicable, the nominating and corporate governance committee will review and, in its discretion, may ratify the related person transaction. Any related person transactions that are ongoing in nature will be reviewed annually and the nominating and corporate governance committee may establish guidelines for our management to follow its ongoing dealings with the related person.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the nominating and corporate governance committee after full disclosure of the related person's interest in the transaction. The written policy also provides for the standing pre-approval of certain related person transactions, such as the employment compensation of executive officers, director compensation and certain charitable contributions, among other things. We expect that our board of directors will also adopt prior to completion of this offering a nepotism policy under which no immediate family member of a director or executive officer shall be hired until the employment arrangement is approved by the nominating and corporate governance committee or ratified by the committee if it is not practicable for us to wait until the next nominating and corporate governance committee meeting.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information as of September 30, 2010, regarding the beneficial ownership of our common stock by:

  •
  each person who we know to beneficially own more than 5% of our common stock;
  •
  each of our directors and our director designee;
  •
  each of our named executive officers;
  •
  all of our directors, executive officers and our director designee as a group; and
  •
  each of the selling stockholders.

This table assumes the redemption of our non-convertible, non-voting Series C preferred stock and the conversion of all outstanding shares of our convertible preferred stock into                           shares of our common stock upon completion of this offering. The percentage ownership indicated is based upon             shares of our common stock outstanding as of              , 2010. The information in the table is adjusted for the             -for-             stock split of our common stock, which was effected on              , 2010. The percentage of beneficial ownership prior to the offering is based on 475,206 shares of our common stock outstanding, as converted, as of September 30, 2010.

We have determined beneficial ownership in the table in accordance with SEC rules. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have deemed shares of our common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days of September 30, 2010 to be outstanding, but we have not deemed these shares to be outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes below, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by that stockholder. Unless otherwise indicated, the address for each beneficial owner is c/o Body Central Corp., 6225 Powers Avenue, Jacksonville, FL 32217.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned Prior to the Offering		Number of Shares Being Offered	Number of Shares Beneficially Owned After the Offering	Percentage of Shares Outstanding Prior to the Offering	Percentage of Shares Outstanding After the Offering
5% Stockholders:
WestView Capital Partners, L.P.	150,000	(1)			31.57%
Entities advised by PineBridge Investments	141,820	(2)			29.84%
Laurie I. Bauguss	30,093	(3)			6.33%
Executive Officers, Directors and Director Designee:
Beth R. Angelo	33,461	(4)(5)			6.99%
Martin P. Doolan	2,000	(6)			* %
Scott M. Gallin	141,820	(2)			29.84%
John K. Haley	—				—
Curtis V. Hill	15,839	(7)			3.33%
Jerrold S. Rosenbaum	82,361	(8)			17.33%
Carlo A. von Schroeter	150,000	(1)			31.57%
John H. Turner	150,000	(1)			31.57%
Richard L. Walters	5,912	(4)			1.23%
B. Allen Weinstein	4,812	(4)			1.00%
All executive officers, directors and director designee as a group (10 persons)	436,205				89.15%
Other Selling Stockholders:

*
Represents beneficial ownership of less than one percent (1%) of our outstanding common stock.

(1)
Consists of 150,000 shares of our common stock pursuant to the conversion of 150,000 shares of Series A preferred stock held by WestView. Carlo von Schroeter, our director, is a managing partner and John Turner, our director, is a general partner of WestView and may be deemed to beneficially own the shares of common stock held by it. Both Messrs. von Schroeter and

Turner disclaim such beneficial ownership. The address for Messrs. von Schroeter and Turner and WestView is 125 High Street, 26th floor, Boston MA 02110.

(2)
Consists of 141,820 shares of our common stock pursuant to the conversion of 141,820 shares of Series A preferred stock held as follows:

  •
  2,363.67 by PineBridge PEP III Direct, L.P.;

  •
  18,909.33 by PineBridge PEP IV Co-Investment, L.P.;

  •
  95,964.87 by PineBridge Vantage Partners, L.P.;

  •
  5,672.80 by American International Group, Inc. Retirement Plan; and

  •
  18,909.33 by APEN Bermuda Ltd.

PineBridge PEP III Direct, L.P., PineBridge PEP IV Co-Investment, L.P., PineBridge Vantage Partners, L.P., American International Group, Inc. Retirement Plan and APEN Bermuda Ltd. are advised by PineBridge Investments. PineBridge Investments has sole voting power and sole investment power over the shares and is the beneficial owner of shares held by these entities. Scott Gallin, our director, is a managing director of PineBridge Investments and may be deemed to beneficially own the shares of common stock held by these entities. Mr. Gallin disclaims such beneficial ownership. The address for Mr. Gallin and PineBridge Investments is 277 Park Avenue, 42nd Floor, New York, NY 10172.

(3)
Consists of 30,093 shares of our common stock pursuant to the conversion of 30,093 shares of Series B preferred stock held by Laurie I. Bauguss.

(4)
Includes the following number of shares of common stock which a director or executive officer has the right to acquire upon the exercise of stock options that were exercisable as of September 30, 2010, or that will become exercisable within 60 days after that date:

Name	Number of Shares
B. Allen Weinstein	4,812
Richard L. Walters	5,912
Beth R. Angelo	3,368

For purposes of computing the percentage of outstanding shares of common stock held by each person named above, we have given effect to their options, each as noted above, and as if they were fully exercised.

(5)
Includes 30,093 shares of our common stock pursuant to the conversion of 30,093 shares of Series B preferred stock held by Beth R. Angelo, Chief Merchandising Officer, Executive Vice President, President of Direct Sales and director.

(6)
Consists of 2,000 shares of our common stock pursuant to the conversion of 2,000 shares of Series A preferred stock held by the Doolan Family First Limited Partnership. Martin Doolan, our director, is a trustee of the Doolan Family First Limited Partnership and is deemed to beneficially own the shares of common stock held by it. Mr. Doolan disclaims such beneficial ownership.

(7)
Consists of 15,839 shares beneficially owned by Curtis Hill, our former Chief Executive Officer and President, held as follows:

  •
  3,000 shares of our common stock pursuant to the conversion of 3,000 shares of Series B preferred stock held by Curtis and Susan Hill, as trustees for Jennifer Lada, their daughter, which beneficial ownership Mr. Hill disclaims;

  •
  3,000 shares of our common stock pursuant to the conversion of 3,000 shares of Series B preferred stock held by Curtis and Susan Hill, as trustees for Curtis Hill, Jr., their son, which beneficial ownership Mr. Hill disclaims; and

  •
  9,839 shares of our common stock pursuant to the conversion of 9,839 shares of Series B preferred stock held directly by Curtis Hill.

(8)
Consists of 82,361 shares of our common stock pursuant to the conversion of 82,361 shares of Series B preferred stock held by Jerrold Rosenbaum, a director.

DESCRIPTION OF CAPITAL STOCK

Introductory Note

The following description of our capital stock and provisions of our certificate of incorporation and bylaws are summaries only, and they are qualified by reference to the certificate of incorporation and the bylaws that will be in effect upon completion of this offering, copies of which we included as Exhibits 3.2 and 3.4 to our registration statement of which this prospectus is a part. This description of our capital stock reflects changes to our capital structure that will become effective upon completion of this offering.

We note the following material differences between our second amended and restated certificate of incorporation that is currently in effect and the certificate of incorporation that will be in effect upon completion of this offering:

  •
  Our current certificate of incorporation designates the rights, terms and privileges of our Series A, Series B and Series C preferred stock. In contrast, the certificate of incorporation that will be in effect upon completion of the offering will only have undesignated preferred stock, which may be issued from time to time in one or more series with those rights, terms and privileges determined by our board of directors. As described elsewhere in this prospectus, our Series A and Series B preferred stock will convert into common stock and our Series C preferred stock will be redeemed in connection with the offering.

  •
  Our current certificate of incorporation permits our stockholders to take action by written consent in lieu of a meeting. In contrast, the certificate of incorporation that will be in effect upon completion of this offering prohibits action by written consent and only permits action to be taken by the stockholders at a duly called annual meeting or special meeting of the stockholders.

  •
  Our current board of directors is not classified. The certificate of incorporation that will be in effect upon completion of this offering provides for a classified board of directors, as is also provided in the bylaws that will be in effect upon completion of this offering, whereas the current certificate of incorporation does not provide for any classification of the board of directors.

  •
  The certificate of incorporation that will be in effect upon completion of this offering requires the affirmative vote of at least 67% of our outstanding voting stock to amend or repeal certain provisions of the certificate of incorporation. Our current certificate of incorporation allows our stockholders generally to amend or repeal any provision of the current certificate of incorporation by majority vote, subject to Delaware law.

We also note the following material differences between our current bylaws and the bylaws that will be in effect upon completion of this offering:

  •
  Our current bylaws provide that our entire board of directors is currently elected by ballot at the annual meeting of the stockholders and each director serves until his or her successor is elected or until his or her earlier resignation or removal. The bylaws that will be in effect upon completion of this offering provide that the board of directors will be divided into three classes of directors, having staggered three-year terms.

  •
  Under the bylaws that will be in effect upon completion of this offering, any stockholder making a nomination for election to the board of directors or bringing other business before the annual meeting must comply with advance notice requirements, which is not required by our current bylaws.

  •
  Our current bylaws may be amended, altered or repealed at any meeting of the board of directors or at any meeting of the stockholders by the vote of the holders of a majority of the stock issued and outstanding and entitled to vote at the meeting. The bylaws that will be in effect upon completion of this offering permit the amendment, alteration or repeal of the bylaws by the board of directors at any regular or special meeting by the affirmative vote of a majority of all directors, but require 67% of the total outstanding stock entitled to vote at any annual meeting or at any special meeting to amend, alter or repeal or adopt any other bylaws.

Authorized Capitalization

Upon completion of this offering, our authorized capital stock will consist of              shares of common stock, par value $0.001 per share, and             shares of undesignated preferred stock, par value $0.001 per share. Immediately following the completion of this offering, there are expected to be               shares of common stock outstanding or              shares if the underwriters exercise in full their over-allotment option and no shares of preferred stock will be outstanding.

As of             , 2010 and assuming the conversion of all outstanding convertible preferred stock into common stock, immediately prior to completion of this offering, there were outstanding:

  •
  shares of our common stock held by approximately    stockholders; and

  •
  shares issuable upon exercise of outstanding stock options.

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of stockholders. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. There are no cumulative voting rights for the election of directors, which means that the holders of a majority of the shares of our common stock voted will be entitled to elect all of our directors.

Dividends

Holders of our common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, and subject to any preferential dividend rights of any then outstanding shares of preferred stock.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock would be entitled to receive proportionately all assets available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, subscription, conversion or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our certificate of incorporation that will be in effect upon completion of this offering, our board of directors will have the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Upon completion of this offering, there will be no shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock.

Registration Rights

Pursuant to the registration rights agreement entered into with a certain number of our existing stockholders at the time of the 2006 Transaction, certain holders of our common issuable issued upon conversion of our Series A preferred stock have the right to require us to register any or all of their shares under the Securities Act at our expense, subject to certain limitations. See "Certain Relationships and Related Party Transactions—Registration Rights Agreement" for more information.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws to be in Effect Upon the Completion of this Offering

  Classified Board

Our certificate of incorporation to be in effect upon completion of this offering will provide for our board of directors to be divided into three classes, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors.

  Stockholder Action by Written Consent

Pursuant to Section 228 of the Delaware General Corporation Law, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the company's certificate of incorporation provides otherwise. Our certificate of incorporation and bylaws to be effective upon completion of this offering will provide that all stockholder action must be effected at a duly called meeting of stockholders and not by written consent, and that only our board of directors, chairman of our board of directors, chief executive officer or president (in the absence of a chief executive officer) may call a special meeting of stockholders.

  Advance Notice

In addition, our bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder's intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions until the next stockholder meeting that are favored by the holders of a majority of our outstanding voting securities.

  Undesignated Preferred Stock

The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control of us.

  Super-Majority Voting

Our certificate of incorporation will require a 67% stockholder vote for the amendment, repeal or modification of certain provisions of our certificate of incorporation and bylaws relating to the classification of our board of directors, the requirement that stockholder actions be effected at a duly called meeting, and the designated parties entitled to call a special meeting of the stockholders. The combination of the classification of our board of directors, the lack of cumulative voting and the 67% stockholder voting requirements will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.

These above provisions may have the effect of deterring hostile takeovers, delaying, or preventing changes in control of our management or our company, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

  •
  before such date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

  •
  upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  on or after such date, the business combination is approved by our board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  •
  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an "interested stockholder" as an entity or person who, together with the person's affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Limitations of Liability and Indemnification Matters

As discussed above under the section "Executive Compensation—Limitation of Liability and Indemnification of Officers and Directors," Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties as directors. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

  •
  for breach of duty of loyalty;

  •
  for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

  •
  under Section 174 of the Delaware General Corporation Law (unlawful dividends or stock repurchases); or

  •
  for transactions from which the director derived improper personal benefit.

Our bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by Delaware law. We are also expressly authorized to, and do, carry directors' and officers' insurance for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers. If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

In addition to the indemnification required in our certificate of incorporation and bylaws, we expect to enter into indemnification agreements with each of our current directors and officers before the completion of this offering, the form of which we included as Exhibit 10.5 to our registration statement of which this prospectus is a part. These agreements provide for the indemnification of our directors and officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We believe that these bylaw provisions and indemnification agreements, as well as our maintaining directors' and officers' liability insurance, help to attract and retain qualified persons as directors and officers.

A stockholder's investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be American Stock Transfer & Trust Company, LLC.

The Nasdaq Global Market

We have applied to list our common stock on The Nasdaq Global Market under the symbol "BODY."

DESCRIPTION OF CERTAIN INDEBTEDNESS

We intend to repay all amounts owing under our term loan facilities of our senior credit facility and pay down any outstanding amounts under our revolving credit facility of our senior credit facility upon completion of this offering. See "Use of Proceeds" for more information.

Senior Credit Facility

On October 1, 2006, we entered into a financing agreement with Dymas Funding Company, LLC, as administrative agent and lender, Churchill Financial Cayman, Ltd., NewStar Financial, Inc. and various other lenders on the terms described below.

The agreement, as amended, provides a total of $66.5 million in financing, consisting of:

  •
  a $15.0 million revolving credit facility;

  •
  a $27.5 million term loan A facility; and

  •
  a $24.0 million term loan B facility.

Our revolving credit facility and our term loan A facility mature in 2012 and our term loan B facility matures in 2013. There were no amounts outstanding under the revolving credit facility as of January 2, 2010 and January 3, 2009 and we do not expect to draw down on the revolving credit facility prior to completion of this offering. As of July 3, 2010, we had an aggregate of $32.8 million of borrowings under our term loan A facility and term loan B facility. Immediately prior to the completion of this offering, we anticipate the outstanding borrowings under our senior credit facility will be approximately $31.5 million. Following this offering, we anticipate that there will be no amounts outstanding under the revolving credit facility and our term loan facilities will be repaid in full and our senior credit facility will terminate. Following completion of this offering, we expect to negotiate for a new revolving credit facility. Both of the term loans and the revolving credit facility are collateralized by substantially all of our assets, including a pledge of the stock of our operating subsidiaries. Under a master reaffirmation and joinder to this agreement, Body Central became guarantors of payment and performance under this senior credit facility and our subsidiaries became the borrowers.

The terms, conditions, fees and covenants of a new revolving credit facility may or may not be comparable to our existing senior credit facility.

Prepayment

We may voluntarily prepay loans or reduce commitments under our senior credit facilities, in whole or in part, subject to reimbursement of redeployment costs. There are no penalties or premiums associated with the prepayment of our loans other than payment of accrued interest on the principal amount and any applicable LIBOR breakage fees. However, an initial public offering is exempt for these payments and fees under the terms of our senior credit facility.

Interest Rates and Fees

Borrowings under our revolving credit facility and term loan A bear interest, at our option, at either LIBOR plus a margin of 5.25% per annum or an alternative base rate (defined as the greatest of (i) 5.25%, (ii) the rate of interest publicly announced by JPMorgan Chase Bank from time to time as its base rate and (iii) the federal funds rate plus 0.5%) plus a margin of 3.75%. Borrowings under our term loan B facility bear interest, at our option, at LIBOR plus a margin of 5.75% per annum or the alternative base rate referenced above plus a margin of 4.25% per annum. Borrowings under our letters of credit bear interest at LIBOR plus a margin of 5.25% per annum.

Our senior credit facility provides for an annual agent's fee of $70,000. The revolving credit facility also provides for quarterly payments of an unused line fee at 0.5% per annum of the unused portion of the revolving credit facility.

Covenants and Events of Default

Our senior credit facility contains customary negative covenants, including, among others, restrictions on: liens; indebtedness; dividends and other restricted payments; liquidations, consolidations mergers, acquisitions and asset dispositions; changes in line of business; transactions with affiliates and amendments to governance documents.

Our senior credit facility also contains customary affirmative covenants, including, among others: delivery of financial and other information to the administrative agent; compliance with laws; maintenance of properties, licenses and insurance; and notices to the administrative agent upon the occurrence of events of default, material litigation, environmental actions, sale or other disposition of stock, SEC filings and other events. Our senior credit facility also requires us to meet the following financial covenants: a maximum senior leverage ratio of 2.76 to 1.00 as of July 3, 2010, a maximum fixed-charge coverage ratio of 0.91 to 1.00 as of July 3, 2010, and a capital expenditure limit of $1.5 million per fiscal quarter and $4.5 million in total for fiscal year 2010.

The senior leverage ratio and fixed-charge coverage ratio are measured quarterly and the capital expenditure limit is measured at fiscal year end. The maximum senior leverage ratio changes each quarter through March 31, 2012 at which point it becomes 1.50 to 1.00 for March 31, 2012 and each fiscal quarter thereafter. The maximum fixed-charge coverage ratio changes each quarter through March 31, 2013 at which point it becomes 1.34 to 1.00 for March 31, 2013 and each fiscal quarter thereafter. The capital expenditure limit changes to $5.0 million in fiscal year 2011 and each fiscal year thereafter. For further information regarding our senior credit facility and the various covenants therein, we refer you to the Financing Agreement as amended, which we included as Exhibits 10.12 through 10.19 to our registration statement of which this prospectus is a part.

Our senior credit facility also contains events of default that are usual and customary in credit facilities of this type, including, among others: non-payment of principal, interest, fees or other amounts; violation of covenants; material inaccuracy of representations and warranties; cross default to other indebtedness; certain judgments that have not been resolved pending appeal within 30 days from the entry thereof; certain events preventing the conduct of a material part of business; certain ERISA matters; failure of any loan documentation to be in full force and effect; bankruptcy and other insolvency events and a change of control.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Based on the number of shares of common stock outstanding as of                 , 2010, upon completion of this offering,              shares of common stock will be outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of options or warrants. All of the shares sold in this offering will be freely tradable unless purchased by our affiliates. The remaining             shares of common stock outstanding after this offering will be restricted as a result of securities laws or lock-up agreements as described below. Following the expiration of the lock-up period, all shares will be eligible for resale in compliance with Rule 144 or Rule 701. "Restricted securities" as defined under Rule 144 were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered pursuant to an exemption from registration, such as Rule 144 or Rule 701 under the Securities Act.

Rule 144

In general, under Rule 144 under the Securities Act, as in effect on the date of this prospectus, a person who is one of our affiliates and has beneficially owned shares of our common stock for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  one percent of the number of shares of common stock then outstanding, which will equal approximately              shares immediately after the completion of this offering; and

  •
  the average weekly trading volume of our common stock on The Nasdaq Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. For a person who has not been deemed to have been one of our affiliates at any time during the 90 days preceding a sale, sales of our securities held longer than six months, but less than one year, will be subject only to the current public information requirement.

A person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. All shares of our common stock will qualify for resale under Rule 144 within 180 days of the date of this prospectus, subject to the lock-up agreements.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers or directors who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares. However, substantially all Rule 701 shares are subject to lock-up agreements as described below and under "Underwriting" included elsewhere in this prospectus and will become eligible for sale upon the expiration of the restrictions set forth in those agreements.

Lock-up Agreements

We and each of our executive officers, directors, all of the selling stockholders and substantially all of our other existing stockholders have agreed with the underwriters, that for a period of 180 days after the date of this prospectus, we or they will not offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for shares of common stock, subject to specified exceptions. The representatives of the underwriters may, in their discretion, at any time without prior notice, release all or any portion of the shares from the restrictions in any such agreement. See "Underwriting" for more information.

Registration Rights

We are party to a registration rights agreement which provides that holders of our common stock issuable or issued upon conversion of our Series A preferred stock have the right to require us to register any or all of their shares under the Securities Act at our expense, subject to certain limitations. Registration of shares held by these stockholders under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of the registration, subject to the expiration of the lock-up period. See "Certain Relationships and Related Party Transactions—Registration Rights Agreement" for more information.

Equity Plans

As soon as practicable after the completion of this offering, we intend to file a Form S-8 registration statement under the Securities Act to register shares of our common stock subject to options outstanding or reserved for issuance under our Amended and Restated 2006 Equity Incentive Plan. Such registration statement will become effective immediately upon filing, and shares covered by this registration statement will thereupon be eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates and any lock-up agreements. For a more complete discussion of our stock plans, see "Executive Compensation—Elements of Compensation—Equity-Based Compensation."

 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a summary of material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock to a non-U.S. holder that purchases shares of our common stock in this offering. For purposes of this summary, a "non-U.S. holder" means a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

  •
  a nonresident alien individual;

  •
  a foreign corporation (or entity treated as a foreign corporation for U.S. federal income tax purposes); or

  •
  a foreign estate or foreign trust.

In the case of a holder that is classified as a partnership for U.S. federal income tax purposes, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. If you are a partner in a partnership holding our common stock, then you should consult your own tax advisor.

This summary is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, the Treasury regulations promulgated thereunder and judicial and published administrative interpretations thereof, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. We cannot assure you that a change in law, possibly with retroactive application, will not alter significantly the tax considerations that we describe in this summary. We have not sought, and do not plan to seek, any ruling from the U.S. Internal Revenue Service, which we refer to as the IRS, with respect to statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with our statements and conclusions.

This summary does not address all aspects of U.S. federal income taxes that may be relevant to non-U.S. holders in light of their personal circumstances, and does not deal with federal taxes other than the U.S. federal income tax or with non-U.S., state or local tax considerations. Special rules, not discussed here, may apply to certain non-U.S. holders, including:

  •
  U.S. expatriates and former long-term residents of the U.S.;

  •
  controlled foreign corporations (and their stockholders);

  •
  passive foreign investment companies (and their stockholders); and

  •
  investors in pass-through entities that are subject to special treatment under the Code.

Such non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

This summary applies only to a non-U.S. holder that holds our common stock as a capital asset (within the meaning of Section 1221 of the Code). Non-U.S. holders that hold our stock other than as capital assets should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

If you are considering the purchase of our common stock, you should consult your own tax advisor concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our common stock, as well as the consequences to you arising under U.S. tax laws other than the federal income tax law or under the laws of any other taxing jurisdiction.

Dividends

If we make a distribution of cash or property (other than certain stock distributions) with respect to our common stock (or certain redemptions that are treated as distributions with respect to common stock), any such distributions will be treated as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends paid to you generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by you within the U.S. and, where a tax treaty applies, that are generally attributable to a permanent establishment or fixed base in the U.S., as defined under the applicable treaty, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements, including delivery of a properly executed IRS Form W-8ECI, must be satisfied for that effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If the amount of a distribution paid on our common stock exceeds our current and accumulated earnings and profits, such excess will be allocated ratably among each share of common stock with respect to which the distribution is paid and treated first as a tax-free return of capital to the extent of your adjusted tax basis in each such share, and thereafter as capital gain from a sale or other disposition of such share of common stock that is taxed to you as described below under the heading "—Gain on Disposition of Common Stock." Your adjusted tax basis is generally the purchase price of the shares, reduced by the amount of any such tax-free returns of capital.

If you wish to claim the benefit of an applicable treaty rate to avoid or reduce withholding of U.S. federal income tax for dividends, then you must (a) provide the withholding agent with a properly completed IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that you are not a U.S. person and are eligible for treaty benefits, or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that act as intermediaries (including partnerships).

If you are eligible for a reduced rate of U.S. federal income tax pursuant to an income tax treaty, then you may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.

Gain on Disposition of Common Stock

You generally will not be subject to U.S. federal income tax with respect to gain realized on the sale, exchange or other taxable disposition of our common stock, unless:

  •
  the gain is effectively connected with a trade or business you conduct in the U.S., and, in cases in which certain tax treaties apply, is attributable to a permanent establishment or fixed base in the U.S. as defined under the applicable treaty;

  •
  if you are an individual, you are present in the U.S. for 183 days or more in the taxable year of the sale, exchange or other taxable disposition, and certain other conditions are met; or

  •
  we are or have been during a specified testing period a "United States real property holding corporation" for U.S. federal income tax purposes, and, in the case where shares of our common stock are regularly traded on an established securities market, you have owned, directly or indirectly, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or your holding period for your shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

If your gain is described in the first or third bullet point above, you will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates or such lower rate as may be specified by an applicable income tax treaty. If you are a foreign corporation and your gain is described in the first bullet point above, you may also be subject to a branch profits tax at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty. If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses. The gross proceeds from transactions that generate gains described in the third bullet point above will generally be subject to a 10% withholding tax, which you may claim as a credit against your federal income tax liability.

We believe that we have not been and are not, and we do not anticipate becoming, a "United States real property holding corporation" for U.S. federal income tax purposes. Generally, we will be a "United States real property holding corporation" if the fair market value of our U.S. real property interests equals or exceeds 50% of the sum of the fair market values of our worldwide real property interests and other assets used or held for use in a trade or business, all as determined for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

We must report annually to the IRS and to you the amount of dividends and other distributions paid to you and the amount of tax, if any, withheld with respect to those distributions. The IRS may make this information available to the tax authorities in the country in which you are resident.

In addition, you may be subject to information reporting requirements and backup withholding (currently at a rate of 28%) with respect to dividends paid on, and the proceeds of disposition of, shares of our common stock, unless, generally, you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption. Additional rules relating to information reporting requirements and backup withholding with respect to payments of the proceeds from the disposition of shares of our common stock are as follows:

  •
  If the proceeds are paid to or through the U.S. office of a broker, the proceeds generally will be subject to backup withholding and information reporting, unless you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption.

  •
  If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and is not a foreign person with certain specified U.S. connections, which we refer to below as a "U.S.-related person", information reporting and backup withholding generally will not apply.

  •
  If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or a U.S.-related person, the proceeds generally will be subject to information reporting (but not to backup withholding), unless you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished by you to the IRS.

Recent Legislation Relating to Foreign Accounts

Recently enacted legislation will impose withholding taxes on certain types of payments made to "foreign financial institutions" and certain other non-U.S. entities after December 31, 2012 unless those institutions and entities meet additional certification, information reporting and other requirements. The legislation will generally impose a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution unless the foreign financial institution enters into an agreement with the U.S. Treasury to, among other things, (i) undertake to identify accounts held by certain U.S. persons (including certain equity and debt holders of such institutions) or by U.S.-owned foreign entities, (ii) annually report certain information about such accounts, and (iii) withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. In addition, subject to certain exceptions, the legislation will impose a 30% withholding tax on the same types of payments to an entity that is not a foreign financial institution unless the entity certifies that it does not have any substantial U.S. owners (which generally include any U.S. persons who directly or indirectly own more than 10% of the entity) or furnishes identifying information regarding each such substantial U.S. owner. We will not pay any additional amounts to non-U.S. holders in respect of any amounts withheld. Prospective investors should consult their tax advisors regarding this legislation.

The summary of material U.S. federal income tax consequences above is included for general information purposes only. Potential purchasers of our common stock are urged to consult their own tax advisors to determine the U.S. federal, state, local and non-U.S. tax considerations of purchasing, owning and disposing of our common stock.

UNDERWRITING

We and the selling stockholders have agreed to sell and the underwriters named below have severally agreed to buy, subject to the terms of the underwriting agreement, the number of shares listed opposite their names below. Piper Jaffray & Co. and Jefferies & Company, Inc. are acting as joint book-running managers for this offering and as representatives of the underwriters. The underwriters are severally committed to purchase and pay for all of the shares if any are purchased.

Underwriters	Number of Shares
Piper Jaffray & Co.
Jefferies & Company, Inc.
William Blair & Company, L.L.C.
Robert W. Baird & Co. Incorporated

Total

The underwriters have advised us and the selling stockholders that they propose to offer the shares of our common stock to the public at $         per share. The underwriters propose to offer the shares to certain dealers at the same price less a concession of not more than $         per share. The underwriters may allow and the dealers may re-allow a concession of not more than $         per share on sales to certain other brokers and dealers. After this offering, these figures may be changed by the underwriters.

The selling stockholders have granted to the underwriters an option to purchase up to an additional                    shares of common stock, on a pro rata basis, at the same price to the public, and with the same underwriting discount, as set forth in the table above. The underwriters may exercise this option any time during the 30-day period after the date of this prospectus, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares as it was obligated to purchase under the underwriting agreement.

The following table shows the underwriting fees to be paid by us and the selling stockholders to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	Per Share	Total with No Exercise	Total with Full Exercise
Paid by us	$	$	$
Paid by the selling stockholders	$	$	$

In addition, we estimate that the expenses of this offering payable by us, other than the underwriting discounts and commissions, will be approximately $     million.

We have applied to list the common stock on The Nasdaq Global Market under the symbol "BODY."

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers' certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

We and each of our directors, executive officers, all of the selling stockholders and substantially all of our other existing stockholders have agreed to certain restrictions on our ability to sell additional shares of our common stock for a period of 180 days after the date of this prospectus. We have agreed not to directly or indirectly (i) offer for sale, sell, contract to sell, grant any option for the sale of, or otherwise issue or dispose of, any shares of our common stock, options or warrants to acquire shares of our common stock, or any related security or instrument, (ii) otherwise dispose of any shares of our common stock, options or warrants to acquire common stock, or securities exchangeable or exercisable for or convertible into common shares currently or hereafter owned either of record or beneficially or (iii) publicly announce an intention to do any of the foregoing, in each case, without the prior written consent of Piper Jaffray & Co. The agreements provide exceptions for (i) sales to underwriters pursuant to the underwriting agreement, (ii) our sales in connection with the exercise of options granted and the granting of options to purchase shares under our existing stock option plans and (iii) certain other exceptions.

Prior to this offering, there has been no established trading market for our common stock. The initial public offering price for the shares of our common stock offered by this prospectus was negotiated by us and the underwriters. The factors considered in determining the initial public offering price include the history of and the prospects for the industry in which we compete, our past and present operations, our historical results of operations, our prospects for future earnings, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of the offering and other relevant factors. There can be no assurance that the initial public offering price of our common stock will correspond to the price at which our common stock will trade in the public market subsequent to this offering or that an active public market for our common stock will develop and continue after this offering.

To facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in our common stock for their own account by selling more shares of common stock than have been sold to them by us and the selling stockholders. The underwriters may elect to cover any such short position by purchasing shares of our common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of our common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of our common stock previously distributed in this offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales of our common stock. The magnitude or effect of any stabilization or other transaction is uncertain. These transactions may be effected on The Nasdaq Global Market or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, some underwriters and selling group members may also engage in passive market making transactions on The Nasdaq Global Market. Passive market making consists of displaying bids on The Nasdaq Global Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

This prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses and prospectus supplements electronically. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters' websites and any information contained in any other website maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us, the selling stockholders or the underwriters and should not be relied upon by investors.

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates may in the future engage in commercial banking or investment banking transactions with us and our affiliates.

Selling Restrictions

Sales outside the United States

No action has been taken in any jurisdiction (except in the U.S.) that would permit a public offering of shares of our common stock, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or shares of our common stock in any jurisdiction where action for that purpose is required. Accordingly, shares of our common stock may not be offered or sold, directly or indirectly, and none of this prospectus or any other offering material or advertisements in connection with shares of our common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Each of the underwriters may arrange to sell shares of our common stock offered hereby in certain jurisdictions outside the U.S., either directly or through affiliates, where they are permitted to do so.

Notice to prospective investors in European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, or a "Relevant Member State," with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares of our common stock has been made or will be made to the public in that Relevant Member State, except that, with effect from and including such date, an offer of shares of our common stock may be made to the public in the Relevant Member State at any time:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

  (d)
  in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer of shares of our common stock to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to prospective investors in the United Kingdom

This prospectus and any other material in relation to the shares described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive ("qualified investors") that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the "Order", (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as "relevant persons"). The shares are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such shares will be engaged in only with, relevant persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

The distribution of this prospectus in the United Kingdom to anyone not falling within the above categories is not permitted and may contravene the Order. No person falling outside those categories should treat this prospectus as constituting a promotion to him, or act on it for any purposes whatever. Recipients of this prospectus are advised that we, the underwriters and any other person that communicates this prospectus are not, as a result solely of communicating this prospectus, acting for or advising them and are not responsible for providing recipients of this prospectus with the protections which would be given to those who are clients of any aforementioned entities that is subject to the Financial Services Authority Rules.

Notice to prospective investors in Hong Kong

Our common stock may not be offered or sold by means of any document other than: (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance. No advertisement, invitation or other document relating our common stock may be issued, whether in Hong Kong or elsewhere, where such document is directed at, or the contents are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the laws of Hong Kong), other than with respect to such common stock that is intended to be disposed of only to persons outside of Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules thereunder.

Notice to prospective investors in Switzerland

This prospectus, as well as any other material relating to shares of our common stock which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The shares will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this prospectus, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by us from time to time. This prospectus, as well as any other material relating to the shares, is personal and confidential and do not constitute an offer to any other person. This prospectus may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to prospective investors in the Dubai International Financial Centre

This prospectus relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This prospectus is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this prospectus nor taken steps to verify the information set out in it, and has no responsibility for it. The shares of our common stock which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Notice to prospective investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our common stock may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275 (1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole whole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Notice to prospective investors in France

The prospectus supplement and the accompanying prospectus (including any amendment, supplement or replacement thereto) have not been prepared in connection with the offering of our securities that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no security has been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors, or Permitted Investors, consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or corporate investors meeting one of the four criteria provided in article D. 341-1 of the French Code Monétaire et Financier and belonging to a limited circle of investors (cercle restreint d'investisseurs) acting for their own account, with "qualified investors" and "limited circle of investors" having the meaning ascribed to them in Article L. 411-2, D. 411-1, D. 411-2, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Code Monétaire et Financier; none of this prospectus supplement and the accompanying Prospectus or any other materials related to the offer or information contained therein relating to our securities has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any securities acquired by any Permitted Investors may be made only as provided by articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code Monétaire et Financier and applicable regulations thereunder.

Notice to prospective investors in Italy

The offering of the securities has not been registered pursuant to the Italian securities legislation and, accordingly, we have not offered or sold, and will not offer or sell, our common stock in the Republic of Italy in a solicitation to the public, and that sales of our common stock in the Republic of Italy shall be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulations. In any case, our common stock cannot be offered or sold to any individuals in the Republic of Italy either in the primary market or the secondary market.

We will not offer, sell or deliver any securities or distribute copies of this prospectus or any other document relating to our common stock in the Republic of Italy except to "Professional Investors", as defined in Article 31.2 of CONSOB Regulation No. 11522 of 2 July 1998 as amended, or "Regulation No. 11522", pursuant to Article 30.2 and 100 of Legislative Decree No. 58 of 24 February 1998 as amended, or "Decree No. 58", or in any other circumstances where an expressed exemption to comply with the solicitation restrictions provided by Decree No. 58 or Regulation No. 11971 of 14 May 1999 as amended applies, provided, however, that any such offer, sale or delivery of our common stock or distribution of copies of this prospectus or any other document relating to our common stock in the Republic of Italy must be:

  (a)
  made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993 as amended, or "Decree No. 385," Decree No. 58, CONSOB Regulation No. 11522 and any other applicable laws and regulations;

  (b)
  in compliance with Article 129 of Decree No. 385 and the implementing instructions of the Bank of Italy, pursuant to which the issue, trading or placement of securities in Italy is subject to a prior notification to the Bank of Italy, unless an exemption, depending, inter alia, on the aggregate amount and the characteristics of our common stock issued or offered in the Republic of Italy, applies; and

  (c)
  in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Notice to prospective investors in Germany

This prospectus has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt fur Finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute shares of our common stock in Germany. Consequently, shares of our common stock may not be distributed in Germany by way of public offering, public advertisement or in any similar manner AND THIS PROSPECTUS AND ANY OTHER DOCUMENT RELATING TO THE OFFERING, AS WELL AS INFORMATION OR STATEMENTS CONTAINED THEREIN, MAY NOT BE SUPPLIED TO THE PUBLIC IN GERMANY OR USED IN CONNECTION WITH ANY OFFER FOR SUBSCRIPTION OF SHARES OF OUR COMMON STOCK TO THE PUBLIC IN GERMANY OR ANY OTHER MEANS OF PUBLIC MARKETING. Shares of our common stock are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Notice to prospective investors in Norway

Shares of our common stock will not be offered in Norway other than (i) to investors who are deemed professional investors under Section 5-4 of the Norwegian Securities Trading Act of 1997 as defined in Regulation no. 1424 of 9 December 2005, or "Professional Investors", (ii) to fewer than 100 investors that are not Professional Investors or with a total consideration of less than EUR 100,000 calculated over a period of 12 months, or (iii) with a minimum subscription amount of EUR 50,000. Consequently, no public offering will be made in Norway and this prospectus has not been filed with or approved by any Norwegian authority. The prospectus must not be reproduced or otherwise distributed to others by the recipient.

Notice to prospective investors in Finland

This prospectus has not been prepared to comply with the standards and requirements regarding public offering set forth in the Finnish Securities Market Act (1989/495, as amended) and it has not been approved by the Finnish Financial Supervision Authority. Shares of our common stock may not be offered, sold, advertised or otherwise marketed in Finland under circumstances which constitute public offering of securities under Finnish law.

Acceptance of prospectus

By accepting this prospectus, the recipient hereof represents and warrants that he is entitled to receive it in accordance with the restrictions set forth above and agrees to be bound by limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

LEGAL MATTERS

The validity of our common stock offered by this prospectus will be passed upon for us by Bingham McCutchen LLP, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the underwriters by Paul, Hastings, Janofsky & Walker LLP, New York, New York.

EXPERTS

The consolidated financial statements as of January 2, 2010 and January 3, 2009, and for each of the three fiscal years in the period ended January 2, 2010, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given upon the authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC for the shares of our common stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement and the exhibits and schedules thereto. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

You can read our SEC filings, including the registration statement and the exhibits and schedules thereto, at the SEC's website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

BODY CENTRAL ACQUISITION CORP.

Report of Independent Registered Certified Public Accounting Firm

To the Board of Directors and
Stockholders of Body Central Acquisition Corp.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' deficit and cash flows present fairly, in all material respects, the financial position of Body Central Acquisition Corp. and its subsidiaries at January 2, 2010 and January 3, 2009, and the results of their operations and their cash flows for each of the three years in the period ended January 2, 2010 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Jacksonville, Florida

July 7, 2010

BODY CENTRAL ACQUISITION CORP.

CONSOLIDATED BALANCE SHEETS

	January 3, 2009	January 2, 2010
	(in thousands, except share data)
Assets
Current assets
Cash and cash equivalents	$4,002	$7,226
Accounts receivable, net of allowance for doubtful accounts of $23 and $16	828	910
Income taxes receivable	429	8
Inventories	14,612	12,898
Prepaid expenses	2,382	2,639
Deferred tax asset, current	917	1,167

Total current assets	23,170	24,848
Property and equipment, net	14,390	14,912
Goodwill	21,508	21,508
Intangible assets	18,557	17,824
Other assets	102	117

Total assets	$77,727	$79,209

Liabilities, Redeemable Preferred Stock and Stockholders' Deficit
Current liabilities
Accounts payable	$9,252	$9,078
Accrued expenses and other current liabilities	11,616	12,487
Current portion of long-term debt	5,000	5,250

Total current liabilities	25,868	26,815
Other liabilities	3,336	4,361
Deferred tax liability, long-term	74	1,886
Long-term debt, less current portion	38,250	33,000

Total liabilities	67,528	66,062

Commitments and contingencies (Note 8)
Redeemable Preferred Stock
Preferred Stock, Series D, $0.001 par value, no shares authorized, issued or outstanding	—	—
Preferred Stock, Series C, $0.001 par value, 30,000 shares authorized, issued and outstanding	3,268	3,418
Preferred Stock, Series A, $0.001 par value, 325,000 shares authorized, 308,820 shares issued and outstanding	31,080	31,080
Preferred Stock, Series B, $0.001 par value, 175,000 shares authorized, 158,386 shares issued and outstanding	15,540	15,540
Stockholders' deficit
Common Stock, $0.001 par value, 750,000 shares authorized, 8,000 shares issued and outstanding	—	—
Additional paid-in capital	271	289
Accumulated deficit	(39,960)	(37,180)

Total stockholders' deficit	(39,689)	(36,891)

Total liabilities, redeemable preferred stock and stockholders' deficit	$77,727	$79,209

Par value of issued and outstanding Common Stock is inconsequential.

The accompanying notes are an integral part of these consolidated financial statements.

BODY CENTRAL ACQUISITION CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	December 29, 2007	January 3, 2009	January 2, 2010
	(in thousands, except share and per share data)
Net revenues	$195,911	$191,824	$198,834
Cost of goods sold, including occupancy, buying, distribution center and catalog costs	140,334	137,982	139,145

Gross profit	55,577	53,842	59,689
Selling, general and administrative expenses	51,832	45,555	46,567
Depreciation and amortization	5,469	5,357	4,678
Impairment of long-lived assets	2,428	936	196
Goodwill impairment	33,962	—	—

(Loss) income from operations	(38,114)	1,994	8,248
Interest expense, net of interest income of $544, $140 and $21	4,215	4,329	3,956
Other expense (income), net	238	(493)	(128)

(Loss) income before income taxes	(42,567)	(1,842)	4,420
(Benefit from) provision for income taxes	(3,237)	(890)	1,640

Net (loss) income	$(39,330)	$(952)	$2,780

Net (loss) income per common share:
Basic	$(4,931.00)	$(137.75)	$328.75

Diluted	$(4,931.00)	$(137.75)	$5.80

Weighted average common shares outstanding:
Basic	8,000	8,000	8,000

Diluted	8,000	8,000	479,206

Unaudited pro forma (Notes 1 and 16)
Pro forma net income per common share:
Basic			$5.85
Diluted			$5.80
Pro forma weighted average common shares outstanding:
Basic			475,206
Diluted			479,206

The accompanying notes are an integral part of these consolidated financial statements.

BODY CENTRAL ACQUISITION CORP.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

	Common Stock Shares	Additional Paid-In Capital	(Accumulated Deficit) Retained Earnings	Total Stockholders' Deficit
	(in thousands, except share data)
Balance at December 30, 2006	8,000	$397	$322	$719
Stock option compensation expense		28	—	28
Dividends payable on Series C Preferred Stock	—	(118)	—	(118)
Net loss	—	—	(39,330)	(39,330)

Balance at December 29, 2007	8,000	307	(39,008)	(38,701)
Stock option compensation expense	—	114	—	114
Dividends payable on Series C Preferred Stock	—	(150)	—	(150)
Net loss	—	—	(952)	(952)

Balance at January 3, 2009	8,000	271	(39,960)	(39,689)
Stock option compensation expense	—	168	—	168
Dividends payable on Series C Preferred Stock	—	(150)	—	(150)
Net income	—	—	2,780	2,780

Balance at January 2, 2010	8,000	$289	$(37,180)	$(36,891)

Par value of issued and outstanding Common Stock is inconsequential.

The accompanying notes are an integral part of these consolidated financial statements.

BODY CENTRAL ACQUISITION CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	December 29, 2007	January 3, 2009	January 2, 2010
	(in thousands)
Cash flows from operating activities
Net (loss) income	$(39,330)	$(952)	$2,780
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation and amortization	5,469	5,357	4,678
Stock-based compensation	28	114	168
Loss on impairment of long-lived assets	36,390	936	196
Deferred income taxes	(3,577)	(275)	1,561
Other non-cash charges (credits)	857	(220)	123
Changes in assets and liabilities:
Accounts receivable	(1,919)	1,545	(105)
Income taxes	(3,558)	2,834	421
Inventories	5,850	(450)	1,714
Prepaid expenses	649	(54)	(256)
Accounts payable and accrued expenses	5,075	(4,791)	697
Other assets	3	2	(15)
Other liabilities	1,238	174	1,056

Net cash provided by operating activities	7,175	4,220	13,018

Cash flows from investing activities
Purchases of property and equipment	(9,656)	(2,640)	(4,809)
Proceeds from sales of assets	—	300	15

Net cash used in investing activities	(9,656)	(2,340)	(4,794)

Cash flows from financing activities
Principal payments on long-term debt	(4,500)	(3,250)	(5,000)
Proceeds from issuance of preferred stock	3,000	—	—

Net cash used in financing activities	(1,500)	(3,250)	(5,000)

Net (decrease) increase in cash and cash equivalents	(3,981)	(1,370)	3,224
Cash and cash equivalents
Beginning of year	9,353	5,372	4,002

End of year	$5,372	$4,002	$7,226

Supplemental disclosures
Cash paid for interest	$4,085	$4,602	$3,887
Cash paid for income taxes	3,435	136	51
Noncash financing activities
Dividends payable	$118	$150	$150

The accompanying notes are an integral part of these consolidated financial statements.

BODY CENTRAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business and Summary of Significant Accounting Policies

Nature of Business

Body Central Acquisition Corp. (the "Company") is a specialty fashion retailer of young women's apparel and accessories operating retail centers in the South, Mid-Atlantic and Midwest regions of the United States. In addition, the Company operates an e-commerce website, www.bodyc.com, and a catalog mail system. Approximately 34% of merchandise is purchased from five manufacturers.

Principles of Consolidation

The accompanying Consolidated Financial Statements, prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"), include the assets, liabilities, revenues and expenses of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Fiscal Year End

The Company's fiscal year ends on the Saturday closest to December 31. Fiscal years 2007, 2008 and 2009 ended on December 29, 2007, January 3, 2009 and January 2, 2010, respectively. Fiscal years 2009 and 2007 included 52 weeks. Fiscal year 2008 included 53 weeks. References to years in the Consolidated Financial Statements relate to fiscal years rather than calendar years.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Segment Reporting

GAAP has established guidance for reporting information about a company's operating segments, including disclosures related to a company's products and services, geographic areas and major customers. The Company has aggregated its net revenues generated from its retail centers, e-commerce website and catalog mail system into one operating segment. We aggregate our operating segments because they have a similar class of customer, nature of products, nature of production process and distribution methods as well as similar economic characteristics. The Company has no international sales. All of the Company's identifiable assets are in the United States.

Revenue Recognition

The Company recognizes revenue, and the related cost of goods sold is expensed, at point-of-sale or upon shipment to customers. Shipping and handling fees billed to customers for online and catalog sales are included in net revenues, and the related shipping and handling costs are included in cost of goods sold. Based on historical sales returns, an allowance for sales returns is recorded as a reduction of net revenues in the periods in which the sales are recognized. Sales tax collected from customers is excluded from net revenues and is included as part of accrued expenses and other current liabilities on the Consolidated Balance Sheets.

BODY CENTRAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Nature of Business and Summary of Significant Accounting Policies (Continued)

The Company sells gift certificates in its retail stores, which do not expire or lose value over periods of inactivity. The Company accounts for gift certificates by recognizing a liability at the time a gift certificate is sold. The customer liability balance was $982,000 and $1.2 million, as of January 3, 2009 and January 2, 2010, respectively, and is included in accrued expenses and other current liabilities on the Consolidated Balance Sheets. The Company recognizes income from gift certificates when they are redeemed by the customer.

Revenue from unredeemed gift certificates is recognized when it is determined that the likelihood of the gift certificate being redeemed is remote and that there is no legal obligation to remit unredeemed gift certificates to relevant jurisdictions. Revenue from gift certificate breakage is immaterial to our financial position.

Cash and Cash Equivalents

The Company considers all short-term investments with an initial maturity of three months or less when purchased to be cash equivalents.

Inventories

Inventories are comprised principally of women's apparel and accessories and are stated at the lower of cost or market, on a first-in-first out basis, using the retail inventory method. The Company determines market value as the anticipated future selling price of the merchandise less a normal margin. An initial markup is applied to inventory at cost in order to establish a cost-to-retail ratio. Permanent markdowns, when taken, reduce both the retail and cost components of inventory on-hand so as to maintain the already established cost-to-retail relationship. Shipping and handling costs of $3.2 million, $3.4 million and $3.4 million for the fiscal years ended December 29, 2007, January 3, 2009, and January 2, 2010, respectively, are included in cost of goods sold in the Consolidated Statements of Operations.

The Company reviews its inventory levels to identify slow-moving merchandise and generally use markdowns to clear this merchandise. The Company records a markdown reserve based on estimated future markdowns related to current inventory to clear slow-moving inventory. These markdowns may have an adverse impact on earnings, depending on the extent and amount of inventory affected. The markdown reserve is recorded as an increase to cost of goods sold in the Consolidated Statements of Operations. The markdown reserve was $1.7 million and $1.6 million as of January 3, 2009 and January 2, 2010, respectively.

Included in the carrying value of merchandise inventories is a reserve for shrinkage. Shrinkage is estimated based on historical physical inventory results as a percentage of sales. The estimate for shrinkage reserve can be affected by changes in merchandise mix and changes in actual shrinkage trends. The shrink reserve was $416,000 and $407,000 as of January 3, 2009 and January 2, 2010, respectively.

BODY CENTRAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment is computed for financial reporting purposes on the straight-line method using service lives ranging principally from three to fifteen years. Furniture and fixtures are typically depreciated over three to five years. Amortization of leasehold improvements is provided on the straight-line method over the length of the lease or over the estimated useful life of the improvement, whichever is shorter. The cost of assets sold or retired and the related accumulated depreciation or amortization is removed from the accounts with any resulting gain or loss included in net income. Major renewals and betterments which extend service lives are capitalized, while expenditures for repairs and maintenance that do not significantly extend the life of the asset are expensed as incurred.

Impairment of Long-Lived Assets

The Company follows Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 360, Property, Plant and Equipment, which requires impairment losses to be recorded on long-lived assets used in operations whenever events or changes in circumstances indicate that the net carrying amounts may not be recoverable. The evaluation is performed based on estimated undiscounted future cash flows from operating activities compared with the carrying value of related assets for the individual stores. If the undiscounted future cash flows are less than the carrying value, an impairment loss is recognized as the difference between the carrying value and the estimated fair value of the assets based on the discounted future cash flows of the assets using a rate that approximates the Company's weighted average cost of capital.

Goodwill

The Company follows FASB ASC 350, Intangibles—Goodwill and Other, regarding goodwill and other intangible assets. Goodwill and indefinite life intangibles are subject to an assessment of impairment at least annually. The guidance under this statement requires the Company to compare the fair value of each reporting unit with its carrying amount to determine if there is a potential impairment of goodwill. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the fair value of the goodwill within the reporting unit is less than its carrying value. Goodwill of $55.5 million was recognized on the acquisition of Body Shop of America, Inc. and Catalogue Ventures, Inc on October 1, 2006. The Company recognized an impairment on this goodwill of $34.0 million associated with its stores during the fiscal year ended December 29, 2007 as a result of the slowing economy, repositioning, competition with other retailers and operating performance of the stores. The Company performed its annual impairment analysis as of January 3, 2009 and January 2, 2010 using the discounted cash flow and guideline public company methods to determine the fair value of the reporting units. The Company's analysis indicated no impairment of goodwill had occurred or was at-risk as of January 3, 2009 and January 2, 2010.

BODY CENTRAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Intangible Assets

Favorable and unfavorable retail leases and customer relationships are amortized using the straight-line method over their estimated period of benefit, ranging from four to seven years. Trade names and trademarks are deemed to be indefinite life intangibles and are thus not subject to amortization. Management of the Company evaluates the recoverability of intangible assets annually and takes into account events or circumstances that warrant revised estimates of useful lives or that indicate impairment exists. The Company's evaluation indicated no impairment of intangible assets in fiscal years ended December 27, 2007, January 3, 2009 or January 2, 2010.

Accounting for Stock Based Compensation

The Company has adopted the provisions of FASB ASC 718, Compensation—Stock Compensation, which establishes accounting for equity instruments exchanged for employee services. Under the provisions of this statement, stock-based compensation expense is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense on a straight-line basis over the employee's requisite service period (generally the vesting period of the equity grant). As required under this guidance, the Company estimates forfeitures for options granted which are not expected to vest. Changes in these inputs and assumptions can materially affect the measurement of the estimated fair value of the Company's stock-based compensation expense. Stock-based compensation expense is included in selling, general and administrative expenses in the accompanying Consolidated Statements of Operations.

Unaudited Pro Forma Information

Upon the consummation of the initial public offering contemplated by the Company, all of the outstanding shares of Series A and Series B Preferred Stock will convert into shares of Common Stock. The pro forma net income per common share for the fiscal year ended January 2, 2010 reflects, as if such events had occurred at the beginning of the period, the conversion of all outstanding shares of the Company's Series A and Series B Preferred Stock into an aggregate of 467,206 shares of Common Stock upon the completion of the initial public offering.

Operating Leases

The Company leases retail stores and office space under noncancelable operating leases. Most store leases contain construction allowance reimbursements by landlords, rent escalation clauses and/or contingent rent provisions. Except for contingent rent, the Company recognizes rent expense on a straight-line basis over the lease term and records the difference between the amount charged to expense and the rent paid as a deferred rent liability. Contingent rent, determined based on a percentage of sales in excess of specified levels, is recognized as rent expense when achievement of the specified sales that triggers the contingent rent is probable. Cash reimbursements received from landlords for leasehold improvements as lease incentives are also recorded as deferred rent and are amortized using the straight-line method over the lease term as an offset to rent expense.

BODY CENTRAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Deferred Rent and Tenant Allowances

Deferred rent is recognized when a lease contains a predetermined fixed escalation of minimum rent. The Company recognizes the related rent expense on a straight-line basis from possession date and records the differences between the recognized rental expense and the amounts payable under the lease as deferred rent. Also included in deferred rent are tenant allowances received from landlords in accordance with negotiated lease terms. The tenant allowances are amortized as a reduction to rent expense on a straight-line basis over the term of the lease. Deferred rent is included in other liabilities in the accompanying Consolidated Balance Sheets.

Advertising

The Company expenses advertising costs in the period in which they occurred. Advertising expense, which is classified in selling, general and administrative expenses in the accompanying Consolidated Statements of Operations, was $2.6 million, $914,000, and $869,000 for fiscal years December 29, 2007, January 3, 2009 and January 2, 2010, respectively.

Income Taxes

Income taxes are accounted for pursuant to FASB ASC 740, Income Taxes, which requires that the Company recognize deferred tax assets, which include net operating loss carry forwards and tax credits. Deferred income taxes are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are offset by deferred tax liabilities relating to nondeductible temporary differences. Recognition of deferred tax assets is based on management's belief that it is more likely than not that the tax benefit associated with temporary differences will be utilized. The FASB issued guidance requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the net deferred tax assets will not be realized. It has been determined that valuation allowances against the deferred tax assets are not currently necessary.

The Company follows FASB ASC 740, Income Taxes, guidance on accounting for uncertainty in income taxes. The standard prescribes a recognition threshold and measurement attributable for financial statement recognition and measurement of tax positions taken or expected to be taken in tax returns. In addition, the standard provides guidance on the de-recognition, classification and disclosure of tax positions, as well as the accounting for related interest and penalties. In May 2007, the FASB amended the guidance associated with the criteria that must be evaluated in determining if a tax position has been effectively settled and should be recognized as a tax benefit. The Company does not have any uncertain tax provisions recorded in its Consolidated Financial Statements.

Interest and penalties, if any, are recognized in the provision for income taxes in the Consolidated Statements of Operations. Accrued interest and penalties, if applicable, are included within the related tax liability line on the Consolidated Balance Sheets.

BODY CENTRAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Cost of Goods Sold

Cost of goods sold includes the direct cost of purchased merchandise, distribution costs, all freight costs incurred to get merchandise to our stores and our direct customers, costs incurred to produce and distribute our catalogs, store occupancy costs and buying costs. In addition, markdowns taken, markdown reserves for slow moving items and inventory reserves are included in cost of goods sold.

Selling, General and Administrative

Selling, general and administrative expenses include operating expenses not in cost of goods sold, primarily administration, marketing, stock-based compensation and store operating expenses.

Store Opening Costs

Store opening costs, which consist primarily of occupancy costs and payroll, are expensed as incurred and are included in selling, general and administrative expense in the Consolidated Statements of Operations.

Insurance and Self-Insurance

The Company uses a combination of insurance and self-insurance for a number of risk management activities including workers' compensation, general liability, automobile liability and employee-related health care benefits, a portion of which is paid by the employees. Costs related to claims are accrued based on known claims and historical experiences of incurred but not reported claims received from our insurers. The Company believes that it has adequately reserved for its self-insurance liability, which is capped through the use of stop-loss contracts and specified retentions with insurance companies. However, any significant variation of future claims from historical trends could cause actual results to differ from the accrued liability.

Concentration of Credit Risk

Financial instruments subject to concentrations of credit risk consist primarily of cash. The Company places its cash with what it believes to be high credit quality institutions. At times such instruments may be in excess of the FDIC insurance limit.

BODY CENTRAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Nature of Business and Summary of Significant Accounting Policies (Continued)

New Accounting Standards

In June 2009, authoritative guidance was issued which establishes the FASB ASC as the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. This guidance, which was incorporated into Generally Accepted Accounting Principles, is effective for annual periods ending after September 15, 2009. The Company adopted the guidance in fiscal year ended January 2, 2010 and changed certain disclosure references. This change did not have any other impact on the Company's Consolidated Financial Statements.

In May 2009, the FASB issued authoritative guidance included in FASB ASC 855, Subsequent Events. The guidance requires entities to disclose the date through which they have evaluated subsequent events and whether that date corresponds with the release of their financial statements. The Company has evaluated subsequent events through July 7, 2010, the date the financial statements were available for issuance.

In August 2009, the FASB issued Accounting Standards Update (ASU) 2009-05, Measuring Liabilities at Fair Value (Topic 820). The objective of the new guidance is to provide clarification for the fair value measurement of liabilities, specifically providing clarification that in circumstances in which a quoted price in an active market for an identical liability is not available, a reporting entity is required to measure fair value using certain prescribed techniques. Techniques highlighted include using 1) the quoted price of the identical liability when traded as an asset, 2) quoted prices for similar liabilities or similar liabilities when traded as assets or 3) another valuation technique that is consistent with the principles of fair value measurements. The new guidance also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. Finally, the guidance clarifies that Level 1 fair value measurements include both a quoted price in an active market for the identical liability and a quoted price for the identical liability when traded as an asset in an active market when no adjustment to the quoted price of the asset is required. The Company's adoption of this guidance did not have a material impact on its financial position or results of operations.

In January 2010, the FASB issued ASU 2010-06 Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. The new guidance requires disclosures of transfers in and out of Level 1 and 2 fair value measurements, including a description of the reason for the transfer. The new guidance also calls for disclosures about the activity in Level 3 measurements by separately presenting information on purchases, sales, issuances and settlements on a gross basis rather than a single net number. The guidance also clarifies 1) the level of disaggregation that should be used in completing disclosures about fair value measurements and 2) the disclosures required in describing the inputs and valuation techniques used for both nonrecurring and recurring fair value measurements. This guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for the new disclosures regarding the activity in Level 3 measurements, which will be effective for fiscal years beginning after December 15, 2010.

BODY CENTRAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Property and Equipment

Property and equipment as of January 3, 2009 and January 2, 2010 consist of the following:

	January 3, 2009	January 2, 2010
	(in thousands)
Furniture and fixtures	$7,166	$8,878
Leasehold improvements	16,609	18,703

	23,775	27,581
Accumulated depreciation and amortization	(9,385)	(12,669)

Property and equipment, net	$14,390	$14,912

Depreciation and amortization expense related to property and equipment was $4.8 million, $4.7 million and $4.0 million for the fiscal years ended December 29, 2007, January 3, 2009 and January 2, 2010, respectively.

The Company incurred costs of $7.4 million, $1.5 million and $3.0 million for capital expenditures, excluding tenant allowances of $2.3 million, $1.2 million and $1.8 million for the fiscal years ended December 29, 2007, January 3, 2009 and January 2, 2010, respectively.

3. Intangible Assets

Identifiable intangible assets recognized on the October 1, 2006 acquisition of Body Shop of America, Inc. and Catalogue Ventures, Inc. consist of the following:

	January 3, 2009
	(in thousands)
	Gross Carrying Amount	Accumulated Amortization	Net Value
Amortized intangible assets
Favorable retail leases	$3,225	$1,319	$1,906
Unfavorable retail leases	(190)	(69)	(121)
Customer relationships	585	329	256

Total	$3,620	$1,579	$2,041

Unamortized intangible assets
Trade names and trademarks	$16,395	$—	$16,395

Total	$16,395	$—	$16,395

BODY CENTRAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Intangible Assets (Continued)

	January 2, 2010
	(in thousands)
	Gross Carrying Amount	Accumulated Amortization	Net Value
Amortized intangible assets
Favorable retail leases	$3,225	$1,906	$1,319
Unfavorable retail leases	(190)	(100)	(90)
Customer relationships	585	475	110

Total	$3,620	$2,281	$1,339

Unamortized intangible assets
Trade names and trademarks	$16,395	$—	$16,395

Total	$16,395	$—	$16,395

The unfavorable retail leases are included in other liabilities in the Consolidated Balance Sheets.

Aggregate amortization expense related to intangible assets was $702,000 for each of the fiscal years ended December 29, 2007, January 3, 2009 and January 2, 2010. Estimated aggregate amortization expense for each of the three succeeding fiscal years is shown below:

Fiscal Year	(in thousands)
2010	$665
2011	556
2012	118

$1,339

4. Long-Term Debt

The following is a summary of long-term debt outstanding at January 3, 2009 and January 2, 2010:

	January 3, 2009	January 2, 2010
	(in thousands)
$27.5 million term loan, interest rate at LIBOR plus 5.25%, 8.5% as of January 2, 2010, due September 30, 2012, principal and interest due quarterly.	$22,250	$17,250
$24 million term loan, interest rate at LIBOR plus 5.75%, 9.0% as of January 2, 2010, interest due quarterly; all principal due October 1, 2013.	21,000	21,000

	43,250	38,250
Less current portion	(5,000)	(5,250)

	$38,250	$33,000

BODY CENTRAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Long-Term Debt (Continued)

Combined maturities of long-term debt are as follows:

Fiscal Year	(in thousands)
2010	$5,250
2011	6,375
2012	5,625
2013	21,000

$38,250

The Company entered into an interest rate swap agreement that involves the receipt of variable rate payments based on the one-month LIBOR rate in exchange for 5.22% fixed rate payments over the life of the swap agreement without an exchange of the underlying notional amount of $25.0 million that was terminated on November 13, 2008. The differential to be paid or received was accrued and recognized as an adjustment to interest expense as interest rates change. The interest rate swap was not designated as a cash flow hedge. Accordingly, it was reflected at fair value on the Consolidated Balance Sheets and the related change in fair value is reflected in interest expense. The net effect of the agreement was $199,000 of expense for the fiscal year ended January 3, 2009.

The Company also has a revolving credit facility that provides for advances up to $15.0 million with a maturity date of October 1, 2012. There were no amounts outstanding under the revolving line of credit as of January 3, 2009 and January 2, 2010.

Both of the term loans and the revolving credit facility are collateralized by substantially all the Company's assets and a pledge of stock in its subsidiaries. The interest rates range from LIBOR plus 5.25% to LIBOR plus 5.75% with interest paid quarterly with a floor for LIBOR of 3.25%.

The terms of the loan agreements contain certain restrictive covenants, which require, among other things, the maintenance of a maximum ratio of debt to earnings before interest, taxes, depreciation and amortization ("EBITDA"), a minimum fixed charge coverage ratio and maximum capital expenditures. The Company received waivers of covenant violations regarding the senior leverage ratio and minimum fixed charge coverage ratio at January 3, 2009, and was in compliance with all other covenants. The Company was in compliance with all covenants at January 2, 2010.

5. Financial Instruments

The Company follows the FASB issued guidance, Fair Value Measurements, which establishes a framework for measuring fair value that is based on the inputs market participants use to determine fair value of an asset or liability and establishes a fair value hierarchy to prioritize those inputs. The guidance under this statement describes a hierarchy of three levels of input that may be used to measure fair value:

  •
  Level 1 — Inputs based on quoted prices in active markets for identical assets and liabilities.

BODY CENTRAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Financial Instruments (Continued)

  •
  Level 2 — Inputs other than Level 1 quoted prices, such as quoted prices for similar assets and liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

  •
  Level 3 — Unobservable inputs based on little market or no market activity and which are significant to the fair value of the assets and liabilities.

The Company's material financial instruments consist primarily of cash, accounts receivable, accounts payable, accrued expenses and long-term debt. The fair values of cash, accounts receivable, accounts payable and accrued expenses are equal to their carrying values based on their liquidity.

The carrying amount reported in the Consolidated Balance Sheet as of January 2, 2010 for long-term debt is $38.3 million. Using a discounted cash flow technique that incorporates a market interest yield curve with adjustments for duration and risk profile, the Company has determined the fair value of its debt to be $37.2 million at January 2, 2010. Considerable judgment is required in interpreting market data to develop estimates of fair value. The fair value estimate presented herein is not necessarily indicative of the amount that the Company or the debt holders could realize in a current market exchange. The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair value.

Although the fair value of the long-term debt is less than its carrying amount, the Company does not anticipate settling its outstanding debt at the reported fair value.

The Company has determined the estimated fair value amounts of its financial instruments using available market information. As of January 3, 2009 and January 2, 2010, respectively, the assets that are measured at fair value on a recurring basis include the following:

		Fair Value Measurements Using
	Total January 3, 2009	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
Money market securities	$508	$508	$—	$—

		Fair Value Measurements Using
	Total January 2, 2010	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
Money market securities	$2,653	$2,653	$—	$—

Money market securities, which are short-term investments of excess cash, are classified as cash and cash equivalents on the Consolidated Balance Sheets.

BODY CENTRAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Leases

The Company conducts all of its retail sales and corporate operations in leased facilities. Lease terms generally range up to ten years and provide for escalations in base rents. The Company does not have obligations to renew the leases. Certain leases provide for contingent rentals based upon sales. Most leases also require additional payments covering real estate taxes, common area costs and insurance.

Future minimum rental commitments, by year and in the aggregate, under noncancelable operating leases as of January 2, 2010, are as follows:

Fiscal Year	(in thousands)
2010	$13,802
2011	11,838
2012	8,944
2013	6,969
2014	6,279
Thereafter	15,485

Total	$63,317

Rent expense under non cancelable operating leases was as follows:

	December 29, 2007	January 3, 2009	January 2, 2010
	(in thousands)
Minimum rentals	$14,916	$14,995	$15,199
Contingent rentals	1,226	1,028	1,273

Total rent expense	$16,142	$16,023	$16,472

7. Redeemable Preferred Stock

The Company has four classes of redeemable preferred stock detailed below. The order of liquidation preference is Series D, C, A and B. The following is a summary of changes in each issue of redeemable preferred stock:

	Redeemable Preferred Stock
	Series D	Series C	Series A	Series B
	(in thousands)
Balance at December 30, 2006	$—	$—	$31,080	$15,540
Preferred stock issued	—	3,000	—	—
Dividends payable	—	118	—	—

Balance at December 29, 2007	—	3,118	31,080	15,540
Dividends payable	—	150	—	—

Balance at January 3, 2009	—	3,268	31,080	15,540
Dividends payable	—	150	—	—

Balance at January 2, 2010	$—	$3,418	$31,080	$15,540

BODY CENTRAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Redeemable Preferred Stock (Continued)

Nonvoting, Nonconvertible Series D Preferred Stock

In April 2008, the Company approved the conditional authorization and issuance of up to 61,000 shares of Series D Preferred Stock, par value $0.001 per share. This authorization will only be effective in the event that a draw is made on letters of credit issued for the account of certain stockholders of the Company to secure the guaranty of indebtedness of the Company under the loan agreements described in Note 4. If authorized and issued, the Series D Preferred Stock will have a preference upon liquidation of $100 per share, plus accrued dividends, senior to the Series A, B and C Preferred Stock. If authorized and issued, the holders of Series D Preferred Stock will be entitled to receive dividends at an annual rate of 5% of $100 per share accruing quarterly beginning on the date of issuance. The shares of Series D Preferred Stock are subject to redemption rights by the holders and the Company in certain circumstances. The Series D Preferred Stock generally is nonvoting except in certain circumstances.

Nonvoting, Nonconvertible Series C Preferred Stock

In March 2007, the Company issued 30,000 shares of Series C Preferred Stock in exchange for $3.0 million paid to the sellers of shares of Body Shop of America, Inc. and Catalogue Ventures, Inc. in October 2006. The shares of Series C Preferred Stock have a preference upon liquidation of $100 per share, plus accrued dividends. The holders of Series C Preferred Stock are entitled to receive dividends at an annual rate of 5% of $100 per share accruing quarterly beginning on the date of issuance. The shares of Series C Preferred Stock are subject to redemption rights at the election of the holders and at the election of the Company in certain circumstances. These redemption rights are subject to, among other things, restrictions under the Company's debt instruments. Generally, the Series C Preferred Stock is nonvoting except in certain circumstances.

Convertible Series A Preferred Stock

In October 2006, the Company issued 308,820 shares of Series A Preferred Stock for a purchase price of $100 per share to various investors, including 15,000 shares acquired by a former member of management. Each share is currently convertible to one share of Common Stock of the Company at the election of the holder or automatic conversion in certain circumstances, including an initial public offering. If the shares of Series A Preferred Stock have not converted to Common Stock, then they have a preference upon liquidation equivalent to $100 per share. The shares have voting rights equal to the number of shares of Common Stock to which they are convertible. Series A Preferred Stock is redeemable in the event of a sale or disposition of more than 50% of the outstanding voting stock; a consolidation or merger; or a sale, license or other transfer of all or substantially all of the assets of the Company. Shares of Series A Preferred Stock do not participate in dividends.

BODY CENTRAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Redeemable Preferred Stock (Continued)

Convertible Series B Preferred Stock

In October 2006, the Company issued 158,386 shares of Series B Preferred Stock in exchange for a contribution by members of management of shares of Body Shop of America, Inc. and Catalogue Ventures, Inc. prior to the purchase of the remaining shares of those companies. Each share is currently convertible to one share of Common Stock of the Company at the election of the holder or automatic conversion in certain circumstances, including an initial public offering. If the shares of Series B Preferred Stock have not converted to Common Stock, then they have a preference upon liquidation equivalent to $97.49 per share. The shares have voting rights equal to the number of shares of Common Stock to which they are convertible. Series B Preferred Stock is redeemable in the event of a sale or disposition of more than 50% of the outstanding voting stock; a consolidation or merger; or a sale, license or other transfer of all or substantially all of the assets of the Company. Shares of Series B Preferred Stock do not participate in dividends.

8. Commitments and Contingencies

Employment Contracts

The Company is subject to employment agreements with certain executives, which provide for compensation and other certain benefits. The agreements also provide for severance payments under certain circumstances.

Litigation

The Company is involved in various routine legal proceedings incidental to the conduct of its business. In the opinion of management, based on the advice of in-house and external legal counsel, the lawsuits and claims pending are not likely to have a material adverse effect on the Company's financial condition, results of operations or cash flows.

Transaction Bonus Plan

The Company is subject to a transaction bonus plan in which specified employees, including certain named executive officers, are to receive an aggregate of up to $1.0 million upon the completion of an initial public offering of the Company's stock.

BODY CENTRAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Income Taxes

The components of the income tax (benefit) provision for the fiscal years ended December 29, 2007, January 3, 2009 and January 2, 2010 are as follows:

	December 27, 2007	January 3, 2009	January 2, 2010
	(in thousands)
Current
Federal	$—	$(275)	$79
State	340	(340)	—

	340	(615)	79

Deferred
Federal	(2,808)	(394)	1,435
State	(769)	119	126

	(3,577)	(275)	1,561

Total (benefit) provision	$(3,237)	$(890)	$1,640

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred tax asset (liability) related to continuing operations at January 3, 2009 and January 2, 2010 are as follows:

	January 3, 2009	January 2, 2010
	(in thousands)
Gross deferred tax assets
Reserves	$137	$173
Property and equipment	3,685	2,675
Accrued expenses and other current liabilities	835	598
Inventory	616	254
Stock-based compensation	189	253
Other	254	555
Credits	—	142
Net operating losses	2,235	1,459

Gross deferred tax assets	7,951	6,109

Gross deferred tax liabilities
Intangibles	(7,108)	(6,828)

Gross deferred tax liabilities	(7,108)	(6,828)

Net deferred tax asset (liability)	$843	$(719)

Recognition of deferred tax assets is based upon management's belief that it is more likely than not that a tax benefit associated with temporary differences will be utilized. A valuation allowance has not been recorded as it is more likely than not that all deferred tax assets will be realized. At January 2, 2010, the Company had deferred tax assets related to net operating loss carryforwards of

BODY CENTRAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Income Taxes (Continued)

approximately $1.5 million which, if not utilized to reduce taxable income in future periods, will expire in 2028. As of the date of the audit, the Company is currently not under any examination by any significant taxing authorities and the tax years that remain subject to examination by major tax jurisdictions under the statute of limitations are our fiscal years ended January 3, 2009 and forward. The effective rate differs from the statutory rate due to the following items:

	December 29, 2007	January 3, 2009	January 2, 2010
Statutory rate	(34.0)%	(34.0)%	34.0%
State and local income taxes, net of federal benefit	(4.3)	(4.3)	4.5
State tax true-up	—	(7.8)	—
Goodwill impairment	30.8	—	—
Other	(0.1)	(2.2)	(1.4)

(Benefit from) provision for income tax rate	(7.6)%	(48.3)%	37.1%

10. Stock-Based Compensation Plans

The Company adopted an equity incentive plan in September 2006 (the "Plan"). The Plan provides for the grant of options and other Company stock awards to employees, directors and consultants, not to exceed 52,800 shares of Common Stock. The plan provides for benefits in the form of incentive stock options. Options granted to employees and directors under the Plan vest over a period of four years and expire five to ten years from the date of grant. Options to purchase 14,850 shares of Common Stock were available for future grants under the Plan at January 2, 2010.

The Company estimates the fair value of each option award on the date of the grant using the Black-Scholes option valuation model. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by persons who receive equity awards. Key input assumptions used to estimate the fair value of stock options include the exercise price of the award, the expected option term, expected volatility of the Company's stock over the option's expected term, the risk-free interest rate over the option's expected term and the Company's expected annual dividend yield. The Company issues new shares with the exercise of options.

The fair value of each option grant for the fiscal years ended December 29, 2007, January 3, 2009 and January 2, 2010 was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions:

	December 29, 2007	January 3, 2009	January 2, 2010
Expected option term(1)	5.75 - 6 years	6.25 years	6.25 years
Expected volatility factor(2)	53 - 60%	66.1%	71.0%
Risk-free interest rate(3)	3.45% - 4.55%	1.8%	3.1%
Expected annual dividend yield	0%	0%	0%

(1)
Since there was not sufficient historical information for grants with similar terms, the simplified or "plain-vanilla" method of estimating option life was utilized.

(2)
The stock volatility for each grant is measured using the weighted average of historical weekly price changes of the Company's competitors' common stock over the most recent period equal to the expected option life of the grant.

(3)
The risk-free interest rate for periods equal to the expected term of the share option is based on the rate of treasury securities with the same term as the option as of the grant date.

BODY CENTRAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Stock-Based Compensation Plans (Continued)

A summary of stock option information for the fiscal year ended January 2, 2010 is as follows:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term
Outstanding at January 3, 2009	14,850	$58.33
Granted	23,100	100.00
Exercised	—	—
Forfeited	—	—

Outstanding at January 2, 2010	37,950	$83.70

Exercisable at January 2, 2010	8,559	$68.38	7.9 years

The aggregate intrinsic value of outstanding and exercisable stock options, representing the excess of the average market price of the Company's stock on January 2, 2010 over the exercise price, multiplied by the applicable number of in-the-money options, was $128,000, at January 2, 2010. There were 3,609 in-the-money options outstanding and exercisable at January 2, 2010.

A summary of the status of nonvested stock options as of January 2, 2010 and changes during the fiscal years ended December 29, 2007, January 3, 2009 and January 2, 2010 are presented below:

	Shares	Weighted- Average Grant-Date Fair Value
Nonvested at December 30, 2006	26,400	$26.79
Granted	14,520	11.74
Vested	(3,828)	23.73
Forfeited	(30,822)	23.73

Nonvested at December 29, 2007	6,270	$11.30
Granted	8,250	19.25
Vested	(2,970)	11.61
Forfeited	—

Nonvested at January 3, 2009	11,550	$16.90
Granted	23,100	32.23
Vested	(5,259)	16.67
Forfeited	—

Nonvested at January 2, 2010	29,391	$28.99

Stock-based compensation expense of $28,000, $114,000 and $168,000 for the fiscal years ended December 29, 2007, January 3, 2009 and January 2, 2010, respectively, is included in selling, general and administrative expenses on the Company's Consolidated Statements of Operations. The Company did not capitalize any expense related to stock-based payments. Total compensation cost related to nonvested awards not yet recognized was $666,000 as of January 2, 2010, and is expected to be recognized over a weighted average remaining period of 1.5 years.

BODY CENTRAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Accrued Expenses and Other Current Liabilities

The major components of accrued expenses and other current liabilities are as follows:

	January 3, 2009	January 2, 2010
	(in thousands)
Accrued payroll and related taxes	$2,279	$3,234
Accrued occupancy	1,820	1,930
Taxes, other than income taxes	1,549	1,505
Other	5,968	5,818

Total accrued expenses and other current liabilities	$11,616	$12,487

12. Savings Plan

The Company provides a savings plan (the "Savings Plan") under Section 401(k) of the Internal Revenue Code. The Savings Plan covers all employees who have attained age 21 and completed at least 1,000 hours of service in a twelve consecutive month period. The Savings Plan requires specified contributions by the employees and allows discretionary contributions by the Company. Total employer contribution expense was approximately $177,000, $145,000 and $153,000 for the fiscal years ended December 29, 2007, January 3, 2009 and January 2, 2010, respectively.

13. Related Parties

The Company leases office and warehouse space under a noncancelable lease agreement dated October 1, 2006 with a company that is owned by certain members of management who are also stockholders of the Company. The lease expires on October 1, 2016. The Company incurred rent expense of $438,000, $446,000 and $468,000 for the fiscal years ended December 29, 2007, January 3, 2009 and January 2, 2010, respectively, related to this lease.

14. Fair Value Measurements

Assets and liabilities measured at fair value on a nonrecurring basis consist of the following at January 2, 2010:

		Basis of Fair Value Measurements
	Fair Value of Assets (Liabilities)	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
Fiscal year ended January 2, 2010
Long-lived assets held and used	$6,800	$—	$—	$6,800

BODY CENTRAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Fair Value Measurements (Continued)

In the fiscal year ended January 2, 2010, long-lived assets held and used in the Company's stores with a carrying value of $7.0 million were written down to their fair value of $6.8 million. The inputs used to calculate the fair value of these store assets included the projected cash flows and risk-adjusted rate of return that the Company estimated would be used by a market participant in valuing these assets. Utilizing this analysis, the Company recognized impairment charges of $2.4 million, $936,000 and $196,000 related to store assets for the fiscal years ended December 29, 2007, January 3, 2009 and January 2, 2010, respectively.

15. Quarterly Results (Unaudited)

The following table presents summarized unaudited quarterly financial results of operations for the Company for the fiscal years ended January 3, 2009 and January 2, 2010. We believe all necessary adjustments have been included in the amounts stated below to present fairly the following selected information when read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere herein. Future quarterly operating results may fluctuate depending on a number of factors. Results for any particular quarter are not necessarily indicative of results of operations a full fiscal year or any other quarter.

	Fiscal 2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands, except per share data)
Net revenues	$44,783	$50,921	$44,518	$51,602
Gross profit	11,850	14,458	12,656	14,878
Net (loss) income	(2,428)	787	(674)	1,363
Basic (loss) income per common share	$(308.25)	$93.75	$(88.88)	$165.63
Dilutive (loss) income per common share	$(308.25)	$1.66	$(88.88)	$2.85

	Fiscal 2009
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands, except per share data)
Net revenues	$48,628	$52,159	$44,860	$53,187
Gross profit	14,128	14,956	13,635	16,970
Net income	273	747	284	1,476
Basic income per common share	$29.38	$88.63	$30.88	$179.88
Dilutive income per common share	$0.57	$1.56	$0.59	$3.08

The sum of the quarterly (loss) income per common share may not equal the full year amount as the computations of the weighted average common shares outstanding for basic and diluted shares outstanding for each quarter and the full year are performed independently.

BODY CENTRAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Earnings per Share

Basic earnings per common share is calculated by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per common share includes the determinants of basic earnings per common share plus the additional dilution for all potentially dilutive stock options and convertible preferred stock utilizing the treasury stock method and if-converted method, respectively.

The following table shows the amounts used in computing earnings per share and the effect on net income and the weighted average number of shares potentially dilutive to Common Stock:

	December 29, 2007	January 3, 2009	January 2, 2010
	(in thousands, except share and per share data)
Net (loss) income as reported	$(39,330)	$(952)	$2,780
Less: Preferred stock dividends declared	(118)	(150)	(150)

Net (loss) income attributable to
common stockholders	$(39,448)	$(1,102)	$2,630

Weighted average basic common shares	8,000	8,000	8,000
Impact of dilutive securities:
Stock options	—	—	4,000
Convertible preferred stock	—	—	467,206

Weighted average dilutive common shares	8,000	8,000	479,206

Per common share:
Basic (loss) income per share	$(4,931.00)	$(137.75)	$328.75
Diluted loss (income) per share	$(4,931.00)	$(137.75)	$5.80

Common Stock equivalents totaling 467,206 would have been included in the diluted (loss) income per common share calculation for both fiscal years ended December 29, 2007 and January 3, 2009, had we reported net income for these periods.

Equity awards to purchase 6,600, 6,600, and 29,700 shares of Common Stock for the fiscal years ended December 29, 2007, January 3, 2009 and January 2, 2010, respectively, were outstanding, but were not included in the computation of weighted average diluted common share amounts as the effect of doing so would have been anti-dilutive.

BODY CENTRAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Earnings per Share (Continued)

Unaudited Pro Forma Information—The pro forma net income per common share for the fiscal year ended January 2, 2010 reflects, as if such events had occurred at the beginning of the period, the conversion of all outstanding shares of the Company's Series A and Series B Preferred Stock into an aggregate of 467,206 shares of Common Stock upon the completion of the initial public offering.

Pro forma basic and diluted net loss per share has been computed to give effect to the conversion into Common Stock of the Company's Series A and Series B Preferred Stock as shown in the table below:

January 2, 2010
(in thousands, except share and per share data)
Net income as reported	$2,780
Weighted average basic common shares	8,000
Pro forma adjustment to reflect assumed conversion of Series A and Series B Preferred Stock to occur upon consummation of the Company's expected initial public offering	467,206

Pro forma weighted average basic common shares	475,206
Impact of dilutive securities:
Stock options	4,000

Pro forma weighted average dilutive common shares	479,206

Per common share:
Pro forma basic income per share	$5.85
Pro forma diluted income per share	$5.80

Outstanding options to purchase Common Stock of 29,700 were excluded from the computation of unaudited pro forma diluted net income per common share as their effect would have been anti-dilutive.

BODY CENTRAL ACQUISITION CORP.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	January 2, 2010	July 3, 2010	Pro Forma
	(in thousands, except share data)
Assets
Current assets
Cash and cash equivalents	$7,226	$8,535
Accounts receivable, net of allowance for doubtful accounts of $16 and $23	910	1,105
Inventories	12,898	15,864
Prepaid expenses and other current assets	3,814	5,400

Total current assets	24,848	30,904
Property and equipment, net of accumulated depreciation and amortization of $12,669 and $14,341	14,912	16,414
Goodwill	21,508	21,508
Intangible assets, net of accumulated amortization of $2,381 and $2,747	17,824	17,458
Other assets	117	106

Total assets	$79,209	$86,390

Liabilities, Redeemable Preferred Stock and Stockholders' Deficit
Current liabilities
Accounts payable	$9,078	$12,852
Accrued expenses and other current liabilities	12,487	13,866
Current portion of long-term debt	5,250	5,750

Total current liabilities	26,815	32,468
Other liabilities	4,361	5,887
Deferred tax liability, long-term	1,886	1,886
Long-term debt, less current portion	33,000	27,018

Total liabilities	66,062	67,259

Commitments and contingencies
Redeemable Preferred Stock
Preferred Stock, Series D, $0.001 par value, no shares authorized, issued or outstanding	—	—	$—
Preferred Stock, Series C, $0.001 par value, 30,000 shares authorized, issued and outstanding	3,418	3,494	3,494
Preferred Stock, Series A, $0.001 par value, 325,000 shares authorized, 308,820 shares issued and outstanding	31,080	31,080	—
Preferred Stock, Series B, $0.001 par value, 175,000 shares authorized, 158,386 shares issued and outstanding	15,540	15,540	—
Stockholders' deficit
Common Stock, $0.001 par value, 750,000 shares authorized, 8,000 shares issued and outstanding	—	—	—
Additional paid-in capital	289	477	47,097
Accumulated deficit	(37,180)	(31,460)	(31,460)

Total stockholders' deficit	(36,891)	(30,983)	$15,637

Total liabilities, redeemable preferred stock and stockholders' deficit	$79,209	$86,390

Par value of issued and outstanding Common Stock is inconsequential.

The accompanying notes are an integral part of these unaudited consolidated financial statements.

BODY CENTRAL ACQUISITION CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Twenty-Six Weeks Ended
	July 4, 2009	July 3, 2010
	(in thousands, except share and per share data)
Net revenues	$100,787	$119,345
Cost of goods sold, including occupancy, buying, distribution center and catalog costs	71,703	79,590

Gross profit	29,084	39,755
Selling, general and administrative expenses	23,238	26,617
Depreciation and amortization	2,312	2,272

Income from operations	3,534	10,866
Interest expense, net of interest income of $15 and $4	2,020	1,787
Other (income) expense, net	(108)	(56)

Income before income taxes	1,622	9,135
Provision for income taxes	602	3,415

Net income	$1,020	$5,720

Net income per common share:
Basic	$118.13	$705.63

Diluted	$2.14	$11.92

Weighted average common shares outstanding:
Basic	8,000	8,000

Diluted	476,747	479,771

Pro forma (Note 5)
Pro forma net income per common share:
Basic		$12.04
Diluted		$11.92
Pro forma weighted average common shares outstanding:
Basic		475,206
Diluted		479,771

The accompanying notes are an integral part of these unaudited consolidated financial statements.

BODY CENTRAL ACQUISITION CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Twenty-Six Weeks Ended
	July 4, 2009	July 3, 2010
	(in thousands)
Cash flows from operating activities
Net income	$1,020	$5,720
Adjustments to reconcile net income to net cash provided by operating activities Depreciation and amortization	2,312	2,272
Other non-cash charges (credits)	(383)	(169)
Changes in assets and liabilities:
Accounts receivable	385	(195)
Income taxes	857	1,702
Inventories	(2,829)	(2,966)
Prepaid expenses	(710)	(1,594)
Accounts payable and accrued expenses	(192)	3,460
Other assets	(2)	11
Other liabilities	1,140	2,029

Net cash provided by operating activities	1,598	10,270

Cash flows from investing activities
Purchases of property and equipment	(1,561)	(3,479)

Net cash used in investing activities	(1,561)	(3,479)

Cash flows from financing activities
Principal payments on long-term debt	(2,500)	(5,482)

Net cash used in financing activities	(2,500)	(5,482)

Net (decrease) increase in cash and cash equivalents	(2,463)	1,309
Cash and cash equivalents
Beginning of year	4,002	7,226

End of period	$1,539	$8,535

The accompanying notes are an integral part of these unaudited consolidated financial statements.

BODY CENTRAL ACQUISITION CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business and Summary of Significant Accounting Policies

Nature of Business

Body Central Acquisition Corp. (the "Company") is a specialty fashion retailer of young women's apparel and accessories operating retail centers in the South, Mid-Atlantic and Midwest regions of the United States. In addition, the Company operates an e-commerce website, www.bodyc.com, and a catalog mail system.

Principles of Consolidation

The accompanying Unaudited Consolidated Financial Statements, prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"), include the assets, liabilities, revenues and expenses of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, these Unaudited Consolidated Financial Statements and related Notes thereto should be read in conjunction with the Consolidated Financial Statements and Notes thereto for the fiscal year ended January 2, 2010.

Unaudited Pro Forma Presentation

The Company has filed a Registration Statement on Form S-1 with the United States Securities and Exchange Commission (the "SEC") for its proposed initial public offering of its shares of common stock (the "IPO"). If the IPO contemplated is consummated, all of its Convertible Series A Preferred Stock and Convertible Series B Preferred Stock will automatically convert into 308,820 shares and 158,386 shares, respectively, of its common stock based on the balance outstanding as of July 3, 2010.

The unaudited pro forma presentation does not reflect the repayment of all of the Company's outstanding indebtedness under its senior credit facility or the redemption of all of its Series C Preferred Shares expected immediately after consummation of its contemplated IPO.

Fiscal Year End

The Company's fiscal year ends on the Saturday closest to December 31. As used herein, the first half of 2009 and the first half of 2010 refer to the twenty-six week periods ending July 4, 2009 and July 3, 2010, respectively.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

BODY CENTRAL ACQUISITION CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Segment Reporting

GAAP has established guidance for reporting information about a company's operating segments, including disclosures related to a company's products and services, geographic areas and major customers. The Company has aggregated its net revenues generated from its retail centers, e-commerce website and catalog mail system into one operating segment. We aggregate our operating segments because they have a similar class of customer, nature of products, nature of production process and distribution methods as well as similar economic characteristics. The Company has no international sales. All of the Company's identifiable assets are in the United States.

Inventories

Inventories are comprised principally of women's apparel and accessories and are stated at the lower of cost or market, on a first-in-first out basis, using the retail inventory method. Included in the carrying value of merchandise inventory, and reflected in cost of goods sold, is a reserve for shrinkage which is accrued between physical inventory dates as a percentage of sales based on historical inventory results.

New Accounting Standards

In May 2009, the FASB issued authoritative guidance included in FASB ASC 855, Subsequent Events. The guidance requires entities to disclose the date through which they have evaluated subsequent events and whether that date corresponds with the release of their financial statements. The Company has evaluated subsequent events through September 30, 2010, the date the financial statements were issued.

In August 2009, the FASB issued Accounting Standards Update (ASU) 2009-05, Measuring Liabilities at Fair Value (Topic 820). The objective of the new guidance is to provide clarification for the fair value measurement of liabilities, specifically providing clarification that in circumstances in which a quoted price in an active market for an identical liability is not available, a reporting entity is required to measure fair value using certain prescribed techniques. Techniques highlighted include using 1) the quoted price of the identical liability when traded as an asset, 2) quoted prices for similar liabilities or similar liabilities when traded as assets or 3) another valuation technique that is consistent with the principles of fair value measurements. The new guidance also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. Finally, the guidance clarifies that Level 1 fair value measurements include both a quoted price in an active market for the identical liability and a quoted price for the identical liability when traded as an asset in an active market when no adjustment to the quoted price of the asset is required. The Company's adoption of this guidance did not have a material impact on its financial position or results of operations.

BODY CENTRAL ACQUISITION CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Nature of Business and Summary of Significant Accounting Policies (Continued)

In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. The new guidance requires disclosures of transfers in and out of Level 1 and 2 fair value measurements, including a description of the reason for the transfer. The new guidance also calls for disclosures about the activity in Level 3 measurements by separately presenting information on purchases, sales, issuances and settlements on a gross basis rather that a single net number. The guidance also clarifies 1) the level of disaggregation that should be used in completing disclosures about fair value measurements and 2) the disclosures required in describing the inputs and valuation techniques used for both nonrecurring and recurring fair value measurements. This guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for the new disclosures regarding the activity in Level 3 measurements, which will be effective for fiscal years beginning after December 15, 2010.

2. Financial Instruments

The FASB-issued guidance establishes a framework for measuring fair value that is based on the inputs market participants use to determine fair value of an asset or liability and establishes a fair value hierarchy to prioritize those inputs. The guidance under this statement describes a hierarchy of three levels of input that may be used to measure fair value:

  •
  Level 1 — Inputs based on quoted prices in active markets for identical assets and liabilities.

  •
  Level 2 — Inputs other than Level 1 quoted prices, such as quoted prices for similar assets and liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

  •
  Level 3 — Unobservable inputs based on little market or no market activity and which are significant to the fair value of the assets and liabilities.

The Company's material financial instruments consist primarily of cash, accounts receivable, accounts payable, accrued expenses and long-term debt. The fair values of cash, accounts receivable, accounts payable and accrued expenses are equal to their carrying values based on their liquidity.

The carrying amount reported in the Consolidated Balance Sheet as of July 3, 2010 for long-term debt is $32.8 million. Using a discounted cash flow technique that incorporates a market interest yield curve with adjustments for duration and risk profile, the Company has determined the fair value of its debt to be $31.8 million at July 3, 2010. Considerable judgment is required in interpreting market data to develop estimates of fair value. The fair value estimate presented herein is not necessarily indicative of the amount that the Company or the debt holders could realize in a current market exchange. The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair value.

Although the fair value of the long-term debt is less than its carrying amount, the Company does not anticipate settling its outstanding debt at the reported fair value.

BODY CENTRAL ACQUISITION CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Financial Instruments (Continued)

The Company has determined the estimated fair value amounts of its financial instruments using available market information. As of January 2, 2010 and July 3, 2010, respectively, the assets that are measured at fair value on a recurring basis include the following:

		Fair Value Measurements Using
	Total January 2, 2010	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
Money market securities	$2,653	$2,653	$—	$—

		Fair Value Measurements Using
	Total July 3, 2010	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
Money market securities	$4,048	$4,048	$—	$—

Money market securities, which are short-term investments of excess cash, are classified as cash and cash equivalents on the Consolidated Balance Sheets.

3. Income Taxes

The provision for income taxes is based on the current estimate of the annual effective tax rate and is adjusted as necessary for discrete events occurring in a particular period. The effective income tax rate was 37.1% for the twenty-six weeks ended July 4, 2009 compared to 37.4% for the twenty-six weeks ended July 3, 2010. The effective rate for the twenty-six weeks ended July 3, 2010 is slightly higher primarily due to lower tax credits expected to be utilized to reduce the Company's fiscal year 2010 income tax liability.

The Company recognizes income tax liabilities related to unrecognized tax benefits in accordance with FASB ASC 740, Income Taxes, guidance related to uncertain tax positions and adjusts these liabilities when its judgment changes as the result of the evaluation of new information. The Company does not anticipate any significant changes to the unrecognized tax benefits recorded at the balance sheet date within the next twelve months.

BODY CENTRAL ACQUISITION CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Related Parties

The Company leases office and warehouse space under a noncancelable lease agreement dated October 1, 2006 with a company that is owned by certain members of management who are also stockholders of the Company. The lease expires on October 1, 2016. The Company incurred rent expense of $234,000 and $231,000 for the twenty-six weeks ended July 4, 2009 and July 3, 2010, respectively, related to this lease.

5. Earnings Per Share

Basic earnings per common share are calculated by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per common share includes the determinants of basic earnings per common share plus the additional dilution for all potentially dilutive stock options and convertible securities utilizing the treasury stock method and if-converted method, respectively.

The following table shows the amounts used in computing earnings per share and the effect on net income and the weighted average number of shares potentially dilutive to Common Stock:

	Twenty-Six Weeks Ended
	July 4, 2009	July 3, 2010
	(in thousands, except share and per share data)
Net income as reported	$1,020	$5,720
Less: Preferred stock dividends declared	(75)	(75)

Net income attributable to common stockholders	$945	$5,645

Weighted average basic common shares	8,000	8,000
Impact of dilutive securities:
Stock options	1,541	4,565
Convertible securities	467,206	467,206

Weighted average dilutive common shares	476,747	479,771

Per common share:
Basic income per share	$118.13	$705.63
Diluted income per share	$2.14	$11.92

Stock options to purchase 6,600 and 29,700 shares of Common Stock for the twenty-six weeks ended July 4, 2009 and July 3, 2010, respectively, were outstanding, but were not included in the computation of weighted average diluted common share amounts as the effect of doing so would have been anti-dilutive.

BODY CENTRAL ACQUISITION CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Earnings Per Share (Continued)

Pro Forma Information

The pro forma net income per common share for the twenty-six weeks ended July 3, 2010 reflects, as if such events had occurred at the beginning of the period, the conversion of all outstanding shares of the Company's Series A and Series B Preferred Stock into an aggregate of 467,206 shares of Common Stock upon the completion of the initial public offering. Pro forma basic and diluted net loss per share has been computed to give effect to the conversion into Common Stock of the Company's Series A and Series B Preferred Stock as shown in the table below:

Twenty-Six Weeks Ended
July 3, 2010
(in thousands, except share and per share data)
Net income as reported	$5,720
Weighted average basic common shares	8,000
Pro forma adjustment to reflect assumed conversion of Series A and Series B Preferred Stock to occur upon consummation of the Company's expected initial public offering	467,206

Pro forma weighted average basic common shares	475,206
Impact of dilutive securities:
Stock options	4,565

Pro forma weighted average dilutive common shares	479,771

Per common share:
Pro forma basic income per share	$12.04
Pro forma diluted income per share	$11.92

Outstanding options to purchase Common Stock of 29,700 were excluded from the computation of pro forma diluted net income per common share as their effect would have been antidilutive.

BODY CENTRAL ACQUISITION CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Leases

The Company conducts all of its retail sales and corporate operations in leased facilities. Lease terms generally range up to ten years and provide for escalations in base rents. The Company does not have obligations to renew the leases. Certain leases provide for contingent rentals based upon sales. Most leases also require additional payments covering real estate taxes, common area costs and insurance.

Future minimum rental commitments, by year and in the aggregate, under noncancelable operating leases as of July 3, 2010, are as follows:

Fiscal Year	(in thousands)
2010 Remaining	$7,540
2011	13,539
2012	10,681
2013	8,690
2014	7,896
Thereafter	19,175

Total	$67,521

Body Central Store Base

As of September 2010

1
15
9
11
9
1
4
2
3
10
5
8
13
1
3
4
8
4
10
17
24
9
33

BODY CENTRAL

                    Shares

BODY CENTRAL CORP.

Common Stock

PROSPECTUS

Until                                         , 2010, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Piper Jaffray

Jefferies & Company

William Blair & Company

Baird

                           , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee, the FINRA filing fee and the Nasdaq listing fee.

Securities and Exchange Commission registration fee		$6,150
FINRA filing fee		$9,125
Nasdaq listing fee(1)		*
Accounting fees and expenses		*
Legal fees and expenses		*
Blue Sky fees and expenses		*
Transfer Agent fees and expenses		*
Printing and engraving expenses		*
Miscellaneous expenses		*
Total expenses	$	*

*
To be provided by amendment.

(1)
$25,000 application fee plus entry fee based on the number of shares to be listed.

Item 14.   Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law permits a corporation in its certificate of incorporation or an amendment to eliminate or limit the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of law or obtained an improper personal benefit. Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that Delaware law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, to which he or she is a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper. Section 145(g) of the Delaware General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against and incurred by such person in any indemnified capacity, or arising out of such person's status as such, regardless of whether the corporation would otherwise have the power to indemnify under Delaware law.

Our certificate of incorporation that will be in effect upon completion of this offering will provide that we must indemnify our directors and officers to the fullest extent authorized by Delaware law and may also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

Our bylaws that will be in effect upon completion of this offering will provide that it will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was, or has agreed to become, its director or officer, or is or was serving, or has agreed to serve, at its request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, an "indemnitee", or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom.

Upon completion of this offering, we expect to enter into indemnification agreements with our directors and executive officers. In general, these agreements provide that we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or officer or in connection with his or her service at our request for another corporation or entity. We also maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 15.    Recent Sales of Unregistered Securities

Set forth below is information regarding shares of common stock and preferred stock issued and options granted by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such shares and options and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

(a)    Issuances of Capital Stock

  (1)
  Common Stock

    None.

  (2)
  Preferred Stock

On March 16, 2007, we sold an aggregate of 30,000 shares of non-convertible, non-voting Series C preferred stock to certain buyers of the Series C preferred stock at a price per share of $100 for an aggregate purchase price of $3.0 million. The purchase price was paid by the investors from the escrow account securing certain indemnification obligations of the investors arising from our 2006 Transaction. This transaction took place following a payment to the investors of $81.2 million by us for the purchase of the remaining shares of Body Shop of America, Inc. and Catalogue Ventures, Inc.

(b)    Stock Option Grants

(1)  On August 15, 2007, we granted a stock option to purchase 5,280 shares of our common stock at an exercise price of $100 per share to one of our employees pursuant to our 2006 Equity Incentive Plan.

(2)  On December 5, 2007, we granted a stock option to purchase 1,320 shares of our common stock at an exercise price of $100 per share to one of our employees pursuant to our 2006 Equity Incentive Plan.

(3)  On February 7, 2008, we granted stock options to purchase an aggregate 8,250 shares of our common stock at an exercise price of $25 per share to certain employees pursuant to our 2006 Equity Incentive Plan.

(4)  On October 12, 2009, we granted stock options to purchase an aggregate 23,100 shares of our common stock at an exercise price of $100 per share to certain employees pursuant to our 2006 Equity Incentive Plan.

Options to purchase shares of our common stock pursuant to our 2006 Equity Incentive Plan generally vest 25% on the first anniversary of the grant or on the first anniversary of an employee's date of employment, with the remainder vesting in 12 equal quarterly installments thereafter.

No underwriters were involved in the foregoing issuances of securities. The offers, sales and issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 of the Securities Act or Section 4(2) of the Securities Act. The offers, sales and issuances of the securities that were deemed to be exempt in reliance on Rule 701 were transactions under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The offers, sales and issuances of the securities that were deemed to be exempt in reliance upon Section 4(2) were each transactions not involving any public offering, and all recipients of these securities were accredited investors within the meaning of Rule 501 of Regulation D of the Securities Act who were acquiring the applicable securities for investment and not distribution and had represented that they could bear the risks of the investment. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

Item 16.    Exhibits and Financial Statement Schedules

(a)   Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement.
3.1*	Second Amended and Restated Certificate of Incorporation of Body Central Acquisition Corp., as currently in effect.
3.2	Form of Third Amended and Restated Certificate of Incorporation of Body Central Corp., to be in effect upon completion of this offering.
3.3*	By-Laws of Body Central Acquisition Corp., as currently in effect.
3.4	Form of Amended and Restated By-Laws of Body Central Corp., to be in effect upon completion of this offering.
3.5	Form of Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Body Central Acquisition Corp., to be in effect immediately after effectiveness of this Registration Statement.
4.1	Form of Registrant's Common Stock Certificate.
4.2*	Registration Rights Agreement, dated October 1, 2006, between Body Central Acquisition Corp. and certain investors named therein.
4.3*	Stockholder Agreement, dated October 1, 2006, between Body Central Acquisition Corp. and certain investors named therein.
5.1	Form of Opinion of Bingham McCutchen LLP.
10.1*†	Body Central Acquisition Corp. 2006 Equity Incentive Plan.
10.2†	Amended and Restated 2006 Equity Incentive Plan.
10.3†	Form of Incentive Stock Option Agreement under the Amended and Restated 2006 Equity Incentive Plan.
10.4†	Form of Non-Qualified Stock Option Agreement under the Amended and Restated 2006 Equity Incentive Plan.
10.5	Form of Indemnification Agreement made by and between Body Central Corp. and each of its directors and executive officers, to be in effect upon completion of this offering.
10.6**	Lease Agreement, dated as of October 1, 2006, between Powers Avenue Joint Venture and Body Shop of America, Inc.
10.7**†	Incentive Stock Option Agreement, dated October 12, 2009, between Body Central Acquisition Corp. and B. Allen Weinstein.
10.8**†	Incentive Stock Option Agreement, dated February 7, 2008, between Body Central Acquisition Corp. and Richard L. Walters.
10.9**†	Incentive Stock Option Agreement, dated August 15, 2007, between Body Central Acquisition Corp. and Richard L. Walters.
10.10**†	Incentive Stock Option Agreement, dated October 12, 2009, between Body Central Acquisition Corp. and Beth Angelo.
10.11**†	Incentive Stock Option Agreement, dated February 7, 2008, between Body Central Acquisition Corp. and Beth Angelo.

Exhibit No.	Description
10.12***	Financing Agreement, dated October 1, 2006, between Dymas Funding Company, LLC, Churchill Financial Cayman, Ltd., Newstar Financial, Inc, certain lenders and Body Central Acquisition Corp.
10.13*	Amended and Substitute Revolving Note and Term Notes, dated October 1, 2006, by Body Shop of America, Inc. and Catalogue Ventures, Inc. in favor of Churchill Financial Cayman, Ltd.
10.14**	Master Reaffirmation and Joinder to Loan Documents, dated October 1, 2006, between Dymas Funding Company, LLC, Body Central Acquisition Corp., Body Shop of America, Inc., Catalogue Ventures, Inc. and Rinzi Air, LLC.
10.15**	Waiver and First Amendment to Financing Agreement, dated March 16, 2007, between Dymas Funding Company, LLC, Body Central Acquisition Corp., Body Shop of America, Inc., Catalogue Ventures, Inc., Rinzi Air, LLC and certain lenders.
10.16*	Second Amendment to Financing Agreement, dated August 2007, between Dymas Funding Company, LLC, Body Central Acquisition Corp., Body Shop of America, Inc., Catalogue Ventures, Inc., Rinzi Air, LLC and certain lenders.
10.17***^	Waiver and Third Amendment to Financing Agreement, dated January 25, 2008, between Dymas Funding Company, LLC, Body Central Acquisition Corp., Body Shop of America, Inc., Catalogue Ventures, Inc., Rinzi Air, LLC and certain lenders.
10.18**	Waiver and Fourth Amendment to Financing Agreement, dated June 6, 2008, between Dymas Funding Company, LLC, Body Central Acquisition Corp., Body Shop of America, Inc., Catalogue Ventures, Inc., Rinzi Air, LLC and certain lenders.
10.19*	Fifth Amendment to Financing Agreement, dated February 25, 2010, between Dymas Funding Company, LLC, Body Central Acquisition Corp., Body Shop of America, Inc., Catalogue Ventures, Inc., Rinzi Air, LLC and certain lenders.
10.20**	Guaranty, dated January 25, 2008 by WestView Capital Partners, L.P., AIG Global Asset Management Holdings Corp., Beth Angelo, Laurie Bauguss, Curtis V. Hill and Jerrold Rosenbaum in favor of Dymas Funding Company, LLC.
10.21***^	Security Agreement, dated October 1, 2006, by Body Central Acquisition Corp. in favor of Dymas Funding Company, LLC.
10.22**	Pledge and Security Agreement, dated October 1, 2006, by Body Central Acquisition Corp., Body Shop of America, Inc., Catalogue Ventures, Inc. and Rinzi Air, LLC in favor of Dymas Funding Company, LLC.
10.23*	Assignment for Security (Copyrights), dated October 1, 2006, by Body Shop of America, Inc. in favor of Dymas Funding Company, LLC.
10.24**	Assignment for Security (Trademarks), dated October 1, 2006, by Body Shop of America, Inc. in favor of Dymas Funding Company, LLC.
10.25†	Employment Agreement dated November 27, 2007, among Body Shop of America, Inc., Catalogue Ventures, Inc. and Richard L. Walters.
10.26†	Form of Employment Agreement between Body Central Acquisition Corp. and Beth Angelo.
10.27†	Employment Agreement, dated July 8, 2009, among Body Central Acquisition Corp., Body Shop of America, Inc., Catalogue Ventures, Inc. and B. Allen Weinstein.

Exhibit No.	Description
10.28†	Amended and Restated Employment Agreement among Body Shop of America, Inc., Catalogue Ventures, Inc. and Curtis Hill, dated December 1, 2007, and Amendment No. 1 to Amended and Restated Employment Agreement, dated February 23, 2009.
10.29•†	Form of Letter Agreement between Body Central Acquisition Corp. and Martin Doolan.
10.30†	Form of Letter Agreement between Body Central Acquisition Corp. and Jerrold Rosenbaum.
10.31**†	Success Bonus Plan.
14.1	Code of Business Conduct and Ethics.
21.1*	List of Subsidiaries.
23.1	Form of Consent of Bingham McCutchen LLP (included in Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers, LLP, independent registered certified public accounting firm.
24.1*	Power of Attorney (included on signature page).
99.1*	Consent of Director Designee, John K. Haley.

•
To be filed by amendment.

*
Previously filed with the initial Registration Statement on Form S-1 filed on July 7, 2010.

**
Previously filed with Amendment No. 1 to the Registration Statement on Form S-1 filed on August 17, 2010.

***
Previously filed with Amendment No. 2 to the Registration Statement on Form S-1 filed on September 14, 2010.

†
Indicates a management contract or compensatory plan or arrangement.

^
Portions of this exhibit have been omitted pursuant to a confidential treatment request. This information has been filed separately with the Securities and Exchange Commission.

(b)  Financial Statement Schedules

Schedules not listed have been omitted because the information required to be set forth therein is not applicable, not material or is shown in the financial statements or notes thereto.

Item 17.    Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denomination and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

  (1)  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

  (2)  For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 3 to this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on the 30th day of September 2010.

BODY CENTRAL ACQUISITION CORP.
By:	/s/ B. ALLEN WEINSTEIN
Name: B. Allen Weinstein Title: President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ B. ALLEN WEINSTEIN B. Allen Weinstein	President, Chief Executive Officer and Director (Principal Executive Officer)	September 30, 2010
/s/ RICHARD L. WALTERS Richard L. Walters	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	September 30, 2010
* Beth R. Angelo	Chief Merchandising Officer, Executive Vice President, President of Direct Sales and Director	September 30, 2010
* Martin P. Doolan	Director	September 30, 2010
* Scott M. Gallin	Director	September 30, 2010
* Jerrold S. Rosenbaum	Director	September 30, 2010
* John H. Turner	Director	September 30, 2010
* Carlo A. von Schroeter	Director	September 30, 2010

*By:	/s/ RICHARD L. WALTERS Name: Richard L. Walters Title: Attorney-in-fact

Exhibit Index

Exhibit No.	Description
1.1	Form of Underwriting Agreement.
3.1*	Second Amended and Restated Certificate of Incorporation of Body Central Acquisition Corp., as currently in effect.
3.2	Form of Third Amended and Restated Certificate of Incorporation of Body Central Corp., to be in effect upon completion of this offering.
3.3*	By-Laws of Body Central Acquisition Corp., as currently in effect.
3.4	Form of Amended and Restated By-Laws of Body Central Corp., to be in effect upon completion of this offering.
3.5
Form of Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Body Central Acquisition Corp., to be in effect immediately after effectiveness of this Registration Statement.
4.1	Form of Registrant's Common Stock Certificate.
4.2*	Registration Rights Agreement, dated October 1, 2006, between Body Central Acquisition Corp. and certain investors named therein.
4.3*	Stockholder Agreement, dated October 1, 2006, between Body Central Acquisition Corp. and certain investors named therein.
5.1	Form of Opinion of Bingham McCutchen LLP.
10.1*	Body Central Acquisition Corp. 2006 Equity Incentive Plan.
10.2†	Amended and Restated 2006 Equity Incentive Plan.
10.3†	Form of Incentive Stock Option Agreement under the Amended and Restated 2006 Equity Incentive Plan.
10.4†	Form of Non-Qualified Stock Option Agreement under the Amended and Restated 2006 Equity Incentive Plan.
10.5	Form of Indemnification Agreement made by and between Body Central Corp. and each of its directors and executive officers, to be in effect upon completion of this offering.
10.6**	Lease Agreement, dated as of October 1, 2006, between Powers Avenue Joint Venture and Body Shop of America, Inc.
10.7**†	Incentive Stock Option Agreement, dated October 12, 2009, between Body Central Acquisition Corp. and B. Allen Weinstein.
10.8**†	Incentive Stock Option Agreement, dated February 7, 2008, between Body Central Acquisition Corp. and Richard L. Walters.
10.9**†	Incentive Stock Option Agreement, dated August 15, 2007, between Body Central Acquisition Corp. and Richard L. Walters.
10.10**†	Incentive Stock Option Agreement, dated October 12, 2009, between Body Central Acquisition Corp. and Beth Angelo.
10.11**†	Incentive Stock Option Agreement, dated February 7, 2008, between Body Central Acquisition Corp. and Beth Angelo.

Exhibit No.	Description
10.12***	Financing Agreement, dated October 1, 2006, between Dymas Funding Company, LLC, Churchill Financial Cayman, Ltd., Newstar Financial, Inc, certain lenders and Body Central Acquisition Corp.
10.13*	Amended and Substitute Revolving Note and Term Notes, dated October 1, 2006, by Body Shop of America, Inc. and Catalogue Ventures, Inc. in favor of Churchill Financial Cayman, Ltd.
10.14**
Master Reaffirmation and Joinder to Loan Documents, dated October 1, 2006, between Dymas Funding Company, LLC, Body Central Acquisition Corp., Body Shop of America, Inc., Catalogue Ventures, Inc. and Rinzi Air, LLC.
10.15**
Waiver and First Amendment to Financing Agreement, dated March 16, 2007, between Dymas Funding Company, LLC, Body Central Acquisition Corp., Body Shop of America, Inc., Catalogue Ventures, Inc., Rinzi Air, LLC and certain lenders.
10.16*
Second Amendment to Financing Agreement, dated August 2007, between Dymas Funding Company, LLC, Body Central Acquisition Corp., Body Shop of America, Inc., Catalogue Ventures, Inc., Rinzi Air, LLC and certain lenders.
10.17***^
Waiver and Third Amendment to Financing Agreement, dated January 25, 2008, between Dymas Funding Company, LLC, Body Central Acquisition Corp., Body Shop of America, Inc., Catalogue Ventures, Inc., Rinzi Air, LLC and certain lenders.
10.18**
Waiver and Fourth Amendment to Financing Agreement, dated June 6, 2008, between Dymas Funding Company, LLC, Body Central Acquisition Corp., Body Shop of America, Inc., Catalogue Ventures, Inc., Rinzi Air, LLC and certain lenders.
10.19*
Fifth Amendment to Financing Agreement, dated February 25, 2010, between Dymas Funding Company, LLC, Body Central Acquisition Corp., Body Shop of America, Inc., Catalogue Ventures, Inc., Rinzi Air, LLC and certain lenders.
10.20**
Guaranty, dated January 25, 2008 by WestView Capital Partners, L.P., AIG Global Asset Management Holdings Corp., Beth Angelo, Laurie Bauguss, Curtis V. Hill and Jerrold Rosenbaum in favor of Dymas Funding Company, LLC.
10.21***^	Security Agreement, dated October 1, 2006, by Body Central Acquisition Corp. in favor of Dymas Funding Company, LLC.
10.22**	Pledge and Security Agreement, dated October 1, 2006, by Body Central Acquisition Corp., Body Shop of America, Inc., Catalogue Ventures, Inc. and Rinzi Air, LLC in favor of Dymas Funding Company, LLC.
10.23*	Assignment for Security (Copyrights), dated October 1, 2006, by Body Shop of America, Inc. in favor of Dymas Funding Company, LLC.
10.24**	Assignment for Security (Trademarks), dated October 1, 2006, by Body Shop of America, Inc. in favor of Dymas Funding Company, LLC.
10.25†	Employment Agreement dated November 27, 2007, among Body Shop of America, Inc., Catalogue Ventures, Inc. and Richard L. Walters.
10.26†	Form of Employment Agreement between Body Central Acquisition Corp. and Beth Angelo.
10.27†	Employment Agreement, dated July 8, 2009, among Body Central Acquisition Corp., Body Shop of America, Inc., Catalogue Ventures, Inc. and B. Allen Weinstein.

Exhibit No.	Description
10.28†	Amended and Restated Employment Agreement among Body Shop of America, Inc., Catalogue Ventures, Inc. and Curtis Hill, dated December 1, 2007, and Amendment No. 1 to Amended and Restated Employment Agreement, dated February 23, 2009.
10.29•†	Form of Letter Agreement between Body Central Acquisition Corp. and Martin Doolan.
10.30†	Form of Letter Agreement between Body Central Acquisition Corp. and Jerrold Rosenbaum.
10.31**†	Success Bonus Plan.
14.1	Code of Business Conduct and Ethics.
21.1*	List of Subsidiaries.
23.1	Form of Consent of Bingham McCutchen LLP (included in Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers, LLP, independent registered certified public accounting firm.
24.1*	Power of Attorney (included on signature page).
99.1*	Consent of Director Designee, John K. Haley.

•
To be filed by amendment.

*
Previously filed with the initial Registration Statement on Form S-1 filed on July 7, 2010.

**
Previously filed with Amendment No. 1 to the Registration Statement on Form S-1 filed on August 17, 2010.

***
Previously filed with Amendment No. 2 to the Registration Statement on Form S-1 filed on September 14, 2010.

†
Indicates a management contract or compensatory plan or arrangement.

^
Portions of this exhibit have been omitted pursuant to a confidential treatment request. This information has been filed separately with the Securities and Exchange Commission.